Exhibit 10.40¯

Execution Version

ENERGY & EXPLORATION PARTNERS, LLC

SENIOR SECURED TRANCHE A NOTES DUE 2016

NOTE PURCHASE AGREEMENT

DATED AS OF AUGUST 20, 2013

¯	Some of the schedules to this agreement have been omitted pursuant to a request for confidential treatment.

i

4.20	Employee Benefit Plans	52
4.21	Brokers	53
4.22	Solvency	53
4.23	Disclosure	53
4.24	Insurance	53
4.25	Separate Entity	53
4.26	Security Interest in Collateral	53
4.27	Affiliate and Covered Persons Transactions	54
4.28	Swap Agreements	54
4.29	Permits, Etc.	54
4.30	Names and Places of Business	54
4.31	Marketing of Production	54
4.32	Right to Receive Payment for Future Production	55
4.33	Private Offering	55
4.34	Revenue and Cost Bearing Interest	55

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF HOLDERS	55
5.1	Organization of Holders	55
5.2	Acquisition for Holder’s Account	55
5.3	Notes Not Registered	55
5.4	Accredited Investor	55
5.5	Source of Funds	56

SECTION 6.	AFFIRMATIVE COVENANTS	57
6.1	Financial Statements and Other Reports	57
6.2	Notice of Material Events	62
6.3	Separate Existence	62
6.4	Payment of Taxes and Claims	63
6.5	Operation and Maintenance of Properties	63
6.6	Insurance	63
6.7	Books and Records; Inspections	64
6.8	Compliance with Laws	64
6.9	Environmental	64
6.10	Subsidiaries	66
6.11	Further Assurances	66
6.12	Use of Proceeds	67
6.13	Additional Oil and Gas Properties; Other Collateral	67
6.14	[Reserved]	67
6.15	APOD	67
6.16	Marketing of Production	67
6.17	Notices; Attorney-in-fact; Deposits	67
6.18	Swap Agreements	68
6.19	Swap Intercreditor Agreement	68
6.20	Tax Status	68
6.21	Commodity Exchange Act Keepwell Provisions	68

SECTION 7.	NEGATIVE COVENANTS	69
7.1	Indebtedness	69
7.2	Liens	70
7.3	No Further Negative Pledges	70
7.4	Restricted Junior Payments	70

7.5	Restrictive Agreements	71
7.6	Investments	71
7.7	Financial Covenants	71
7.8	Fundamental Changes; Disposition of Assets	74
7.9	Sales and Lease Backs	75
7.10	Transactions with Affiliates or Covered Persons	75
7.11	APOD	76
7.12	Conduct of Business	76
7.13	Amendments or Waivers of Material Contracts, Related Agreements and other Documents	76
7.14	Fiscal Year	76
7.15	Deposit Accounts	76
7.16	Amendments to Organizational Agreements	77
7.17	Sale or Discount of Receivables	77
7.18	Gas Imbalances, Take-or-Pay or Other Prepayments	77
7.19	Swap Agreements	77
7.20	Holding Company	77

SECTION 8.	OPERATING ACCOUNT; FUNDING ACCOUNT	78
8.1	Operating Accounts	78
8.2	Funding Account	78

SECTION 9.	EVENTS OF DEFAULT	79
9.1	Events of Default	79
9.2	Remedies	81

SECTION 10.	ADMINISTRATIVE AGENT	81
10.1	Appointment of Administrative Agent	81
10.2	Powers and Duties	82
10.3	General Immunity	82
10.4	Administrative Agent Entitled to Act as Holder	83
10.5	Holders’ Representations, Warranties and Acknowledgment	83
10.6	Right to Indemnity	84
10.7	Successor Administrative Agent	84
10.8	Collateral Documents	85
10.9	Posting of Approved Electronic Communications	86
10.10	Proofs of Claim	87

SECTION 11.	MISCELLANEOUS	87
11.1	Notices	87
11.2	Expenses	87
11.3	Indemnity	88
11.4	Set Off	89
11.5	Sharing of Payments by Holders	89
11.6	Amendments and Waivers	89
11.7	Successors and Assigns; Assignments	91
11.8	Independence of Covenants	93
11.9	Survival of Representations, Warranties and Agreements	93
11.10	No Waiver; Remedies Cumulative	93
11.11	Marshalling; Payments Set Aside	93
11.12	Severability	94

11.13	Obligations Several; Independent Nature of Holders’ Rights	94
11.14	Headings	94
11.15	APPLICABLE LAW	94
11.16	CONSENT TO JURISDICTION	94
11.17	WAIVER OF JURY TRIAL	94
11.18	Confidentiality	95
11.19	Usury Savings Clause	96
11.20	Counterparts	96
11.21	Patriot Act	96
11.22	Disclosure	96
11.23	Appointment for Perfection	97
11.24	Advertising and Publicity	97
11.25	Acknowledgments and Admissions	97
11.26	Entire Agreement	98
11.27	Transferability of Securities; Restrictive Legend	98
11.28	Replacement of Notes	98

APPENDICES:	A Senior Secured Commitments
B Notice Addresses

SCHEDULES:	2.4 Use of Proceeds
4.1 Jurisdictions of Organization and Qualification
4.2 Capital Stock and Ownership
4.5 Governmental Consents
4.7 Financial Information
4.9 Material Adverse Changes
4.10 Restricted Junior Payments
4.11 Adverse Proceedings
4.12 Payment of Taxes
4.16 Material Contracts
4.21 Broker’s Fees
4.24 Insurance
4.28 Swap Agreements
4.29 Permits
4.30 Names and Places of Business
4.31 Marketing Contracts
4.32 Prepayments
4.34 Net Revenue Interests and Working Interests
6.15 APOD
7.10 Transactions with Covered Persons
7.15 Deposit Accounts

EXHIBITS:	A Note Purchase Notice
B [Reserved]
C Form of Senior Secured Tranche A Note
D Compliance Certificate
E Closing Date Certificate
F Solvency Certificate

G Form of Guarantee and Collateral Agreement
H APOD Certificate
I Form of Direction Letter
J Form of Supplement
K Form of U.S. Tax Compliance Certificates
L Form of VCOC Letter
M Form of Assignment Agreement
N Form of Letter-in-Lieu
O Form of Invoice Distribution Request

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ENERGY & EXPLORATION PARTNERS, LLC

Two City Place, Suite 1700

One Hundred Throckmorton St.

Fort Worth, TX 76102

This NOTE PURCHASE AGREEMENT, dated as of August 20, 2013 (the “Agreement”), is entered into by and among ENERGY & EXPLORATION PARTNERS, LLC, a Delaware limited liability company (the “Issuer”); ENERGY & EXPLORATION PARTNERS, INC., a Delaware corporation (the “Parent”);

•	HIGHBRIDGE PRINCIPAL STRATEGIES, LLC, as Lead Investor

•	HIGHBRIDGE SPECIALTY LOAN SECTOR A INVESTMENT FUND, L.P., as a Holder

•	HIGHBRIDGE PRINCIPAL STRATEGIES – SPECIAL LOAN FUND III, L.P., as a Holder

•	HIGHBRIDGE SPECIALTY LOAN INSTITUTIONAL HOLDINGS LIMITED, as a Holder

•	HIGHBRIDGE PRINCIPAL STRATEGIES – SPECIALTY LOAN INSTITUTIONAL FUND III, L.P., as a Holder

•	HIGHBRIDGE PRINCIPAL STRATEGIES – SPECIALTY LOAN VG FUND, L.P., as a Holder

•	HIGHBRIDGE PRINCIPAL STRATEGIES – NDT SENIOR LOAN FUND, L.P., as a Holder

•	HIGHBRIDGE AIGUILLES ROUGES SECTOR A INVESTMENT FUND, L.P., as a Holder

•	APOLLO INVESTMENT CORPORATION, as a Holder

•	APOLLO SPECIAL OPPORTUNITIES MANAGED ACCOUNT, L.P., as a Holder;

•	APOLLO SK STRATEGIC INVESTMENTS, L.P. as a Holder;

•	APOLLO CENTRE STREET PARTNERSHIP, L.P., as a Holder; and

•	CORTLAND CAPITAL MARKET SERVICES LLC, as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for the Holders.

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained herein and the Notes (as defined below) to be purchased by Holders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS AND INTERPRETATION

1.1 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

1.2 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accepting Holders” as defined in Section 2.9(g).

“Acquisition Agreement” means that certain Amended and Restated Purchase and Sale Agreement dated as of October 8, 2012 among Chesapeake Energy Company, Arcadia Resources, L.P., Jamestown Resources, L.L.C. and the Issuer, evidencing the purchase and sale of certain Oil and Gas Properties by the Issuer, as amended by that certain First Amendment to Amended and Restated Purchase and Sale Agreement dated December 28, 2012 and that certain Second Amendment to Amended and Restated Purchase and Sale Agreement dated April 8, 2013, and any ancillary documents executed therewith.

“Additional Senior Secured Tranche A Note” means any Note purchased by any Holder pursuant to Section 2.1(b).

“Administrative Agent” as defined in the preamble hereto.

“Administrative Agent’s Account” means an account designated by Administrative Agent from time to time as the account into which Note Parties shall make all payments to Administrative Agent for the benefit of the Administrative Agent and the Holders under this Agreement and the other Note Documents.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Issuer or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any arbitrator whether pending or, to the best knowledge of the Issuer, threatened against or affecting any of the Issuer or any of its Subsidiaries or any property of the Issuer or any of its Subsidiaries.

“AFE” means an authorization for expenditures representing an estimate of work to be performed. AFE’s shall include COPAS overhead or other similar expenses related to any Note Party’s direct overhead expense for drilling and completion costs of any Oil and Gas Properties.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote ten percent (10%) or more of the Capital Stock (on a fully diluted basis), or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary herein, in no event shall the Administrative Agent, any Holder or any of their respective Affiliates be considered an “Affiliate” of any Note Party.

“Aggregate Amounts Due” as defined in Section 2.12.

“Agreement” as defined in the preamble.

“Annual Capital Budget” means a budget in form and substance reasonably acceptable to the Requisite Holders, that shall describe the anticipated Consolidated Capital Expenditures of the Note Parties with respect to their Oil and Gas Properties.

“APOD” means (a) during calendar year 2013, the Approved Plan of Development of the Note Parties’ Oil and Gas Properties and all related Hydrocarbon Interests, attached as Schedule 6.15, as the same may be updated and approved from time to time in accordance with the terms of this Agreement and (b) after calendar year 2013, the Annual Capital Budget.

“APOD Certificate” means a certificate substantially in the form of Exhibit H, to be delivered to the Administrative Agent, with copies to the Holders, concurrent with the delivery by the Issuer of each APOD required to be delivered hereunder.

“Apollo” means, collectively, Apollo Investment Corporation, Apollo Special Opportunities Managed Account, L.P., Apollo Centre Street Partnership, L.P. and Apollo SK Strategic Investments, L.P.

“Approved Petroleum Engineers” means (a) W.D. Von Gonten & Co. and (b) any other independent petroleum engineers reasonably acceptable to the Lead Investor.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, license, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Person’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock owned by such Person.

“Assignment Agreement” means an Assignment and Assumption Agreement in substantially the form set forth on Exhibit M hereto.

“Attributable Debt” means as of the date of determination thereof, without duplication, (a) in connection with a sale and leaseback transaction, the net present value (discounted according to GAAP at the cost of debt implied in the lease) of the obligations of the lessee for rental payments during then-remaining term of any applicable lease, and (b) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet notes or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief accounting officer, chief operating officer, president or chief financial officer, in each case, whose signatures and incumbency have been certified to Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Texas or is a day on which banking institutions located in either of such states are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee (or the equivalent) that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Holder or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has at least ninety-five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Cash Receipts” means all Cash or Cash Equivalents received by or on behalf of the Issuer or any Note Party with respect to the following: (a) sales of Hydrocarbons from Oil and Gas Properties, (b) Cash representing operating revenue earned or to be earned, (c) proceeds from Swap Agreements, (d) royalty payments, and (e) any other Cash or Cash Equivalents received by or on behalf of the Issuer or its Subsidiaries; provided that (i) Notes or the proceeds of Notes, (ii) Cash or Cash Equivalents belonging to or received for the credit of third parties, such as royalty, working interest or other interest owners, that are received for transfer or payment to such third parties, (iii) Cash or Cash Equivalents received from other working interest owners of the Oil and Gas Properties operated by the Issuer or its Subsidiaries that represent reimbursements or advance payments of joint interest billings to such other working interest owners and (iv) Extraordinary Receipts in each case shall not constitute “Cash Receipts”.

“CERCLA” as defined in the definition of “Environmental Laws.”

“Change of Control” means the occurrence of any of the following events:

(a) (i) prior to the completion of a Permitted IPO, the failure of the Management Holders to collectively control, directly or indirectly, 50% or more of the equity interests in the Parent or (ii) after the completion of a Permitted IPO, the failure of the Management Holders to collectively control, directly or indirectly, 20% or more of the equity interests in the Parent;

(b) after the completion of a Permitted IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Management Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty-five percent (35%) of the equity interests in the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent, determined on a fully-diluted basis (and taking into account all such equity interests that a person or group has the right to acquire pursuant to any option right); or

(c) the failure of the Parent to own 100% of the equity interests in the Issuer.

“Chesapeake Seller Note” means that certain Subordinated Unsecured Note, dated as of April 8, 2013, made by the Parent in favor of Chesapeake Energy Company maturing on the earliest of (i) October 8, 2018, (ii) the date of a Liquidity Event (as such term is defined in the Chesapeake Seller Note) and (iii) six (6) months after the date of Senior Payment in Full (as such term is defined in the Chesapeake Seller Note) and on terms acceptable to the Lead Investor.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 3.1 have been satisfied or waived.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Documents” means each Control Agreement, the Guarantee and Collateral Agreement, the Mortgages, each Swap Intercreditor Agreement, any other intercreditor agreement, and all other instruments, documents and agreements delivered by any Note Party pursuant to this Agreement or any of the other Note Documents in order to (1) grant to Administrative Agent, for the benefit of the Secured Parties, a Lien on any Collateral or (2) set forth the relative priorities of any Lien on any Collateral.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Communications” as defined in Section 10.9(a).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.

“Confidential Information” as defined in Section 11.18.

“Consolidated Adjusted EBITDAX” means, for any period, an amount determined for the Note Parties on a consolidated basis equal to:

(a) the sum, without duplication, of the amounts for such period of:

(i)	Consolidated Net Income, plus

(ii)	Consolidated Interest Expense, plus

(iii)	provisions for taxes based on income, plus

(iv)	total depreciation expense, plus

(v)	total amortization expense (including amortization of goodwill and debt issuance costs), plus

(vi)	exploration expense, plus

(vii)	other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), plus

(viii)	extraordinary or non-recurring losses (as determined in accordance with GAAP), to the extent reducing Consolidated Net Income,

minus

(b) the sum, without duplication of the amounts for such period of:

(i)	other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus

(ii)	interest income, plus

(iii)	extraordinary or non-recurring gains and other extraordinary or non-recurring income (as determined in accordance with GAAP), to the extent included in the calculation of Consolidated Net Income.

Consolidated Adjusted EBITDAX shall be subject to pro forma adjustments for acquisitions permitted under this Agreement and non-ordinary course asset sales permitted under this Agreement assuming that such transactions had occurred on the first day of the applicable calculation period.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Note Parties during such period with respect to Oil and Gas Properties of the Issuer or a Note Party determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment (including the portion of liabilities under any Capital Lease that is or should be capitalized in accordance with GAAP) or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of the Note Parties to the extent the same either (a) have been approved by the Requisite Holders or (b) are included in the APOD, as then in effect.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Note Parties on a consolidated basis with respect to all outstanding Consolidated Total Debt, excluding any amounts not paid in Cash.

“Consolidated Net Income” means, for any period:

(a) the net income (or loss) of the Note Parties on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP,

minus

(b) the sum of:

(i)	the income (or loss) of any Person (other than a Subsidiary of the Issuer) in which any other Person (other than the Issuer or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any of its Subsidiaries by such Person during such period, plus

(ii)	the income of any Subsidiary of the Issuer to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus

(iii)	any after tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan.

“Consolidated Total Debt” means, as at any date of determination: (a) the aggregate amount of all Indebtedness of the Note Parties determined on a consolidated basis in accordance with GAAP and (b) the aggregate outstanding amount, without duplication, of Attributable Debt of the Note Parties determined on a consolidated basis.

“Constellation Agreement” as defined in the definition of “Related Agreements.”

“Contractual Obligation” means, as applied to any Person, any provision of any Capital Stock issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Requisite Holders, entered into with the bank or securities intermediary at which any Deposit Account (including the Funding Account and the Operating Account) or Securities Account is maintained by any Note Party in accordance with Section 7.15.

“Covered Person” means officers, members, managers, directors, Capital Stock holders, partners, or other interest holders (or any family members of any of the foregoing) of any Note Party, in each case, to the extent that such Person owns three percent (3%) or more of the voting Capital Stock of such Note Party.

“Current Ratio” means, as of the date of any determination, the ratio of (a) consolidated current assets (including any undrawn and available commitments under this Agreement but excluding non-cash assets under FASB ASC 410 and 815) to (b) consolidated current liabilities (excluding non-cash obligations under FASB ASC 410 and 815 and current maturities under this Agreement and under other Indebtedness permitted by Section 7.1 hereof).

“Declining Holder” as defined in Section 2.9(g).

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” as defined in Section 2.6(c).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Direction Letter” means a direction letter substantially in the form of Exhibit I.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eligible Assignee” means (a) any Holder, (b) any Subsidiary or Affiliate of a Holder and (c) any commercial bank or other financial institution approved by the Lead Investor (such consent not to be unreasonably withheld).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is, or within the prior six (6) years was, sponsored, maintained or contributed to by, or required to be contributed by, the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Employee Overrides” means conveyances of overriding royalty interests granted to certain employees of the Issuer and its Subsidiaries (or affiliates or family members of such employees), prior to the Closing Date.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Issuer is conducting or at any time has conducted business, or where any Property of the Issuer is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of any Note Party is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations thereunder.

“ERISA Affiliate” means, as applied to any Person, each trade or business (whether or not incorporated) that together with such Person would be treated as a single employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Pension Plan (determined without regard to any waiver of the funding provisions therein or in Section 303 of ERISA or Section 430 of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such Pension Plan in a distress termination described in Section 4041(c) of ERISA or the incurrence by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including the imposition of any Lien in favor of the PBGC or any Pension Plan; (d) the institution by the PBGC of proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (e) the incurrence by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Section 4062(e), 4063, 4064 or 4069 of ERISA or with respect to a Pension Plan; (f) the incurrence by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan; (g) the receipt by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of notice that a Multiemployer Plan is, or is expected to be, terminated, in endangered or critical status, within the meaning of Section 305 of ERISA, or in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502 or Section 4071 of ERISA in respect of any Employee Benefit Plan or Multiemployer Plan; or (i) receipt from the Internal Revenue Service of notice of the failure of any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such Employee Benefit Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code.

“Event of Default” means each of the conditions or events set forth in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Swap Obligations” means, with respect to any Note Party other than the Issuer, any Swap Obligations if, and to the extent that, all or a portion of the guarantee of such Note Party of, or the grant by such Note Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Note Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Note Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Exposure” means, with respect to any Holder, as of any date of determination, the outstanding principal amount of the Notes of such Holder.

“Extraordinary Receipts” means any Cash received by or paid to or for the account of any Note Party not in the ordinary course of business, including any pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement, any proceeds of the settlement, termination, unwinding or liquidation of any Swap Agreement and proceeds of insurance; provided, however, Extraordinary Receipts shall not include (a) Net Insurance/Condemnation Proceeds which are subject to Section 2.9(b) and (b) the proceeds of any offering or sale of Capital Stock of the Issuer not resulting in a Change of Control.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon but excluding the Oil and Gas Properties) now, hereafter or heretofore owned, leased, operated or used by the Issuer or any of its Subsidiaries.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FDIC” means the Federal Deposit Insurance Corporation.

“Financial Plan” as defined in Section 6.1(h).

“Financial Officer” means, for any Person, the president, chief financial officer, chief accounting officer or vice president – finance. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Issuer.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the Financial Officer of the Issuer that such financial statements fairly present, in all material respects, the financial condition of the Note Parties as at the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case in conformity with GAAP applied on a consistent basis, subject, in the case of interim financial statements, to changes resulting from normal audit and year-end adjustments.

“First Offer” as defined in Section 2.9(g).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is first in priority and superior to any other Lien to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Note Parties ending on December 31 of each calendar year.

“Funding Account” as defined in Section 8.2(a).

“Funding Bank” as defined in Section 8.2(a).

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.3, United States generally accepted accounting principles in effect as of the date of determination thereof.

“General and Administrative Costs” means normal and customary expenses and costs incurred in connection with the Oil and Gas Properties of the Issuer and each other Note Party that are classified as general and administrative costs, including consulting fees, salary, rent, supplies, travel, insurance, accounting, legal, engineering and broker related fees, required to manage the affairs of the Note Parties, but excluding Transaction Costs and any non-cash costs (as determined in accordance with GAAP).

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Governmental Requirement” means, at any time, any law, treaty, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), whether now or hereafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the primary purpose or intent thereof is as described in clause (a) above.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement to be executed and delivered by the Issuer and each Guarantor, substantially in the form of Exhibit G.

“Guarantor” means the Parent, Energy & Exploration Partners Operating, LP, Energy & Exploration Partners Operating GP, LLC and each Subsidiary of the Issuer that is required to guarantee the Obligations pursuant to Sections 6.10 or 6.11.

“Guaranty” means the guaranty of each Guarantor set forth in the Guarantee and Collateral Agreement.

“Guggenheim Equity Kicker Letter” means that certain Equity Kicker Letter dated as of June 26, 2012 among the Issuer as borrower, the lenders party thereto and Guggenheim Corporate Funding, LLC as administrative agent, as such agreement has been amended, supplemented or otherwise modified prior to the date hereof.

“Guggenheim Overrides” means conveyances of overriding royalty interests granted by the Issuer to Guggenheim Corporate Funding, LLC pursuant to that certain Overriding Royalty Interest Conveyance dated June 26, 2012.

“Halcon AMI Agreements” is defined in the definition of “Related Agreements.”

“Hazardous Material” means any substance regulated by or as to which liability might arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, effluent, emission, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; (c) explosives, radioactive materials, asbestos containing materials, polychlorinated biphenyls, radon, mold, silica or any silicates; and (d) any material which shall be removed from any Property pursuant to any Environmental Law or Environmental Permit or in order to place any Property in a condition that is suitable for ordinary use.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highbridge” means Highbridge Principal Strategies, LLC.

“Highbridge Secured Funds” means the Affiliates of Highbridge that are Holders under this Agreement.

“Highbridge Unsecured Funds” means the Affiliates of Highbridge that are Holders under the Senior Unsecured Notes Facility.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Holder which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holders” means each Person listed on the signature pages hereto as a Holder, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Supplement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Holder Warrants” means warrants to acquire Capital Stock in the Parent and issued in connection with the Senior Unsecured Notes Facility.

“Hydrocarbon Interests” means all rights, options, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness,” as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (with respect to services, excluding trade payables incurred in the ordinary course of business consistent with past practice that are not overdue by more than ninety (90) days) which purchase price is (i) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person; (f) all Indebtedness (as defined in other clauses of this definition) of any other Person secured by any Lien on any property or asset owned or held by the first Person, to the extent of the value of such property or asset; (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bond and similar credit transactions for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or drafts; (h) any earn-out obligations or purchase price adjustments under purchase agreements; (i) all Guarantees by such Person of Indebtedness (as otherwise defined herein) of any other Person; (j) all net obligations of such Person in respect of any Swap Agreement, whether entered into for hedging or speculative purposes; (k) all obligations of such Person, contingent or otherwise, to mandatorily purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (l) all Attributable Debt of such Person, and (m) Indebtedness of any partnership or Joint Venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person. The amount of Indebtedness under any Swap Agreements outstanding at any time, if any, shall be the Net Mark-to-Market Exposure of such Person under such arrangement at such time (and after giving effect to any Net Mark-to-Market Gains of such Person under such Swap Agreements).

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses, disbursements and Taxes of any kind or nature whatsoever (including the fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Note Documents or the transactions contemplated hereby or thereby (including the Holders’ agreement to make Note Purchases or the use or intended use of the proceeds thereof, or any enforcement of any of the Note Documents (including the enforcement of the Guaranty)); or (b) any Environmental Claim against or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Issuer or any of its Subsidiaries or Affiliates and any of their respective Properties.

“Indemnitee” as defined in Section 11.3(a).

“Indemnitee Agent Party” as defined in Section 10.6.

“Initial Funding Date” means the date on which all the conditions precedent applicable to the purchase of the Initial Senior Secured Tranche A Notes set forth in Sections 3.1 and 3.2 have been satisfied or waived.

“Initial Senior Secured Tranche A Note” means any Note purchased by any Holder pursuant to Section 2.1(a), as may be evidence by a promissory note in the form of Exhibit C.

“Insolvency Event” means any proceeding, judgment, workout, resolution or other circumstance described in Section 9.1(f) or Section 9.1(g).

“Institutional Investor” means (a) any Holder of an Initial Senior Secured Tranche A Note on the Initial Funding Date, (b) any Holder of a Note holding (together with one or more of its affiliates) more than ten percent (10%) of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any Holder of any Note.

“Intellectual Property” means all intellectual property rights, both statutory and common, throughout the world, including but not limited to the following: (a) patents, together with any foreign counterpart patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and patent applications, as well as any related continuation, continuation in part, and divisional applications and patents issuing therefrom and any respective foreign counterpart foreign patent applications or foreign patents issuing therefrom; (b) works of authorship and copyrightable works, copyrights and registrations and applications for registrations thereof; (c) any trademark, service mark, trade name, trade dress, brand names, slogans, domain names, registrations and any trademarks or service marks issuing from applications for registrations for the foregoing, and all goodwill associated therewith; (d) all trade secrets, know-how or proprietary property or technology; and (e) all other intellectual property rights material to the operation of the Issuer’s or any of its Subsidiaries’ business.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated Adjusted EBITDAX for the four Fiscal Quarters ending on such date to (b) Consolidated Interest Expense (net of net interest income of the Note Parties) for such four Fiscal Quarter period; provided, that for the purposes of determining the Interest Coverage Ratio for the Fiscal Quarter ending December 31, 2013, Consolidated Adjusted EBITDAX and Consolidated Interest Expense for the four Fiscal Quarters ending on such date shall be deemed to equal Consolidated Adjusted EBITDAX or Consolidated Interest Expense, as applicable for the Fiscal Quarter ending on such date multiplied by 4; provided further, that for the purposes of determining the Interest Coverage Ratio for the Fiscal Quarter ending March 31, 2014, Consolidated Adjusted EBITDAX and Consolidated Interest Expense for the four Fiscal Quarters ending on such date shall be deemed to equal Consolidated Adjusted EBITDAX or Consolidated Interest Expense, as applicable for the two Fiscal Quarters ending on such date multiplied by 2; provided further, that for the purposes of determining the Interest Coverage Ratio for the Fiscal Quarter ending June 30, 2014, Consolidated Adjusted EBITDAX and Consolidated Interest Expense for the four Fiscal Quarters ending on such date shall be deemed to equal Consolidated Adjusted EBITDAX or Consolidated Interest Expense, as applicable for the three Fiscal Quarters ending on such date multiplied by 4/3.

“Interest Payment Date” means (a) the last Business Day of each Fiscal Quarter and (b) the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute (except as otherwise provided herein).

“Investment” means (a) any direct or indirect redemption, retirement purchase or other acquisition by any Person of, or of a beneficial interest in, any of the Capital Stock or Property of any other Person; (b) any direct or indirect loan, advance, acquisition, capital contribution or other transfer of funds or Property by any Person to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (c) any direct or indirect Guarantee of any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions (whether in cash, Cash Equivalents or Property) thereto minus the amount of all dividends, distributions or redemptions made in respect of such Investment, but without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Invoice Disbursement Request” means an invoice disbursement request in the form of Exhibit O attached hereto delivered by the Issuer to Administrative Agent.

“IRS” as defined in Section 2.14(e).

“Issuer” as defined in the preamble hereto.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Lead Investor” means, Highbridge, or its successors or permitted assigns, acting on behalf of Highbridge Specialty Loan Sector A Investment Fund, L.P., Highbridge Principal Strategies – Special

Loan Fund III, L.P., Highbridge Specialty Loan Institutional Holdings Limited, Highbridge Principal Strategies – Specialty Loan Institutional Fund III, L.P., Highbridge Principal Strategies – Specialty Loan VG Fund, L.P., Highbridge Principal Strategies – NDT Senior Loan Fund, L.P. and Highbridge Aiguilles Rouges Sector A Investment Fund, L.P. If on any date Highbridge and its Affiliates cease to be Holders hereunder, Highbridge and the Issuer shall designate a mutually acceptable new Lead Investor.

“Letters-in-Lieu” means letters-in lieu substantially in the form of Exhibit N.

“LIBOR” means, at any time, the greater of (a) the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the first calendar day of each month, as the rate for dollar deposits with a maturity of one month; provided that “LIBOR” for the time period between the Initial Funding Date and the first day of the next succeeding calendar month shall be such rate as shall be in effect at approximately 11:00 a.m., London time, two Business Days prior to the Initial Funding Date, and (b) two percent (2%) per annum.

“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of Capital Stock, any purchase option, call or similar right of a third party with respect to such Capital Stock.

“LPAC Approvals” as defined in Section 3.2(h).

“Management Holders” means, collectively, each officer of the Parent as of the Closing Date, Hunt Pettit and Brian Nelson and any of their respective family members, descendants, heirs, family trusts or other similar entities or similar arrangements.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (a) the business operations, Properties or condition (financial or otherwise) of the Note Parties taken as a whole; (b) the ability of any Note Party to fully and timely perform its Obligations; (c) the legality, validity, binding effect, or enforceability against a Note Party of a Note Document; or (d) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent and any Holder under any Note Document.

“Material Contract” means, collectively, (a) any contract or agreement listed in Schedule 4.16, (b) any contract or agreement requiring payments to be made or providing for payments to be received, in each case in excess of $2,500,000 individually or, if involving a series of related contracts or agreements, in the aggregate during any twelve (12) month period, (c) any other contract or other arrangement to which any Note Party is a party (other than the Note Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, (d) the Acquisition Agreement, and (e) any agreement or instrument evidencing or governing Indebtedness (including, for the avoidance of doubt, any Swap Agreement); provided, however, that (i) documents governing the lease or conveyance of Oil and Gas Properties (other than the Acquisition Agreement) and (ii) contracts related to field level or lease level operations with respect to the Oil and Gas Properties entered into in the ordinary course of business shall not be included in the definition of “Material Contract”.

“Maturity Date” means the earlier of (a) August 20, 2016; and (b) the date that all Notes shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Minimum Production Test” as defined in Section 7.7(b).

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgages” means Mortgages in form and substance reasonably satisfactory to the Administrative Agent and the Lead Investor, as they may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA to which Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates has, or at any time within the prior six (6) years had, an obligation to contribute and which is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (a) the sum of Cash payments and Cash Equivalents received by any Note Party from such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (b) any bona fide direct costs incurred in connection with such Asset Sale, including (i) income or gains taxes paid or payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs (after taking into account any available tax credits or deductions and any tax-sharing arrangements), (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Notes) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the applicable Note Party in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds, and (d) reasonable fees, costs and expenses payable by the Note Parties in connection with such Asset Sale in an amount not to exceed four percent (4%) of the consideration paid in connection with such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or proceeds received by any Note Party (i) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (ii) as a result of the taking of any assets of any Note Party by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual and reasonable costs incurred by any Note Party in connection with the adjustment or settlement of any claims of any Note Party in respect thereof, and (ii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition, including income taxes paid or payable as a result of any gain recognized in connection therewith (after taking into account any available tax credits or deductions and any tax-sharing arrangements).

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreements. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).

“Net Mark-to-Market Gain” of a Person means, as of any date of determination, the excess (if any) of all unrealized profits over all unrealized losses of such Person arising from Swap Agreements. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).

“Non-U.S. Holder” as defined in Section 2.14(e).

“Note” or “Notes” means, individually or collectively, the Senior Secured Tranche A Notes together and each series of the Supplemental Notes which may from time to time be issued pursuant to the terms hereof (such term shall also include any such notes in substitution therefor pursuant to Section 11.28 of this Agreement).

“Note Document” means any of this Agreement, the Notes, if any, the Collateral Documents, each Supplement, if any, and all other certificates, documents, instruments or agreements executed and delivered by a Note Party for the benefit of the Administrative Agent or any Holder in connection herewith or pursuant to any of the foregoing.

“Note Party” means the Issuer and each Guarantor.

“Note Purchase” means a purchase of Notes pursuant to Section 2.1.

“Note Purchase Notice” means a written notice by the Issuer that it wishes to sell Notes, which Note Purchase Notice (a) sets forth the principal amount of Notes to be sold, (b) certifies that the use of the proceeds of such Notes is in accordance with the APOD, (c) is accompanied by a general description of anticipated costs to be covered by the disbursement, (d) identifies the properties on the APOD on which the proceeds of such Notes are to be spent, (e) contains the information required by Section 2.3, (f) is substantially in the form of Exhibit A and (g) in the case of a Note Purchase pursuant to Section 2.1(b), sets forth the information required by Section 3.2.

“Obligations” means all liabilities and obligations of every nature of each Note Party and its Subsidiaries from time to time owed to the Administrative Agent (including any former Administrative Agent), the Holders, any Indemnitee or any of them under any Note Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Note Party, would have accrued on any Obligation, whether or not a claim is allowed against such Note Party for such interest in the related bankruptcy proceeding), fees, expenses, penalties, premiums, reimbursements, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance). Notwithstanding anything to the contrary contained herein, “Obligations” shall not include the Excluded Swap Obligations.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless the context otherwise requires, the term Oil and Gas Properties refers to Oil and Gas Properties of the Note Parties.

“OPA” as defined in the definition of “Environmental Laws.”

“Operating Account” as defined in Section 8.1.

“Operating Account Bank” as defined in Section 8.1.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Note Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Owner Cash Receipts” means Cash or Cash Equivalents received by or on behalf of a Note Party with respect to sales of Hydrocarbons from the Oil and Gas Properties of such Note Party attributable to another working interest owner, royalty owner, overriding royalty owner or other mineral owner, in each case, that is not a Note Party.

“Other Taxes” means any and all present or future stamp, registration, recording, filing, transfer, court or documentary, intangible, excise or property or similar Taxes, fees, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, or enforcement or registration of, or otherwise with respect to or in connection with, any Note Document.

“Parent” as defined in the preamble hereto.

“Participant” as defined in Section 11.7(g).

“Participant Register” as defined in Section 11.7.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PDP Asset Coverage Ratio” means the ratio as of December 31 and June 30 of each year of (a) PV10 of the Note Parties’ Proved Developed Producing Reserves located on the Oil and Gas Properties as of such date to (b) the sum of (i) the Obligations as of such date plus (ii) any Obligations (as such term is defined in the Senior Unsecured Notes Facility) under the Senior Unsecured Notes Facility as of such date.

“PDP Asset Secured Coverage Ratio” means the ratio as of the date of calculation of such ratio of (a) PV10 of the Note Parties’ Proved Developed Producing Reserves located on the Oil and Gas Properties as of such date to (b) the Obligations as of such date.

“Pension Plan” means any Employee Benefit Plan which is subject to Title IV of ERISA, Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Encumbrances” means (a) statutory Liens of landlords, banks (and rights of set off), carriers, warehousemen, mechanics, repairmen, workmen, materialmen, vendors and other similar Liens arising in the ordinary course of business, in each case incurred in the ordinary course of business consistent with past practice (i) for amounts not yet overdue or for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and (ii) in connection with transactions permitted by this Agreement; (b) Liens for taxes, assessments, or other governmental charges or levies and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) or 436(f) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business consistent with past practice (i) for amounts not yet overdue or for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and (ii) in connection with transactions permitted by this Agreement; (c) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not (i) operate to materially reduce any net revenue interest of the applicable Note Party in the affected Oil and Gas Properties (ii) materially increase any working interest of the applicable Note Party in the affected Oil and Gas Properties without a proportionate increase in the corresponding net revenue interest of such Note Party or (iii) otherwise interfere in any material respect with the value or use of the property to which such Lien is attached or with the ordinary conduct of the business of the Note Parties; (d) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of any Note Party to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor; (e) Liens arising from precautionary UCC filings with respect to operating leases and other leases which are not Capital Leases and cover assets that are leased by, but not owned by, a Note Party; (f) lease burdens existing on the Closing Date or otherwise permitted hereby constituting monetary obligations payable to third parties which are deducted in the calculation of engineered discounted present value in the Reserve Report including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest; (g) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Note Party in the ordinary course of business, consistent with the past practices of such Note Party and as customary in the oil and gas industry, but only to the extent otherwise permitted hereunder; (h) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (i) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; and (j) Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are (i) customary in the oil, gas and mineral production business, and (ii) entered into in the ordinary course of business and that are taken into account in computing the net revenue interests and working interests of any Note Party warranted in the Collateral Documents, to the extent that such Liens do not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by such Note Party; provided that the Liens described in clauses (a), (b) and (d) shall remain “Permitted Encumbrances” only for so long as no action to enforce such Lien has been commenced, and provided further that no intention to subordinate the First Priority Lien granted in favor of the Administrative Agent and the Holders is to be hereby implied or expressed by the permitted existence of any Permitted Encumbrance.

“Permitted IPO” means a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act that results in (i) aggregate gross cash proceeds to the Parent and the Permitted Selling Stockholders of at least $100 million (before underwriting discounts and commissions and offering expenses) and (ii) no more than 50% of the Fully Diluted Outstanding (as defined in the Registration Rights Agreement) capital stock of the Parent being held by Persons who were not stockholders or warrantholders of the Parent immediately prior to the public offering; provided, that for purposes of this clause (ii), any shares of Registrable Common Stock sold in the public offering by Permitted Selling Stockholders shall be deemed to be held after the public offering by persons who were stockholders or warrantholders of the Parent immediately prior to the public offering.

“Permitted Liens” means each of the Liens permitted by Section 7.2.

“Permitted Recipients” as defined in Section 11.18.

“Permitted Selling Stockholder” means each Person who may elect to include shares of Registrable Common Stock in a registration statement for a Permitted IPO of shares pursuant to the terms of the Registration Rights Agreement, to the extent of the number of shares of Registrable Common Stock that such Person is entitled to include in any such registration statement pursuant to the Registration Rights Agreement.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Petro Capital Overrides” means any and all overriding royalty interests hereafter granted to the Petro Entities, or any of them, pursuant to the Petro Capital Letter Agreement.

“Petro Capital Letter Agreement” means the Letter Agreement dated June 26, 2012, among Petro Capital XXV, LLC, the Issuer, Energy & Exploration Partners, LP, a Delaware limited partnership, and North American Shale Investment Fund, LP, a Delaware limited partnership, as in effect on the Closing Date.

“Petro Entities” means, collectively, (a) Petro Capital XXV, LLC, a Texas limited liability company, (b) PetroStone, LLC, a Texas limited liability company, (c) Province Energy, LLC, a Texas limited liability company, (d) 4600 Greenville Building, LP, a Texas limited partnership, (e) Pitts Oil, LLC, a Texas limited liability company, and (f) the successors and assigns of each of the foregoing entities.

“Prepayment Amount” as defined in Section 2.9(g).

“Principal Office” means, for Administrative Agent its “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Issuer and each Holder.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Notes of any Holder, the percentage obtained by dividing (a) the Exposure of that Holder, by (b) the aggregate Exposure of all Holders.

“Projections” as defined in Section 4.8.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Cash, securities, accounts and contract rights.

“Proved Developed Producing Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Developed Non-Producing Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Reserves Asset Coverage Ratio” means the ratio as of December 31 and June 30 of each year of (a) PV10 of the Note Parties’ Proved Reserves located on the Oil and Gas Properties as of such date to (b) the sum of (i) the Obligations as of such date plus (ii) any Obligations (as such term is defined in the Senior Unsecured Notes Facility) under to the Senior Unsecured Notes Facility as of such date.

“Proved Undeveloped Reserves” has the meaning assigned such term in the SPE Definitions.

“PV10” means, in respect of either of the Proved Developed Producing Reserves or the Proved Reserves of any Note Party’s Oil and Gas Properties, as applicable, the present value of future cash flows (discounted at ten percent (10%) per annum) calculated by the Lead Investor in its sole and reasonable judgment (including using the price curve and costs determined in accordance with the definition of Reserve Report) after having reviewed the information from the most recent Reserve Report delivered by the Issuer pursuant to Section 6.1(p) and taking into account all other factors which the Lead Investor reasonably deems material.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Note Party that has total assets exceeding $10,000,000 at the time the relevant guarantee of such Swap Obligation or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCRA” as defined in the definition of “Environmental Laws.”

“Recipient” as defined in Section 11.18.

“Register” as defined in Section 2.5(b).

“Registrable Common Stock” has the meaning ascribed to such term in the Registration Rights Agreement.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement dated as of April 8, 2013 among the Parent and the other parties thereto, as the same shall be amended from time to time.

“Related Agreements” means, collectively, the Acquisition Agreement, the Purchase and Sale Agreement dated as of August 23, 2012 between the Issuer and CEU Huntsville, LLC, as such has been amended prior to the date hereof (the “Constellation Agreement”), the Purchase and Sale Agreement dated as of March 5, 2012 among the Issuer and Halcon Energy Properties, Inc. (formerly known as RWG Energy, Inc.) as amended prior to the date hereof (the “Halcon AMI #1 Agreement”), the Area of Mutual Interest Agreement (Woodbine Phase II Area) dated as of June 29, 2012 between the Issuer and Halcon Energy Properties, Inc. as amended prior to the date hereof (the “Halcon AMI #2 Agreement” and together with the Halcon AMI #1 Agreement, the “Halcon AMI Agreements”), the Petro Capital Letter Agreement, and each agreement, exhibit, schedule, certificate or document related to the foregoing.

“Related Fund” means, with respect to any Holder that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Holder or by an Affiliate of such investment advisor. With respect to Highbridge, Related Fund shall also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which Highbridge may leverage its investments from time to time.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Repayment Premium” as defined in Section 2.11(h).

“Requisite Holders” means, subject to Section 11.6(g), one or more Holders having or holding Exposure representing more than fifty percent (50%) of the sum of the aggregate Exposure of all Holders.

“Reserve Report” means each report, in form and substance satisfactory to the Lead Investor in its sole discretion (including, without limitation, the use of satisfactory methodologies and risk analyses), setting forth the updated estimates of Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, Proved Undeveloped Reserves and projected production profiles and overall economics of the Note Parties’ Oil and Gas Properties, together with a projection of the rate of production and future cash flows as of such date, based on the following pricing assumptions:

(a) oil and gas prices will be determined by the Lead Investor based on the three-year strip price for crude oil (WTI Cushing) and natural gas (Henry Hub), as quoted on the New York Mercantile Exchange (or its successor), which prices will be adjusted to reflect location, BTU content and quality differentials and hedging arrangements then in place;

(b) taking into account the Issuer’s or the applicable operator’s actual experiences with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs; and

(c) identifying and taking into account any “over-produced” or “under-produced” status under gas balancing arrangements.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Capital Stock of a Person now or hereafter outstanding, except a dividend payable solely in additional shares of that class of Capital Stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of a Person now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Capital Stock of a Person now or hereafter outstanding; (d) management or similar fees; and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness other than the Obligations.

“Return Multiple” as defined in Section 2.11(h).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Second Offer” as defined in Section 2.9(g).

“Section 91.1011” as defined in the definition of “Environmental Laws.”

“Secured Debt Ratio” means, with respect to the Note Parties at any time, the ratio of (a) Secured Indebtedness, at such time, to (b) Consolidated Adjusted EBITDAX for the four Fiscal Quarters most recently ended; provided, that for the purposes of determining the Secured Debt Ratio for the Fiscal Quarter ending December 31, 2013, Consolidated Adjusted EBITDAX for the four Fiscal Quarters ending on such date shall be deemed to equal Consolidated Adjusted EBITDAX for the Fiscal Quarter ending on such date multiplied by 4; provided further, that for the purposes of determining the Secured Debt Ratio for the Fiscal Quarter ending March 31, 2014, Consolidated Adjusted EBITDAX for the four Fiscal Quarters ending on such date shall be deemed to equal Consolidated Adjusted EBITDAX for the two Fiscal Quarters ending on such date multiplied by 2; provided further, that for the purposes of determining the Secured Debt Ratio for the Fiscal Quarter ending June 30, 2014, Consolidated Adjusted EBITDAX for the four Fiscal Quarters ending on such date shall be deemed to equal Consolidated Adjusted EBITDAX for the three Fiscal Quarters ending on such date multiplied by 4/3.

“Secured Indebtedness” means, with respect to the Note Parties at any time, the amount of Indebtedness secured by the grant of a security interest in the property of any Note Party at such time, whether such Indebtedness is matured, unmatured, absolute, contingent or otherwise, minus the sum of (a) any unrestricted or unencumbered cash and (b) any amounts on deposit in a Deposit Account over which the Administrative Agent has exclusive control.

“Secured Obligations” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Secured Parties” has the meaning assigned to that term in each Collateral Document.

“Securities Account” means any “securities account” as defined in the UCC.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Secured Commitment” means as to any Holder, the commitment of such Holder to purchase a Senior Secured Tranche A Note in the manner set forth in Section 2.1. “Senior Secured Commitments” means such commitments of all Holders in the aggregate. The amount of each Holder’s Senior Secured Commitment is set forth on Appendix A. The amount of the Senior Secured Commitments as of the Closing Date is $75,000,000.

“Senior Secured Interest” as defined in Section 2.6(a)(i).

“Senior Secured Make-Whole Amount” as defined in Section 2.11(g).

“Senior Secured Make-Whole Expiry Date” as defined in Section 2.11(g).

“Senior Secured Tranche A Notes” means any Note purchased by any Holder pursuant to Section 2.1(a) and (b), as evidenced by a promissory note in the form of Exhibit C. Such term shall also include any such notes in substitution therefore pursuant to Section 11.28 of this Agreement.

“Senior Unsecured Notes Facility” means the Note Purchase Agreement, dated April 8, 2013, by and between the Parent, as issuer, Highbridge, as the lead investor, the holders party thereto, and Cortland Capital Market Services, LLC, as the administrative agent.

“Solvency Certificate” means a Solvency Certificate of a Financial Officer substantially in the form of Exhibit F.

“Solvent” means, with respect to any Person, that as of the date of determination, both (a) (i) the sum of such Person’s and its consolidated Subsidiaries’ debt and liabilities (including contingent liabilities) does not exceed the fair saleable value of such Person’s and its consolidated Subsidiaries’ present assets; (ii) if applicable, such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPE Definitions” means, with respect to any term, the definition thereof adopted by the Board of Directors, Society for Petroleum Engineers (SPE) Inc., March 1997.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Supplement” as defined in Section 2.1(c).

“Supplemental Economic Terms” as defined in Section 2.1(c)(ii).

“Supplemental Notes” as defined in Section 2.1(c).

“Swap Agreement” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by any Person which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or other financial measures and whether exchange traded, “over-the-counter” or otherwise.

“Swap Intercreditor Agreement” means each intercreditor agreement entered into among Administrative Agent, the Issuer, and a counterparty to a Swap Agreement approved by the Lead Investor.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed, levied, collected, withheld or assessed by any Governmental Authority, including and any interest, penalties or additional amounts thereon.

“Tax on the Overall Net Income” of a Person means any net income Tax, franchise Tax or state gross receipts Tax (imposed in lieu of net income Tax) imposed on a Person by the jurisdiction in which a Person is organized or in which that Person’s applicable principal office is located or in which that Person is deemed to be doing business (other than a jurisdiction in which such Person is treated as doing business as a result of such Person having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction with respect to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).

“Tax Related Person” means any Person treated as the owner of a payment under any Note Document (including a beneficial owner of an interest in a pass-through entity) who is required to include in income amounts realized (whether or not distributed) by the Administrative Agent or a Holder upon the receipt of a payment under any Note Document.

“Total Indebtedness” means, with respect to the Note Parties at any time, the total amount of Indebtedness at such time, whether such Indebtedness is matured, unmatured, absolute, contingent or otherwise, minus the sum of (a) any unrestricted or unencumbered cash and (b) any amounts on deposit in a Deposit Account over which the Administrative Agent has exclusive control.

“Total Leverage Ratio” means, with respect to the Note Parties at any time, the ratio of (a) Total Indebtedness, at such time, to (b) Consolidated Adjusted EBITDAX for the four Fiscal Quarters most recently ended; provided, that for the purposes of determining the Total Leverage Ratio for the Fiscal Quarter ending December 31, 2013, Consolidated Adjusted EBITDAX for the four Fiscal Quarters ending on such date shall be deemed to equal Consolidated Adjusted EBITDAX for the Fiscal Quarter ending on such date multiplied by 4; provided further, that for the purposes of determining the Total Leverage Ratio for the Fiscal Quarter ending March 31, 2014, Consolidated Adjusted EBITDAX for the four Fiscal Quarters ending on such date shall be deemed to equal Consolidated Adjusted EBITDAX for the two Fiscal Quarters ending on such date multiplied by 2; provided further, that for the purposes of determining the Total Leverage Ratio for the Fiscal Quarter ending June 30, 2014, Consolidated Adjusted EBITDAX for the four Fiscal Quarters ending on such date shall be deemed to equal Consolidated Adjusted EBITDAX for the three Fiscal Quarters ending on such date multiplied by 4/3.

“Transaction Costs” means the fees, costs and expenses payable by the Note Parties on or before the Initial Funding Date in connection with the Transactions.

“Transactions” means the transactions contemplated by the Note Documents to occur on the Closing Date.

“Treasury Rate” means the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two (2) Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source similar market data)) most nearly equal to the period from the applicable prepayment date to the Maturity Date, provided, however, that if the period from the applicable prepayment date to the Maturity Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth (1/12th) of a year) from the weekly average yields of United States Treasury securities for which such yields are given having maturities as close as possible to the Maturity Date, except that if the period from the applicable prepayment date to the Maturity Date is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year shall be used.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. Tax Compliance Certificate” as defined in Section 2.14(e)(iii).

“VCOC Letters” means those certain letters, in the form of Exhibit L, among certain Holders, the Issuer and the Note Parties party thereto, dated as of the Closing Date, relating to certain “venture capital operating company” rights.

“Woodbine Area” means the following Texas counties: Brazos, Grimes, Madison, Leon, Walker, Houston, Polk, Tyler, Burleson, and Robertson.

1.3 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Note Document, and the Issuer or the Lead Investor shall so request, the Lead Investor and the Issuer shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Issuer shall provide to the Administrative Agent and Holders reconciliation statements requested by the Lead Investor (reconciling the computations of such financial ratios and requirements from then-current GAAP computations to the computations under GAAP prior to such change) in connection therewith. Financial statements and other information required to be delivered by the Issuer to Holders pursuant to Sections 6.1(b) and 6.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements of the Note Parties.

1.4 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. References herein to a Schedule shall be considered a reference to such Schedule as of the Closing Date. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless otherwise indicated, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).

SECTION 2.

PURCHASE AND SALE OF NOTES

2.1 Note Purchase.

(a) Subject to the terms and conditions hereof, on the Initial Funding Date Issuer shall issue to the Holders, and each Holder shall purchase from Issuer (so long as all conditions precedent required set forth in Sections 3.1 and 3.2 shall have then been satisfied or waived), a Senior Secured Tranche A Note in an aggregate principal amount equal to such Holder’s Pro Rata Share of $25,000,000.

(b) Subject to the terms and conditions hereof, after the Initial Funding Date, the Holders shall purchase Additional Senior Secured Tranche A Notes from the Issuer (in each case, so long as all conditions applicable to the purchase of any Additional Senior Secured Tranche A Notes set forth in Section 3.2, shall have been satisfied) in accordance with their respective Pro Rata Shares from time to time; provided that the aggregate amount of all Initial Senior Secured Tranche A Notes and Additional Senior Secured Tranche A Notes purchased by any Holder shall not exceed the Senior Secured Commitment of that Holder. The amount of Additional Senior Secured Tranche A Notes issued pursuant to any individual Note Purchase Notice must be equal to $25,000,000.

(c) Subject to the terms and conditions hereof, the Requisite Holders may agree from time to time in their sole and absolute discretion to purchase one or more additional tranches of notes from the Issuer under the provisions of this Agreement pursuant to a supplement (a “Supplement”). Each additional series of notes (the “Supplemental Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

(i) each series of Supplemental Notes, when so issued, shall be differentiated from all previous series by sequential alphabetical designation inscribed thereon;

(ii) each series of Supplemental Notes shall be dated the date of issue, bear interest at such rate or rates, be subject to mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants and other terms as shall be specified in the Supplement under which such Supplemental Notes are issued and upon execution of any such Supplement, this Agreement shall be deemed amended to reflect such additional covenants and terms without further action on the part of the holders of the Notes outstanding under this Agreement; provided, that any such additional covenants or terms shall inure to the benefit of all holders of Notes so long as any Supplemental Notes issued pursuant to such Supplement remain outstanding, except for any covenant or term relating to the interest rate, original issue discount, premium, call protection or any fee paid with respect to such Supplemental Notes (the “Supplemental Economic Terms”), it being understood that any Supplemental Economic Terms shall inure to the benefit of only the Holders of the applicable series of Supplemental Notes;

(iii) each series of Supplemental Notes shall mature no earlier than the Maturity Date;

(iv) each series of Supplemental Notes issued under this Agreement shall be in substantially the form of Exhibit J hereto with such variations, omissions and insertions as are necessary or permitted hereunder;

(v) no Holder shall be required to purchase Supplemental Notes without such Holder’s consent; and

(vi) no obligation or commitment to purchase Supplemental Notes is intended or evidenced hereby.

If the Requisite Holders agree to purchase a series of Supplemental Notes, each Holder may purchase such Supplemental Notes in proportion to such Holder’s Pro Rata Share; provided that in the event that less than all the Holders elect to purchase such Supplemental Notes, the Supplemental Notes shall be allocated on a pro rata basis among the Holders electing to purchase such Supplemental Notes until all Supplemental Notes have been allocated.

2.2 The Notes. The obligation of Issuer to repay to each Holder the aggregate amount of all Senior Secured Tranche A Notes (or Supplemental Notes) held by such Holder, together with interest accruing in connection therewith (or the terms of any Supplement), shall be evidenced by a single Senior Secured Tranche A Note (or one or more Supplemental Notes), as applicable, made by Issuer payable to such Holder with appropriate insertions. Interest on each Note shall accrue and be due and payable as provided herein or in the applicable Supplement. Each Note shall be due and payable as provided herein or in the applicable Supplement, and shall be due and payable in full on the Maturity Date (or the maturity date set forth in the applicable Supplement). Issuer may not borrow, repay, and reborrow hereunder or under the Notes.

2.3 Requests for Notes. Issuer must give to Administrative Agent written or electronic notice of any requested Note Purchase of Notes to be issued to, and purchased by, Holders. Each such notice constitutes a “Note Purchase Notice” hereunder and must:

(a) specify the aggregate amount of any such Note Purchase and the date on which such Notes are to be purchased;

(b) be signed by an Authorized Officer; and

(c) be received by Administrative Agent no later than 10:00 a.m., New York, New York time, five (5) Business Days prior to the date of requested issuance.

Each such written request or confirmation must be made in the form and substance of the Note Purchase Notice set forth on Exhibit A, duly completed. Upon receipt of any such Note Purchase Notice, Administrative Agent shall give each Holder prompt notice of the terms thereof. If all conditions precedent to such new Notes have been met (as certified by the Issuer in a certificate of an Authorized Officer delivered to the Administrative Agent), each Holder will on the date requested promptly remit to Administrative Agent no later than 12:00 p.m. New York City time, at the Administrative Agent’s Account the amount of such Holder’s new Note (less any original issue discount agreed to herein or otherwise agreed to between Issuer and any Holder with notice thereof delivered to the Administrative Agent) in immediately available funds, and upon receipt of such funds, Administrative Agent shall promptly make such funds available to Issuer. The failure of any Holder to purchase any Note hereunder shall not relieve any other Holder of its obligation hereunder, if any, to purchase its Note, but no Holder shall be responsible for the failure of any other Holder to purchase any Note hereunder.

2.4 Use of Proceeds. The proceeds of the Senior Secured Tranche A Notes may only be used (a) to fund Capital Expenditures in accordance with the APOD, (b) for general corporate purposes, and (c) to pay fees and expenses incurred by the Note Parties and the Administrative Agent related to the Transactions.

2.5 Evidence of Debt; Register; Holders’ Books and Records; Notes.

(a) Holders’ Evidence of Debt. Each Holder shall maintain in its internal records an account or accounts evidencing the Obligations of the Issuer to such Holder, including the amounts of the Notes held by such Holder and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Note Parties, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Obligations in respect of any applicable Notes; and provided further, in the event of any inconsistency between the Register and any Holder’s records, the recordations in the Register shall govern.

(b) Register. The Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Holders and the Notes of each Holder from time to time (the “Register”). The Register shall be available for inspection by the Issuer, and a redacted version of the Register showing the entries with respect to any Holder shall be available for inspection by such Holder, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Notes, and each repayment or prepayment in respect of the principal amount (and stated interest) of the Notes, and any such recordation shall be conclusive and binding on the Issuer and each Holder, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Note Parties’ Obligations in respect of any Note. The entries in the Register shall be conclusive and the Issuer, the Administrative Agent and the Holders shall treat each Person in whose name any Note shall be registered as the owner and the Holder thereof for all purposes hereof. The Issuer hereby designates the entity serving as the Administrative Agent to serve as the Issuer’s agent solely for purposes of maintaining the Register as provided in this Section 2.5, and the Issuer hereby agrees that, to the extent such entity serves in such capacity, the entity serving as the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

2.6 Interest; Monitoring Fee.

(a) Interest.

(i) Interest. Each Senior Secured Tranche A Note shall at all times bear interest at a rate equal to LIBOR plus ten percent (10.00%) per annum, as such amount may be increased pursuant to Section 2.6(c), which shall be due and payable in cash (“Senior Secured Interest”).

(ii) Supplemental Notes Interest. Each Supplemental Note shall bear interest as set forth in the applicable Supplement.

(b) Interest Payment Dates. Senior Secured Interest on each Senior Secured Tranche A Note shall be due and payable in arrears on each Interest Payment Date. Interest on any Supplemental Notes shall be due and payable as set forth in the applicable Supplement. All interest payable hereunder shall be computed on the basis of a 360-day year.

(c) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Senior Secured Tranche A Notes and all Supplemental Notes outstanding shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws, whether or not allowed in such a proceeding) payable in cash on demand at a rate that is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the Notes (the “Default Rate”). Payment or acceptance of the increased rates of interest provided for in this Section 2.6(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Holder.

(d) Monitoring Fee. On the Closing Date and on each anniversary thereafter, the Issuer will pay to the Administrative Agent for further credit to the Lead Investor for its own account, a fee of $100,000.

2.7 Repayment of Notes. If any principal or interest amount payable under the Notes remains outstanding on the Maturity Date, such amount will be paid in full by Issuer to Holders in immediately available funds on the Maturity Date.

2.8 Voluntary Prepayments. Unless otherwise specified in a Supplement with respect to Supplemental Notes, the Issuer may prepay the Notes on any Business Day after the date that is eighteen (18) calendar months following the Initial Funding Date, in whole or in part (together with any amounts due pursuant to Section 2.6, Section 2.11(g) and Section 2.11(h)) in an aggregate minimum amount equal to (a) if being paid in whole, the Obligations and (b) if being paid in part, $5,000,000 and integral multiples of $1,000,000 in excess of that amount. All such prepayments shall be made upon not less than three (3) Business Days’ prior written notice, in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required. Upon the giving of any such notice, the principal amount of the Notes specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.10.

2.9 Mandatory Prepayments. Unless otherwise specified in a Supplement (with notice thereof delivered to the Administrative Agent) with respect to Supplemental Notes:

(a) Asset Sales. On the date of receipt by any Note Party (or any Affiliate on behalf of such Note Party) of any Net Asset Sale Proceeds, the Issuer shall prepay the Notes in an aggregate amount equal to such Net Asset Sale Proceeds (together with any amounts due pursuant to Section 2.6, Section 2.11(g) and Section 2.11(h)); provided that Issuer shall have no obligation to prepay the Notes to the extent that such Net Asset Sale Proceeds are attributable to an Asset Sale permitted by Section 7.8 (as certified by the Issuer in a certificate of an Authorized Officer delivered to the Administrative Agent).

(b) Insurance/Condemnation Proceeds. On the date of receipt by any Note Party (or any Affiliate on behalf of such Note Party), or the Administrative Agent as loss payee, or promptly thereafter of any Net Insurance/Condemnation Proceeds, the Issuer shall prepay the Notes in an aggregate amount equal to such Net Insurance/Condemnation Proceeds (together with any amounts due pursuant to Section 2.6, Section 2.11(g) and Section 2.11(h)); provided that (i) so long as no Default or Event of Default shall have occurred and be continuing and (ii) to the extent that the aggregate Net Insurance/Condemnation Proceeds in any Fiscal Year do not exceed $2,000,000 and aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $4,000,000, the Issuer shall have the option to invest Net Insurance/Condemnation Proceeds within twelve (12) months of receipt thereof in long term productive assets of the general type used in the business of the Issuer.

(c) Issuance of Indebtedness. On the date of receipt by any Note Party (or any Affiliate on behalf of such Note Party) of any Cash proceeds from the incurrence of any Indebtedness (other than Indebtedness that is permitted hereunder) of such Note Party, the Issuer shall prepay the Notes in an aggregate amount equal to one hundred percent (100%) of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith (together with any amounts due pursuant to Section 2.6, Section 2.11(g) and Section 2.11(h)).

(d) Extraordinary Receipts. No later than the fifth (5th) Business Day following the date of receipt by any Note Party (or any Affiliate on behalf of such Note Party) of any Extraordinary Receipts related to any well located on Oil and Gas Properties, the Issuer shall prepay the Notes in an aggregate amount equal to such Extraordinary Receipts (together with any amounts due pursuant to Section 2.6, Section 2.11(g) and Section 2.11(h)); provided that Issuer shall have no obligation to prepay the Notes to the extent that such Extraordinary Receipts are attributable to the settlement, termination, unwinding or liquidation of any Swap Agreement permitted by Section 7.8 (as certified by the Issuer in a certificate of an Authorized Officer delivered to the Administrative Agent).

(e) Tax Refunds. On the date of receipt by any Note Party for its account (or any Affiliate on behalf of such Note Party) or promptly thereafter of (i) any tax refunds in excess of $5,000,000 in the aggregate for the Tax refund for Fiscal Year 2012 and (ii) any Tax refund for any Fiscal Year thereafter, the Issuer shall prepay the Notes in an aggregate amount equal to the amount of such Tax refunds (together with any amounts due pursuant to Section 2.6, Section 2.11(g) and Section 2.11(h)).

(f) Prepayment Certificate. On the date of receipt of any Note Party of funds requiring a prepayment of the Notes pursuant to Sections 2.9(a)-(e) the Issuer shall deliver to the Administrative Agent a certificate of a Financial Officer demonstrating the calculation of the amount of the applicable net proceeds or other applicable financial tests or proceeds giving rise to the prepayment, as the case may be. In the event that the Issuer shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Issuer shall promptly make an additional prepayment of the Notes in an amount equal to such excess, and the Issuer shall concurrently therewith deliver to Administrative Agent a certificate of a Financial Officer demonstrating the calculation of such excess.

(g) Holder Right to Waive. Notwithstanding anything in this Agreement to the contrary, each Holder, in its sole discretion, may, but is not obligated to, waive the Issuer’s requirements to make any prepayments pursuant to Sections 2.9(a)-(e) with respect to such Holder’s Pro Rata Share of such prepayment. Upon the dates set forth in Section 2.9 for any such prepayment, Issuer shall notify the Administrative Agent of the amount that is available to prepay the Notes (the “Prepayment Amount”). Promptly after the date of receipt of such notice, the Administrative Agent shall provide written notice (the “First Offer”) to the Holders of the amount available to prepay the Notes. Any Holder declining such prepayment (a “Declining Holder”) shall give written notice thereof to the Administrative Agent by 10:00 a.m. New York time no later than two (2) Business Days after the date of such notice from the Administrative Agent. On such date the Administrative Agent shall then provide written notice (the “Second Offer”) to the Holders other than the Declining Holders (such Holders being the “Accepting Holders”) of the additional amount available (due to such Declining Holders’ declining such prepayment) to prepay Notes owing to such Accepting Holders, such available amount to be allocated on a pro rata basis among the Accepting Holders that accept the Second Offer. Any Holders declining prepayment pursuant to such Second Offer shall give written notice thereof to the Administrative Agent by 10:00 a.m. New York time no later than one (1) Business Day after the date of such notice of a Second Offer. Issuer shall prepay the Notes within one (1) Business Day after its receipt of notice from the Administrative Agent of the aggregate amount of such prepayment. Amounts remaining after the allocation of accepted amounts with respect to the First Offer and the Second Offer to Accepting Holders shall be retained by Issuer.

2.10 Application of Payments.

(a) Prepayments Waterfall. Any payment of any Note made pursuant to Sections 2.7, 2.8, or 2.9 shall be applied as follows (as modified by any Supplement):

first, ratably to pay all expenses, fees and actual, incurred indemnities to the full extent thereof;

second, ratably to pay any accrued Senior Secured Interest (including interest at the Default Rate, if any) or any cash interest accrued on the Supplemental Notes until paid in full;

third, ratably to pay the Senior Secured Make-Whole Amount and the Repayment Premium, if any, on the Senior Secured Tranche A Notes until paid in full (including, for the avoidance of doubt, any Senior Secured Make-Whole Amount or Repayment Premium resulting from the prepayment of principal under clause fourth below) and any premiums, make-whole amounts or other amounts required to be paid with respect to any Supplemental Notes;

fourth, to prepay the principal amount of all Notes then outstanding until paid in full;

fifth, ratably to pay any other Obligations then due and payable; and

sixth, to the Issuer.

2.11 General Provisions Regarding Payments.

(a) All payments by the Issuer of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without, recoupment, setoff, counterclaim or other defense free of any restriction or condition, and delivered to the Administrative Agent’s Account not later than 12:00 p.m. (New York City time) on the date due to the Administrative Agent’s Account for the account of Holders; funds received by the Administrative Agent after that time on such due date may be deemed to have been paid by the Issuer on the next Business Day. In the event funds on deposit in the Operating Accounts are insufficient to pay accrued but unpaid Senior Secured Interest (or other cash interest) on any date, the Issuer hereby authorizes the Administrative Agent (at the written instruction of the Requisite Holders) to debit amounts on deposit in the Funding Account in the amount of any such shortfall; provided that (i) the Administrative Agent shall be under no obligation to do so, (ii) this Section 2.11 is not intended to limit the Issuer’s obligation to pay interest on any Interest Payment Date, and (iii) the Issuer shall be obligated to replenish the Funding Account in an amount equal to such debited amount.

(b) All prepayments in respect of the principal amount of any Note shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) The Administrative Agent shall promptly distribute to each Holder at such address as such Holder shall indicate in writing, such Holder’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(e) The Administrative Agent may deem any payment by or on behalf of the Issuer hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment may be deemed to have been received by Administrative Agent upon the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Interest and fees shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the applicable rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.

(f) If an Event of Default shall have occurred and not otherwise been waived, subject to the terms of any Swap Intercreditor Agreement, all payments or proceeds received by the Administrative Agent hereunder in respect of any of the Obligations shall be applied first, to pay any costs, expenses, indemnities or fees then due to the Administrative Agent under the Note Documents until paid in full, second, ratably to pay any expenses, fees or indemnities then due to any of the Holders under the Note Documents, until paid in full, third, ratably to the payment of any accrued interest (including interest at the Default Rate, if any) until paid in full, fourth, ratably to pay any Senior Secured Make-Whole Amount and Repayment Premium or other make-whole amounts until paid in full, fifth, ratably to pay the principal amount of all Notes then outstanding until paid in full, and sixth, ratably to pay any other Obligations then due and payable.

(g) Senior Secured Make Whole Amount.

(i) If, on or prior to the date that is eighteen (18) calendar months following the Initial Funding Date (the “Senior Secured Make-Whole Expiry Date”), the Issuer prepays, for any reason other than as a result of an Insolvency Event, whether as a result of an acceleration (or deemed acceleration) following an Event of Default or otherwise, all or any part of the principal balance of any Senior Secured Tranche A Note, then the Issuer shall pay to the Administrative Agent, for the ratable benefit of all Holders, in addition to the amount so prepaid, an amount equal to the present value at such time, computed using a discount rate equal to the Treasury Rate plus fifty (50) basis points, of the amount of interest which would have been payable on the principal balance of the Note being prepaid from the date of prepayment through the Senior Secured Make-Whole Expiry Date, such amount to be paid pursuant to this clause (i) to be calculated by the Issuer and confirmed by the Lead Investor. Any make-whole amount with respect to Supplemental Notes shall be set forth in the applicable Supplement.

(ii) If, on or prior to the Senior Secured Make-Whole Expiry Date, the Issuer repays, as a result of an Insolvency Event, all or any part of the principal balance of any Senior Secured Tranche A Note, then the Issuer shall pay to the Administrative Agent, for the ratable benefit of all Holders, in addition to the amount so repaid, an amount equal to the present value at such time, computed using a discount rate equal to the Senior Secured Interest then in effect minus the Treasury Rate, of the amount of interest which would have been payable on the principal balance of the Note being repaid from the date of repayment through the Senior Secured Make-Whole Expiry Date (such amount to be calculated by the Issuer).

The amount described in clause (i) of this Section 2.11(g), or clause (ii) of this Section 2.11(g), as applicable, shall be referred to as the “Senior Secured Make-Whole Amount”.

(h) Repayment Premium. If, on or prior to the date that is twenty-four (24) calendar months following the date that the applicable Senior Secured Tranche A Notes are drawn, the Issuer makes any repayment of the Senior Secured Tranche A Notes pursuant to the terms of this Agreement, whether such repayment occurs as a result of an acceleration (whether automatic or optional acceleration) following an Event of Default or otherwise, then the Issuer shall pay to the Administrative Agent, for the benefit of all Holders, in addition to the amount so repaid, the greater of (i) an amount equal to three percent (3%) of the principal amount so repaid (such principal amount repaid, the “Principal Repayment”) and (ii) the Return Multiple Fee (as hereinafter defined) (the amounts so paid pursuant clauses (i) or (ii) herein referred to as the “Repayment Premium”), together with amounts owing pursuant to Section 2.6. For purposes of this Section 2.11(h), the Senior Secured Tranche A Notes shall be deemed to be repaid with the oldest Senior Secured Tranche A Notes repaid first and the most recently borrowed Senior Secured Tranche A Notes repaid last.

As used herein, the “Return Multiple Fee” shall mean the amount necessary, if any, to be added to the Return Amount (as hereinafter defined) in order to cause (ii) the sum of the Return Amount plus the Return Multiple Fee to equal (ii) such Principal Repayment times 1.25.

As used herein, the “Return Amount” shall mean the sum of (x) such Principal Repayment, plus (y) all interest due on such Principal Repayment that is paid contemporaneous with such Principal Repayment, plus (z) an amount equal to (A) the aggregate of all fees (including upfront fees described in Sections 3.1(cc) and 3.2(f) and the fees payable under the that certain Commitment Fee Letter, dated as of April 8, 2013, by and between the Issuer, Highbridge and Apollo) and all interest (not including the interest described in clause (y) above), times (B) the amount equal to such Principal Repayment divided by the aggregate principal amount borrowed pursuant to this Agreement on or prior to the date of such Principal Repayment, in each case, to the extent received in Cash by the Holders in respect of the Senior Secured Tranche A Notes.

Any payment required pursuant to this Section 2.11(h) is in addition to, and not a replacement of any amount paid pursuant to Section 2.6 or Section 2.11(g). For the avoidance of doubt, this Section 2.11(h) is for the benefit of the Holders only (and the Administrative Agent for the ratable benefit of the Holders) and is not intended to be the sole remedy for the Issuer’s breach of Section 2.8.

2.12 Ratable Sharing. Holders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Notes purchased and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Holder hereunder or under the other Note Documents (collectively, the “Aggregate Amounts Due” to such Holder) which is greater than the proportion received by any other Holder in respect of the Aggregate Amounts Due to such other Holder, then the Holder receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Holder of the receipt of such payment and (b) apply a portion of such payment to purchase Notes (which it shall be deemed to have purchased from each seller of a Note simultaneously upon the receipt by such seller of its portion of such payment) in the ratable Aggregate Amounts Due to the other Holders so that all such recoveries of Aggregate Amounts Due shall be shared by all Holders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Holder is thereafter recovered from such Holder upon the bankruptcy or reorganization of the Issuer or otherwise, those purchases to that extent shall be rescinded and the purchase prices paid for such Notes shall be returned to such purchasing Holder ratably to the extent of such recovery, but without interest. The Issuer expressly consents to the foregoing arrangement and agrees that any Holder of a Note so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by the Issuer to that Holder with respect thereto as fully as if that Holder were owed the amount of the Note held by that Holder.

2.13 Increased Costs. Subject to the provisions of Section 2.14 (which shall be controlling with respect to the matters covered thereby), in the event that any Holder shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Governmental Requirement, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Holder with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law): (a) subjects such Holder (or its applicable lending office) to any additional Tax (other than any Tax on the Overall Net Income of such Holder) with respect to this Agreement or any of the other Note Documents or any of its obligations hereunder or thereunder or any payments to such Holder (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder or its deposits, reserves or capital attributable thereto; (b) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Holder; or (c) imposes any other condition (other than with respect to a Tax matter) on or affecting such Holder (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Holder of agreeing to purchase, purchasing or maintaining Notes hereunder or to reduce any amount received or receivable by such Holder (or its applicable lending office) with respect thereto; then, in any such case, Issuer shall promptly pay to such Holder, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Holder in its sole discretion shall determine) as may be necessary to compensate such Holder for any such increased cost or reduction in amounts received or receivable hereunder; provided that the Issuer shall not be obligated for the payment of any such additional amounts to the extent such costs accrued more than one hundred eighty (180) days prior to the date on which the Issuer was given such demand. Such Holder shall deliver to Issuer (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Holder under this Section 2.13, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.14 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by or on account of any Note Party hereunder and under the other Note Documents shall (except to the extent otherwise required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Note Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Note Party or any other Person is required by law to make any deduction or withholding for or on account of any Tax from any sum paid or payable under any of the Note Documents: (i) the Issuer shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as the Issuer becomes aware of it; (ii) the Issuer shall pay any such Tax to the relevant Governmental Authority before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Note Party) for its own account or (if the liability is imposed on the Administrative Agent or any Holder, as the case may be) on behalf of and in the name of the Administrative Agent or such Holder; (iii) the sum payable by such Note Party in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that after any such deduction or withholding, the Administrative Agent or such Holder, as the case may be, and each of their Tax Related Persons receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required; and (iv) within thirty (30) days after making any such deduction or withholding, the Issuer shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Holder under clause (iii) above to the extent such Tax withholding or deduction requirement (1) is in effect and applicable, as of the Closing Date (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on the effective date of the Assignment Agreement pursuant to which such Holder became a Holder (in the case of each other Holder), except to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable to such Holder’s assignor (including each of their Tax Related Persons) immediately before such Holder becomes a party hereto, and (2) relates to any U.S. federal withholding Tax imposed under FATCA. If the Administrative Agent determines that it or any Note Party or any other Person is required by law to make any deduction or withholding for or on account of any Tax from any sum paid or payable under any of the Note Documents, and Issuer does not deduct or withhold such amounts in accordance with this Section 2.14(b), then the Administrative Agent may deduct or withhold such amounts and pay the same to the applicable Governmental Authority, and such amounts shall, subject to the limitations set forth in this Section 2.14(b), be promptly thereafter paid by Issuer to the Administrative Agent for the ratable benefit of the Holders.

(c) Other Taxes. In addition, the Note Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Note Parties shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(d) Indemnification. The Note Parties shall indemnify Administrative Agent and each Holder, within ten (10) days after written demand therefor, for the full amount of any Taxes paid or incurred by Administrative Agent or such Holder or its Tax Related Persons, as the case may be, in connection with any Note Document or any payment or transaction contemplated hereby or thereby, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and all reasonable costs and expenses incurred in enforcing the provisions of this Section 2.14; provided, however, that the Note Parties shall not be required to indemnify Administrative Agent and Holders for (i) any duplication of Taxes covered by Section 2.14(b), (ii) any Tax on the Overall Net Income of the Administrative Agent or the Holders (or their Tax Related Persons), other than in the case of (A) any matters addressed in Section 2.14(c) and any indemnification therefor and (B) any payments of expenses and costs made pursuant to this Section 2.14(d). Notwithstanding the foregoing, any indemnification under this Section 2.14(d) shall be made on an after-Tax basis (including any Tax on the Overall Net Income), such that after all required deductions and payments of all Taxes and any amounts covered by this Section 2.14(d)), the Administrative Agent or any Holder or any of their Tax Related Persons receives and retains an amount equal to the sum it would have received and retained had it not paid or incurred or been subject to such Taxes or expenses and costs. A certificate as to the amount of such payment or liability delivered to the Issuer by a Holder (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Holder, shall be conclusive absent manifest error.

(e) Status of Lenders. Each Holder that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income Tax purposes shall deliver to Administrative Agent and the Issuer, on or prior to the Closing Date (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Holder (in the case of each other Holder), and at such other times as may be necessary in the determination of the Issuer or the Administrative Agent (each in the reasonable exercise of its discretion), executed original copies of Internal Revenue Service (the “IRS”) Form W-9 (or successor form). Each Holder that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income Tax purposes (a “Non-U.S. Holder”) shall deliver to Administrative Agent and the Issuer, on or prior to the Closing Date (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement or Joinder Agreement pursuant to which it becomes a Holder, and at such other times as may be necessary in the determination of the Issuer or the Administrative Agent (each in the reasonable exercise of its discretion), whichever of the following is applicable:

(i) in the case of a Non-U.S. Holder claiming the benefits of an income Tax treaty to which the United States is a party (1) with respect to payments of interest under any Note Document, executed original copies of IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty, and (2) with respect to any other applicable payments under any Note Document, executed original copies of IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(ii) executed original copies of IRS Form W-8ECI (or successor form);

(iii) in the case of a Non-U.S. Holder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (1) a certificate substantially in the form of Exhibit K-1 to the effect that such Non-U.S. Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Issuer within the meaning of Section 881(c)(3)(B) of the Internal Revenue

Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (2) executed original copies of IRS Form W-8BEN (or successor form); or

(iv) to the extent a Non-U.S. Holder is not the beneficial owner, executed original copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Holder is a partnership and one or more direct or indirect partners of such Non-U.S. Holder are claiming the portfolio interest exemption, such Non-U.S. Holder may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

Each Holder required to deliver any forms, certificates or other evidence with respect to U.S. federal income Tax withholding matters pursuant to this Section 2.14(e) hereby agrees, from time to time after the initial delivery by such Holder of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Holder shall promptly deliver to Administrative Agent and the Issuer new original copies of IRS Form W-8BEN, W-8IMY or W-8ECI, and as applicable, a U.S. Tax Compliance Certificate properly completed and duly executed by such Holder, and such other documentation required under the Internal Revenue Code and reasonably requested by the Issuer to confirm or establish that such Holder is not subject to deduction or withholding of U.S. federal income Tax with respect to payments to such Holder under the Note Documents or is subject to deduction or withholding at a reduced rate, or notify Administrative Agent and the Issuer of its inability to deliver any such forms, certificates or other evidence.

The Issuer shall not be required to pay any additional amount to any Non-U.S. Holder under Section 2.14(b)(iii) to the extent such amount relates to an amount of withholding that would not have been due in the event, such Holder had delivered the forms, certificates or other evidence referred to in the second sentence of this Section 2.14(e) that it is legally entitled to deliver or such Holder had accurately completed such forms or certificates; provided, if such Holder shall have satisfied the requirements of the second sentence of this Section 2.14(e) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Holder, as applicable, nothing in this penultimate sentence of Section 2.14(e) shall relieve the Issuer of its obligation to pay any additional amounts pursuant this Section 2.14 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the, administration or application thereof that occurs after the Holder becomes a party to a Note Document, such Holder is no longer legally able to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Holder is not subject to withholding as described herein. Nothing in this Section 2.14 shall be construed to require a Holder or the Administrative Agent to provide any forms or documentation that it is not legally entitled to provide.

(f) If a payment made to a Holder under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Holder shall deliver to the Issuer and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Issuer or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Issuer or the Administrative Agent as may be necessary for the Issuer and the Administrative Agent to comply with their obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), FATCA shall include any amendments made to FATCA after the date of this Agreement.

(g) If any Holder determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Note Party, or with respect to which Note Party has paid additional amounts pursuant to this Section 2.14, it shall pay to such Note Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.14, with respect to the Taxes or Other Taxes giving rise to such refund, after deduction of any Taxes paid or payable by the Holder as a result of such refund), net of all reasonable out-of-pocket expenses of such Holder and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Note Party, upon the written request of such Holder, agrees to repay the amount paid over pursuant to this Section 2.14(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Holder in the event such Holder is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will any Holder be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place any Holder (or Tax Related Person) in a less favorable net after-Tax position than the Holder (or Tax Related Person) would have been in if the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Holder (or Tax Related Person) to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Note Party or any other Person.

SECTION 3.

CONDITIONS PRECEDENT

3.1 Closing Date. The obligations of each Holder on and after the Closing Date are subject to the satisfaction, or waiver in accordance with Section 11.6, of the following conditions on or before the Closing Date:

(a) Note Documents; Related Agreements. The Administrative Agent shall have received sufficient copies of each Note Document, originally executed and delivered by each Note Party.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies (for each Holder) of each Organizational Document of each Note Party, certified as of a recent date by the appropriate Governmental Authority, each dated as of the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Note Documents to which it is a party; (iii) resolutions of the manager or member or similar governing body of each Note Party approving and authorizing the execution, delivery and performance of this Agreement and the other Note Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Note Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other Organizational Documents as the Administrative Agent or Lead Investor may reasonably request.

(c) Title to Oil and Gas Properties. The Administrative Agent shall have received title information as the Lead Investor may require satisfactory to the Lead Investor setting forth the status of title to the Oil and Gas Properties on at least eighty percent (80%) of the total value of the Oil and Gas Properties of the Note Parties and on at least ninety-five percent (95%) of the value of the Oil and Gas Properties of the Note Parties located within the State of Texas, as determined by the Lead Investor.

(d) Governmental Authorizations and Consents. Except as provided in Schedule 4.5, each Note Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Note Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Lead Investor. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Note Documents or the Related Agreements and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(e) [Reserved].

(f) Personal Property Collateral. In order to create in favor of the Administrative Agent, for the benefit of the Holders a valid, perfected First Priority security interest (subject to Permitted Liens) in all personal property Collateral of the Note Parties to the extent required pursuant to the terms of the Guarantee and Collateral Agreement, the Administrative Agent shall have received:

(i) evidence satisfactory to the Lead Investor of the compliance by each Note Party of its respective obligations under the Guarantee and Collateral Agreement and the other Collateral Documents to which it is party (including its obligation to deliver UCC financing statements, originals of securities, instruments and chattel paper); and

(ii) (A) the results of a recent search, by a Person satisfactory to the Lead Investor, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of each Note Party in the applicable jurisdictions, together with copies of all such filings disclosed by such search and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search that do not constitute Permitted Liens;

(g) [Reserved].

(h) Control Agreements. The Administrative Agent shall have received a duly executed Control Agreement covering the Funding Account, each Operating Account and each other Deposit Account or Securities Account of any Note Party.

(i) Tax Forms. The Administrative Agent shall have received a completed and duly executed IRS Form W-9 or other applicable Tax form from the Issuer.

(j) Environmental Reports. The Holders shall have received reports and other information, in form, scope and substance satisfactory to the Lead Investor, regarding environmental matters relating to the Oil and Gas Properties.

(k) Evidence of Insurance. The Administrative Agent shall have received a certificate from the Issuer’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 6.6 is in full force and effect.

(l) Opinion of Counsel to Note Parties. The Administrative Agent, the Holders and their respective counsel shall have each received executed copies of the favorable written opinion of Bracewell & Giuliani, LLP, special counsel and local Texas counsel for the Note Parties, dated as of the Closing Date and covering such matters as the Lead Investor may reasonably request and otherwise in form and substance reasonably satisfactory to the Lead Investor (and each Note Party hereby instructs such counsel to deliver such opinions to the Administrative Agent and the Holders).

(m) Expenses. The Issuer shall have paid to Administrative Agent all amounts payable pursuant to Section 11.2.

(n) Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a Solvency Certificate from each Note Party dated as of the Closing Date and addressed to the Administrative Agent and Holders, and in form, scope and substance satisfactory to Lead Investor, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions, such Note Parties are and will be Solvent.

(o) Closing Date Certificate. The Issuer shall have delivered to the Lead Investor an originally executed Closing Date Certificate, together with all attachments thereto.

(p) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the opinion of the Lead Investor, singly or in the aggregate, impairs any of the transactions contemplated by the Note Documents or the Related Agreements.

(q) [Reserved].

(r) No Material Adverse Effect. Since December 31, 2012, no event, circumstance or change shall have occurred that has caused or could reasonably be expected to result in, either individually or in the aggregate, a material adverse effect on and/or material adverse developments with respect to (i) the business operations, Properties, condition (financial or otherwise) or prospects of the Note Parties taken as a whole; (ii) the ability of any Note Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect, or enforceability against a Note Party of a Note Document; or (iv) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent and any Holder under any Note Document.

(s) Note Purchase Notice and Funds Flow. The Administrative Agent shall have received a fully executed Note Purchase Notice and a funds flow memorandum, in form and substance reasonably satisfactory to it and the Lead Investor.

(t) Operating Accounts; Funding Account. The Issuer shall have established at its expense (i) each Operating Accounts in accordance with Section 8.1 and (ii) the Funding Account in accordance with Section 8.2(a).

(u) Direction Letters. The Administrative Agent shall have received Direction Letters addressed to all Persons that owe or are expected to owe Cash Receipts to any Note Party, executed by the applicable Note Party.

(v) Liabilities. The Lead Investor shall be satisfied with the potential plugging and abandonment liabilities associated with the Note Parties’ Oil and Gas Properties, including, without limitation, the bonding or collateralization obligations of such Note Party associated therewith.

(w) [Reserved].

(x) Other Indebtedness. The Holders shall be satisfied that the Note Parties have no outstanding Indebtedness except for Indebtedness permitted pursuant to Section 7.1 and the Note Parties shall not be in Default with respect to such Indebtedness.

(y) Senior Unsecured Notes Facility. The Note Parties shall be in pro forma compliance with the Senior Unsecured Notes Facility and all related documents and agreements.

(z) VCOC. The Administrative Agent shall have received VCOC Letters in form and substance acceptable to the Holders.

(aa) [Reserved].

(bb) [Reserved].

(cc) Fees. Issuer shall have paid the fees and expenses required to be paid as of the Closing Date pursuant to (i) Section 11.2, (ii) that certain Commitment Fee Letter, dated as of April 8, 2013 and as amended as of August 8, 2013, by and between the Issuer, Highbridge and Apollo, provided that if the Lead Investor has not obtained the LPAC Approvals, the fees pursuant to this clause (ii) shall not be due and payable until each such LPAC Approval has been obtained and (iii) any other provision of a Note Document; provided that, as to legal expenses, to the extent the Issuer has received an invoice therefor at or before 12:00 p.m., New York time, one Business Day prior to the Closing Date. Any legal fees or expenses not invoiced at or before 12:00 p.m. New York City time on the Business Day prior to the Closing Date shall, to the extent not paid on the Closing Date, be paid promptly by Issuer upon receipt of an invoice therefor.

The Administrative Agent shall notify the Issuer and the Holders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Holders hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.6) at or prior to 5:00 p.m., New York City time, on August 20, 2013 (and, in the event such conditions are not so satisfied or waived, the Senior Secured Commitments shall terminate at such time).

3.2 Conditions to Purchase of Senior Secured Tranche A Notes. The obligations of each Holder to purchase the Initial Senior Secured Tranche A Notes on the Initial Funding Date or Additional Senior Secured Tranche A Notes on any date following the Initial Funding Date are subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Issuer set forth in this Agreement shall be true and correct in all material respects on and as of the Initial Funding Date and the date of any such purchase of Additional Senior Secured Tranche A Notes, as applicable, except to the extent any representation or warranty set forth in this Agreement contains qualifiers such as “material”, “in all material respects,” “except as could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect” or similar qualifying language or similar qualifiers, then such representation or warranty shall be true and correct as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) At the time of and immediately after giving effect to the issuance of such Senior Secured Tranche A Notes, no Default or Event of Default shall have occurred and be continuing.

(c) At the time of and immediately after giving effect to the issuance of such Senior Secured Tranche A Notes, (i) the Note Parties shall be in pro forma compliance with the Senior Unsecured Notes Facility and all related documents and agreements and (ii) no Default or Event of Default shall have occurred or be continuing under the Senior Unsecured Notes Facility.

(d) At the time of the issuance of such Senior Secured Tranche A Notes, the Issuer shall be in compliance with a PDP Asset Secured Coverage ratio of 1.00x. For purposes of this clause (d), the PDP Asset Secured Coverage Ratio shall mean the ratio of (a) PV 10 of the Note Parties’ Proved Developed Producing Reserves located on the Oil and Gas Properties as of the date of the most recently delivered Reserve Report to (b) the sum of (i) the Obligations as of the date of such issuance, after giving pro forma effect to the issuance of such Notes, plus (ii) any Obligations (as such term is defined in the Senior Unsecured Notes Facility) under the Senior Unsecured Notes Facility as of the date of such issuance.

(e) The Issuer shall:

(i) at the time of the Initial Funding Date, be in compliance with a minimum production level of a 30-day averaged 750 barrel oil equivalent per day production rate, measured as of the Initial Funding Date, provided that no more than 44% of such production is attributable to a single well.

(ii) at the time of the first issuance of Additional Senior Secured Tranche A Notes, be in compliance with a minimum production level of a 30-day averaged 1250 barrel oil equivalent per day production rate, measured as of the date of the issuance of such Additional Senior Secured Tranche A Notes, provided that no more than 33% of such production shall be attributable to a single well, and

(iii) at the time of the second issuance of Additional Senior Secured Tranche A Notes, the Issuer shall be in compliance with a minimum production level of a 30-day averaged 1500 barrel oil equivalent per day production rate, measured as of the date of the issuance of such Additional Senior Secured Tranche A Notes, provided that no more than 25% of such production shall be attributable to a single well.

(f) The Issuer shall have paid the Administrative Agent, for the account and ratable benefit of each Holder, an upfront fee equal to two percent (2%) of the principal amount of the Senior Secured Tranche A Notes purchased by such Holder on such date. Such upfront fee will treated as original issue discount on the Senior Secured Tranche A Notes for U.S. federal income tax purposes and will reduce the issue price of the Senior Secured Tranche A Notes proportionally.

(g) The Chief Financial Officer of the Issuer shall have delivered an executed Note Purchase Notice, substantially in the form of Exhibit A, (i) representing and warranting and otherwise demonstrating to the satisfaction of the Requisite Holders that, as of such date, the Issuer reasonably expects, after giving effect to the proposed transfer of funds and based upon good faith determinations and projections consistent with the Financial Plan, to be in compliance in all material respects with all operating and financial covenants set forth in this Agreement as of the last day of each Fiscal Quarter ending prior to the Maturity Date and (ii) setting forth detailed calculations reflecting compliance with Section 3.2(d) and 3.2(e); provided, however, that to the extent any operating or financial covenant herein contains any qualifying language as to materiality such as “material”, “in all material respects,” “except as could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect” or similar qualifying language, then the phrase “in all material respects” in this Section 3.2(g) shall be disregarded with respect to certifying compliance with respect to such operating and financial covenant; provided further, that such Note Purchase Notice shall be delivered no later than three (3) days prior to the issuance of any Additional Senior Secured Tranche A Notes.

(h) The Lead Investor shall receive, as of the Initial Funding Date, the requisite approvals from the Limited Partners Advisory Committee of the Highbridge Secured Funds and from the Limited Partners Advisory Committee of the Highbridge Unsecured Funds, in each case approving the purchase by the Lead Investor and its Affiliates of the Senior Secured Tranche A Notes (such approvals collectively, the “LPAC Approvals”), provided that the decision to seek the LPAC Approvals shall be at the sole discretion of the Lead Investor.

(i) Each issuance of Additional Senior Secured Tranche A Notes be deemed to constitute a representation and warranty by the Issuer on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.2.

(j) First Priority Lien on Oil and Gas Properties. In order to create in favor of the Administrative Agent, for the benefit of the Holders, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest (subject to Permitted Liens) on at least 90% of the total value of the Oil and Gas Properties in the most recently delivered Reserve Report, the Administrative Agent shall have received:

(i) fully executed and notarized Mortgages for recording in all appropriate places in all applicable jurisdictions, encumbering such Oil and Gas Properties;

(ii) an amount necessary to cover all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for such Oil and Gas Properties in the appropriate real estate records;

(iii) a copy of the initial Reserve Report in form and substance satisfactory to the Requisite Holders; and

(iv) executed copies of a favorable written opinion of Bracewell & Giuliani, LLP, special counsel and local Texas counsel for the Note Parties, dated as of the Closing Date and covering such matters relating to the Mortgages as the Lead Investor may reasonably request and otherwise in form and substance reasonably satisfactory to the Lead Investor (and each Note Party hereby instructs such counsel to deliver such opinions to the Administrative Agent and the Holders).

(k) Letters-in-Lieu. The Administrative Agent shall have received Letters-in-Lieu executed by the applicable Note Party, in such quantity as the Requisite Holders may request.

(l) Intercreditor Agreement. An intercreditor agreement shall have been entered into by the Holders under this Agreement, the Holders (as such term is defined in the Senior Unsecured Notes Facility) under the Senior Unsecured Notes Facility, the Issuer and the Administrative Agent, in form and substance reasonably satisfactory to the Holders.

3.3 Conditions to Purchase of Supplemental Notes. The terms and conditions under which the Holders might agree to purchase any Supplemental Notes shall be set forth in the applicable Supplement.

3.4 Conditions to Each Invoice Disbursement Request. Subject to Section 8.2(d), the obligation of the Administrative Agent (at the written direction of the Requisite Holders) to approve each Invoice Disbursement Request is subject to the satisfaction, or waiver in accordance with Section 11.6, of the following conditions precedent:

(a) as of such date, the representations and warranties contained herein and in the other Note Documents shall be true and correct in all material respects on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, however, that to the extent any representations or warranties herein contains any qualifying language as to materiality such as “material”, “in all material respects,” “except as could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect” or similar qualifying language, then the phrase “in all material respects” in this Section 3.4(a) shall be disregarded;

(b) as of such date, no Default or Event of Default shall have occurred and be continuing;

(c) no event, circumstance or change shall have occurred that has caused or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect;

(d) both before and after giving effect to the transfer of funds requested pursuant to the Invoice Disbursement Request, the Issuer is Solvent; and

(e) the Chief Financial Officer of the Issuer shall have delivered to Administrative Agent, with a copy to each Holder, an executed Invoice Disbursement Request, representing and warranting and otherwise demonstrating to the satisfaction of the Requisite Holders that, as of such date, the Issuer reasonably expects, after giving effect to the proposed transfer of funds and based upon good faith determinations and projections consistent with the Financial Plan, to be in compliance in all material respects with all operating and financial covenants set forth in this Agreement as of the last day of each Fiscal Quarter ending prior to the Maturity Date; provided, however, that to the extent any operating or financial covenant herein contains any qualifying language as to materiality such as “material”, “in all material respects,” “except as could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect” or similar qualifying language, then the phrase “in all material respects” in this Section 3.4(e) shall be disregarded with respect to certifying compliance with respect to such operating and financial covenant.

SECTION 4.

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Holders to enter into this Agreement and for the Holders to purchase their respective Notes, each Note Party represents and warrants to the Administrative Agent and each Holder, (a) on the Closing Date, that the following statements are true and correct and (b) on each date that a Note Purchase Notice is delivered or an Invoice Disbursement Request is delivered, that the following statements are true and correct in all material respects; provided that with respect to clause (b), to the extent any statement set forth below or incorporated by reference herein that contains qualifiers such as “material”, “in all material respects,” “except as could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect” or similar qualifying language or similar qualifiers, then such statements shall be true and correct on each date that a Note Purchase Notice or an Invoice Disbursement Request, as applicable, is delivered:

4.1 Organization; Requisite Power and Authority; Qualification. Each Note Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own and operate its Properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Note Documents and the Related Agreements to which it is a party and to carry out the transactions contemplated thereby and, in the case of the Issuer, to make the borrowings hereunder, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations as now conducted, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

4.2 Capital Stock and Ownership. The Capital Stock of each Note Party has been duly authorized and validly issued. Except for the Holder Warrants, as of the Closing Date there is no existing option, warrant, call, right, commitment or other agreement to which any Note Party is a party requiring, and there is no other Capital Stock of any Note Party outstanding which upon conversion or exchange would require, the issuance by any Note Party of any additional membership interests or other Capital Stock of any Note Party or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any Note Party. Schedule 4.2 sets forth a true, complete and correct list as of the Closing Date of the name of each Note Party and indicates for each such Person its ownership (by holder and percentage interest) and the type of entity of each of them, and the number and class of authorized and issued Capital Stock of such Person. Except as set forth on Schedule 4.2, as of the Closing Date, no Note Party has any equity investments in any other corporation or entity.

4.3 Due Authorization. The execution, delivery and performance of the Note Documents and the Related Agreements have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) action and, if required, shareholder, member and/or partner action, on the part of each Note Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by each of the Note Parties of the Note Documents and the Related Agreements to which such Note Party is a party do not and will not (a) violate in any material respect any provision of any Governmental Requirement applicable to any Note Party or any of the Organizational Documents of any Note Party; (b) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any material Contractual Obligation of any Note Party other than with respect to agreements evidencing Indebtedness that is being repaid in full on the Closing Date; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Note Party (other than any Liens created under any of the Note Documents in favor of the Administrative Agent, for the ratable benefit of the Holders and other Permitted Liens); (d) result in any material default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval material to its operations or any of its properties; or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of any Note Party, except for such approvals or consents that have already been obtained or which have been disclosed in writing to the Administrative Agent and the Holders.

4.5 Governmental Consents. Except as set forth on Schedule 4.5, the execution, delivery and performance by each of the Note Parties of the Note Documents and Related Agreements to which they are parties and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (a) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Administrative Agent for filing and/or recordation, as of the Closing Date, (b) filings necessary to maintain perfection of the Collateral, (c) routine filings related to such Note Party and the operating of its business, (d) such filings as may be necessary in connection with the Holder’s exercise of remedies hereunder, and (e) those that have already been obtained.

4.6 Binding Obligation. Each Note Document has been duly executed and delivered by each Note Party (or Affiliate of a Note Party) that is a party thereto and is the legally valid and binding obligation of such Note Party (or Affiliate of such Note Party), enforceable against such Person in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

4.7 Financial Information. Except as set forth on Schedule 4.7, as of the Closing Date, the Issuer has no contingent liability or liability for taxes, long term lease or unusual forward or long term commitment including under any farm-in, exploration or other development agreement that has not been disclosed in writing to the Holders and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Issuer taken as a whole. All material obligations of the Issuer to make capital expenditures to drill or otherwise develop any Oil and Gas Properties have been disclosed to the Holders.

4.8 Projections. On and as of the Closing Date, the Projections of the Note Parties for the period from December 2012 through and including March 2018, including monthly projections for each month during the Fiscal Year in which the Closing Date takes place, (the “Projections”) are based on good faith estimates and assumptions made by the management of the Note Parties and, as of the Closing Date, the management of the Issuer believed that the Projections were reasonable and attainable (it being understood that projections and estimates are subject to significant uncertainties and contingencies, that no assurances can be given that any projections will be attained and that variances from actual results may be material).

4.9 No Material Adverse Effect. Except as reflected on Schedule 4.9, since the date of the Issuer’s most recent audited annual financial statements delivered to the Lead Investor prior to the Closing Date, (a) no event, circumstance or change has occurred that has caused or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect and (b) the business of the Note Parties has been conducted only in the ordinary course consistent with past business practices.

4.10 No Restricted Junior Payments. Except as reflected on Schedule 4.10, since the date of the Issuer’s most recently delivered audited annual financial statements prior to the Closing Date, neither the Issuer nor any of its Subsidiaries or any Affiliate has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 7.4.

4.11 Adverse Proceedings, etc. Except as reflected on Schedule 4.11, there are no Adverse Proceedings, individually or in the aggregate, which if adversely determined could reasonably be expected to result in a Material Adverse Effect. No Note Party (a) is in violation of any Governmental Requirement of any Governmental Authority (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in liability in excess of $2,500,000, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority, domestic or foreign, that relate to any Note Document, any Related Agreement or any of the Transactions that could reasonably be expected to result in a Material Adverse Effect.

4.12 Payment of Taxes. Except as reflected on Schedule 4.12 or as otherwise permitted under Section 6.4, all federal, state and other material Tax returns and reports of each Note Party required to be filed by any of them have been timely filed (taking into account all extensions of due dates), and all Taxes shown on such Tax returns to be due and payable and all assessments, fees and other governmental charges upon any Note Party and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except those which are being actively contested by such Note Party in good faith and by appropriate proceedings, which are reflected on Schedule 4.12 to the extent in existence on the Closing Date; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. The charges, accruals and reserves on the books of the Note Parties in respect of Taxes and other governmental charges are, in the reasonable opinion of the Issuer, adequate. No Tax Lien has been filed and, to the knowledge of the Issuer, no claim is being asserted with respect to any such Tax or other such governmental charge.

4.13 Properties.

(a) Title.

(i) Each Note Party has good and defensible title to its Oil and Gas Properties and good title to all its personal Properties (or a valid leasehold interest with respect to all leasehold interests in other real or personal Property), in each case, free and clear of all Liens other than Permitted Liens. After giving full effect to the Permitted Liens, and subject to any consent or nonconsent elections after the date hereof affecting such Note Party’s Hydrocarbon Interests, each such Note Party owns at least the net interests in production attributable to its Hydrocarbon Interests as reflected in the most recently delivered Reserve Report (or internally generated engineering data), and the ownership of such Properties shall not obligate such Note Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of its working interest in each Property set forth in the most recently delivered Reserve Report (or internally generated engineering data) that is not offset by a corresponding proportionate increase in such Note Party’s net revenue interest in such Property;

(ii) All leases and agreements necessary for the conduct of the business of each Note Party are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, except for such defaults, events or circumstances that could not reasonably be expected to have a Material Adverse Effect; and

(iii) The rights and Properties presently owned, leased or licensed by each Note Party including, without limitation, all easements and rights of way, include all rights and Properties reasonably necessary to permit such Note Party to conduct its business.

(b) Oil and Gas Properties. Except for such acts or failures to act as could not reasonably be expected, either individually or in aggregate, to have a Material Adverse Effect, each Note Party’s Oil and Gas Properties (and related Facilities) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of such Note Party’s Hydrocarbon Interests and other contracts and agreements forming a part of such Note Party’s Oil and Gas Properties. Specifically in connection with the foregoing, except for such acts or failures to act as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) no Oil and Gas Property of any Note Party is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of any Note Party’s Oil and Gas Properties is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, or otherwise are legally located within, such Note Party’s Oil and Gas Properties (or in the case of wells located on Facilities unitized therewith, such unitized Properties).

(c) Each Note Party, if any, owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other Intellectual Property material to its business, and the use thereof by such Note Party does not infringe upon the rights of any other Person. Each Note Party either owns or has valid licenses or other rights to use all material databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used or usable in the conduct of their businesses, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons.

4.14 Environmental Matters. Except for such matters which could not reasonably be expected to have a Material Adverse Effect:

(a) Each Note Party’s Oil and Gas Properties and operations thereon are, and within all applicable statute of limitation periods have been in compliance with all applicable Environmental Laws.

(b) The Note Parties have obtained all Environmental Permits required for the operations of their respective Oil and Gas Properties, with all such Environmental Permits being currently in full force and effect, and no Note Party has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied.

(c) There are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Issuer’s knowledge, threatened against any Note Party or any Note Party’s Oil and Gas Properties or as a result of any operations at such Properties.

(d) None of the Properties of any Note Party contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.

(e) There has been no Release or, to the Issuer’s knowledge, threatened Release, of Hazardous Materials at, on, under or from any Note Party’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Issuer, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real Property.

(f) No Note Party nor, to the knowledge of the Note Parties, any operator of any Note Party’s Oil and Gas Properties has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite any Note Party’s Properties and, to the Issuer’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice.

(g) There has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any Note Party’s Oil and Gas Properties that could reasonably be expected to form the basis for a claim for damages or compensation and, to the Issuer’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of notice regarding such exposure.

(h) The Note Parties have provided to the Holders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in the Issuer’s possession or control and relating to any Note Party’s Oil and Gas Properties or operations thereon.

4.15 No Defaults.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect, no Note Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations or Related Agreements, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default.

(b) No Default or Event of Default has occurred and is continuing.

4.16 Material Contracts. Schedule 4.16 (as the same may be updated from time to time in writing by the Issuer) contains a true, correct and complete list of all the Material Contracts of each Note Party including agreements relating to the purchase, transportation by pipeline, gas processing, development, marketing, sale and supply of Hydrocarbons, farmout arrangements, joint operating agreements, operating agreements, or other material contracts to which any Note Party is a party on the Closing Date. All such Material Contracts, are in full force and effect (other than any Material Contract that has expired in accordance with its terms) and no defaults exist thereunder (other than as described in Schedule 4.16).

4.17 Governmental Regulation. No Note Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Note Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 Margin Stock. No Note Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Notes purchased by such Note Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19 Employee Matters. Each Note Party has good labor relations. The Note Parties, and their respective employees, agents and representatives have not committed any material unfair labor practice as defined in the National Labor Relations Act. No Note Party has been or is engaged in any unfair labor practice. There has been and is (a) no unfair labor practice charge or complaint pending against any Note Party, or to the best knowledge of the Issuer, threatened against any of them before the National Labor Relations Board or any other Governmental Authority and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement or similar agreement that is so pending against any Note Party or to the best knowledge of the Issuer, threatened against any of them, (b) no labor dispute, strike, lockout, slowdown or work stoppage in existence or threatened against, involving or affecting any Note Party, (c) no labor union, labor organization, trade union, works council, or group of employees of any Note Party has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other Governmental Authority, and (d) to the best knowledge of the Issuer, no union representation question existing with respect to any of the employees of any Note Party and, to the best knowledge of the Issuer, no labor union organizing activity with respect to any employees of any Note Party that is taking place.

4.20 Employee Benefit Plans. Except as would not result in a Material Adverse Effect, Issuer, its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan in all respects. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code either (a) is a prototype plan entitled to rely on the opinion letter issued by the Internal Revenue Service as to the qualified status of such plan under Section 401(a) of the Internal Revenue Code or (b) has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified, and, in each such case, nothing has occurred subsequent to the issuance of such letter that would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments) or the Internal Revenue Service has been or is expected to be incurred by Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates with respect to any Employee Benefit Plan except as could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur, where such ERISA Event, individually or in the aggregate, could reasonably be expected to result in an aggregate liability to Issuer, its Subsidiaries and their respective ERISA Affiliates in excess of $2,000,000. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, or otherwise funded entirely by the participants thereof, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current fair market value of the assets of such Pension Plan by more than a material amount. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Issuer, its Subsidiaries and their respective ERISA Affiliates for a complete or partial withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete or partial withdrawal from all Multiemployer Plans, is an amount that could not reasonably be expected to exceed $2,000,000. The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Internal Revenue Code. The representation by each Note Party to each Holder in the preceding sentence is made in reliance upon and subject to the accuracy of such Holder’s representation in Section 5.5 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Holder.

4.21 Brokers. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the Transactions other than as set forth on Schedule 4.21.

4.22 Solvency. Each Note Party is and, upon the incurrence of any Note Purchase by such Note Party on any date on which this representation and warranty is made, will be, Solvent.

4.23 Disclosure. No representation or warranty of any Note Party contained in any Note Document and none of the reports, financial statements, certificates furnished to the Administrative Agent or any of the Holders by or on behalf of any Note Party for use in connection with the Transactions contains any untrue statement of a material fact or omits to state a material fact (known to the Issuer, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading as of the time when made or delivered in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Issuer to be reasonable at the time made (it being understood that projections and estimates are subject to significant uncertainties and contingencies, that no assurances can be given that any projections will be attained and that variances from actual results may be material). There are no agreements, instruments and corporate or other restrictions to which any Note Party is subject and there are no facts known (or which should upon the reasonable exercise of diligence be known) to or the Issuer (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or cause the Holders increased risk that the Notes will not be repaid and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Administrative Agent or any of the Holders for use in connection with the transactions contemplated hereby.

4.24 Insurance. The Property and the operators of any Oil and Gas Properties of any Note Party are adequately insured in compliance with the requirements of Section 6.6. Schedule 4.24 sets forth a list of all insurance maintained by or on behalf of the Note Parties as of the Closing Date and, as of the Closing Date, all premiums in respect of such insurance have been paid.

4.25 Separate Entity. The Issuer (a) has taken all necessary steps to maintain the separate status and records of the Note Parties, on a consolidated basis, (b) does not commingle any assets or business functions with any other Person (other than any Note Party), (c) maintains separate financial statements from all other Persons (other than other Note Parties), (d) has not assumed or guaranteed the debts, liabilities or obligations of others (other than any Note Party), (e) holds itself out to the public and creditors as an entity separate from all other Persons (other than other Note Parties), (f) has not committed any fraud or misuse of the separate entity legal status or any other injustice or unfairness, (g) has not maintained its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of its members, (h) has not taken any action that might cause it to become insolvent, (i) has not failed to hold appropriate meetings (or act by unanimous written consent) to authorize all appropriate actions, or fail in authorizing such actions, to observe all formalities required by the laws of the State of Delaware, relating to limited liability companies, or fail to observe all formalities required by its Organizational Documents, and (j) has not held itself out to be responsible for the debts of another Person (other than any Note Party).

4.26 Security Interest in Collateral. The provisions of this Agreement and the other Note Documents create legal and valid Liens on all the Collateral in favor of Administrative Agent, for the benefit of Administrative Agent and the Secured Parties, and in the case of Collateral which may be perfected by filing a financing statement or by the filing of a mortgage, deed of trust or similar instrument, when such financing statements, mortgages, deeds of trust or other instruments in appropriate form are filed in the appropriate office, such Liens constitute perfected and continuing First Priority Liens on the Collateral, securing the Obligations, enforceable against the applicable Note Party and all third parties, except in the case of Permitted Liens.

4.27 Affiliate and Covered Persons Transactions. Except as permitted under Section 7.10, there are no existing or proposed agreements, arrangements, understandings, or transactions between any Note Party on the one hand, and any Affiliate or Covered Person on the other hand, whereby services or the sale of any Property are provided to an Affiliate or Covered Person on terms more favorable than that provided to the applicable Note Party for similar services or any Affiliate or Covered Person provides any Note Party with services related to the gathering and processing of Hydrocarbons.

4.28 Swap Agreements. Schedule 4.28, as of the date hereof, and as amended after the date hereof in accordance with each report required to be delivered by the Issuer pursuant to Section 6.1(o), sets forth, a true and complete list of all Swap Agreements of the Note Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the Net Mark-to-Market Exposure thereof (as of the date hereof or as of the date thereof, as applicable) and the counterparty to each such agreement. The Issuer is a Qualified ECP Guarantor.

4.29 Permits, Etc. Except as disclosed in Schedule 4.29, and except as could not reasonably be expected to, either individually or in aggregate, result in a Material Adverse Effect, each Note Party has, and is in compliance with, all Governmental Authorizations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person and no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Governmental Authorization, and there is no claim that any thereof is not in full force and effect.

4.30 Names and Places of Business. No Note Party has, during the preceding five (5) years, been known by, or used any other trade or fictitious name, except as disclosed in Schedule 4.30. The chief executive office and principal place of business of each Note Party is located at the address of such Note Party set out in Schedule 4.30. Except as indicated in Schedule 4.30, no Note Party has had any other office or place of business within the past five (5) years. Each Note Party’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and Federal Taxpayer Identification Number is stated on Schedule 4.30 (or as set forth in a notice delivered pursuant to Section 6.1(m).

4.31 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 4.31, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Issuer represents that it or the applicable Note Party is receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist that are not cancelable by the applicable Note Party on sixty (60) days’ notice or less without penalty or detriment for the sale of production from any Note Party’s Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof. None of such proceeds are currently being held in suspense by such purchaser or any other Person. Except as set forth in Schedule 4.31, none of the Oil and Gas Properties of any Note Party is subject to any contractual or other arrangement whereby payment for production therefrom is to be deferred for a substantial period of time after the month in which such production is delivered (i.e., in the case of oil, not in excess of thirty (30) days, and in the case of gas, not in excess of sixty (60) days).

4.32 Right to Receive Payment for Future Production. Except as set forth in Schedule 4.32, no Oil and Gas Property is subject to any “take or pay”, gas imbalances (in excess of one-half bcf of gas (on an mcf equivalent basis)) or other similar arrangement (a) which can be satisfied in whole or in part by the production or transportation of gas from other properties or (b) as a result of which production from any Oil and Gas Property may be required to be delivered to one or more third parties without payment (or without full payment) therefor as a result of payments made, or other actions taken, with respect to other properties. Since the date of this Agreement, no material changes have occurred in such overproduction or underproduction except those that have been reported as required pursuant to Section 6.1. No Cash Receipts in excess of one percent (1%) of the Cash Receipts in any Fiscal Year of the Proved Reserves of any Note Party is subject to any regulatory refund obligation and, to the best of each Note Party’s knowledge, no facts exist which might cause the same to be imposed.

4.33 Private Offering. Neither the Issuer nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Holders and not more than 10 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Issuer nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

4.34 Revenue and Cost Bearing Interest. Each Note Party’s ownership of the Hydrocarbon Property on leases of 100 acres or more and the undivided interests therein as specified in Schedule 4.34 will, after giving full effect to all Permitted Liens, afford such Note Party not less than those net interests (expressed as a fraction, percentage or decimal) in the production from or which is allocated to such Hydrocarbon Property specified as Net Revenue Interest (as defined in the Mortgages) on attached Schedule 4.34 and will cause Mortgagor to bear not more than that portion (expressed as a fraction, percentage or decimal), specified as Working Interest (as defined in the Mortgages) on attached Schedule 4.34, of the costs of drilling, developing and operating the wells identified in Schedule 4.34 except to the extent of any proportionate corresponding increase in the Net Revenue Interest.

SECTION 5.

REPRESENTATIONS AND WARRANTIES OF HOLDERS

5.1 Organization of Holders. Each Holder has been duly formed and is validly existing as a corporation or other legal entity in good standing under the laws of its jurisdiction of organization. Each Holder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

5.2 Acquisition for Holder’s Account. Each Holder is purchasing the Notes for its own account, with no present intention of distributing or reselling such Notes or any part thereof in violation of applicable securities laws.

5.3 Notes Not Registered. Each Holder acknowledges that its Notes have not been, and when issued will not be, registered under the Securities Act or the securities laws of any state in the United States or any other jurisdiction and may not be offered or sold by such Holder unless subsequently registered under the Securities Act (if applicable to the transaction) and any other securities laws or unless exemptions from the registration or other requirements of the Securities Act and any other securities laws are available for the transaction.

5.4 Accredited Investor. Each Holder represents that it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect, or a Qualified Institutional Buyer (as defined in Rule 144A promulgated under the Securities Act, as presently in effect).

5.5 Source of Funds. Each Holder severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Holder to pay the purchase price of the Notes to be purchased by such Holder hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Holder’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Holder’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Holder to the Issuer in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Issuer and no person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 20% or more interest in the Issuer (or less than 20% but greater than 10%, if such person exercises control over the management or policies of the Issuer by reason of its ownership interest) and the identity of such QPAM has been disclosed to the Issuer in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Issuer and the identity of such INHAM has been disclosed to the Issuer in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Issuer in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA, or assets of a plan, program, or arrangement subject to Section 4975 of the Code.

As used in this Section 5.5, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

SECTION 6.

AFFIRMATIVE COVENANTS

Each Note Party covenants and agrees that until indefeasible payment in full in cash of the Obligations, each Note Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Financial Statements and Other Reports.

Unless otherwise provided below, the Issuer will deliver to Administrative Agent:

(a) Monthly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each month (including months which began prior to the Closing Date), the consolidated balance sheet of the Note Parties as at the end of such month and the related consolidated statements of income and cash reconciliation. It is understood by the parties that the foregoing statements of cash reconciliation shall not be required to be in accordance with GAAP.

(b) Quarterly Financial Statements. As soon as available, and in any event within (i) sixty (60) days after the end of the first Fiscal Quarter following the Closing Date and (ii) forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (excluding the fourth Fiscal Quarter of each Fiscal Year) thereafter, the consolidated balance sheets of the Note Parties as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Note Parties for such Fiscal Quarter and for the period from the beginning of then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (i) the consolidated balance sheets of the Note Parties as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Note Parties for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such financial statements a report thereon by independent certified public accountants of recognized regional standing selected by the Issuer and satisfactory to Lead Investor, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Note Parties as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d) Drilling Reports. Promptly upon the receipt thereof, but in any event no later than 4:00 p.m. New York time on the next succeeding Business Day after such receipt, a copy or electronic copy of all drilling and recompletion reports received by any Note Party or Affiliate of any Note Party after the Closing Date;

(e) Compliance Certificate. Together with each delivery of financial statements of the Note Parties pursuant to Sections 6.1(b) and 6.1(c), a duly executed and completed Compliance Certificate;

(f) Notice of Litigation. Prompt written notice (but, in any event, within three (3) Business Days) of (i) the institution of, or threat in writing of, any Adverse Proceeding not previously disclosed in writing by the Issuer to Holders which, if adversely determined, could result in liabilities in excess of $2,500,000, or (ii) any material development in any Adverse Proceeding previously required to be disclosed hereunder;

(g) ERISA. (i) In the case of the occurrence of or forthcoming occurrence of any ERISA Event, a prompt written notice (but, in any event, within ten (10) days after the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates has knowledge thereof) specifying the nature thereof, what action the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, (ii) with reasonable promptness (but, in any event, within twenty (20) days after the filing thereof), copies of each Schedule SB (regarding actuarial information) to the annual report (Form 5500 Series) filed by Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates with respect to each Pension Plan; and (iii) copies of such documents or governmental reports or filings relating to any Employee Benefit Plan as Lead Investor shall reasonably request;

(h) Financial Plan. As soon as practicable and in any event no later than November 30th of each Fiscal Year, (x) the Annual Capital Budget for the following Fiscal Year and (y) a consolidated plan and financial forecast for the following Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Notes (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Note Parties for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of the Note Parties for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 7.7 through the final maturity date of the Notes, and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Notes, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to the Lead Investor and accompanied by a Financial Officer Certificate certifying that the projections contained therein are based upon good faith estimates and assumptions believed to be reasonable at the time made and at the time of delivery thereof;

(i) Certificate of Insurer. Concurrently with the delivery of financial statements pursuant to Section 6.1(c), a certificate of insurance coverage from each insurer or its authorized agent or broker with respect to the insurance required by Section 6.6, in form and substance and evidencing coverage satisfactory to the Lead Investor;

(j) Notice of Change in Board of Directors. Promptly, written notice of any change in the board of directors (or similar governing body) of any Note Party;

(k) Board of Directors Materials. Promptly, such materials and minutes prepared for and distributed in connection with meetings of or actions taken by the directors or managers of the Parent or the Issuer that are related to the financial condition of the Parent or the Issuer or any Indebtedness of the Parent or the Issuer (other than any materials or information that are privileged or are governed by a confidentiality agreement prohibiting the sharing of such information with the Administrative Agent or the Holders, other than any materials or information that directly relate to the Agreement or the other Note Documents or any refinancing thereof, or to the extent that Issuer’s counsel has concluded in good faith that such materials or information could adversely affect the maintenance of the Issuer’s or any Note Party’s attorney client privilege);

(l) Notice Regarding Material Contracts. Promptly, and in any event within five (5) Business Days (i) after any Material Contract of any Note Party is terminated or amended and (ii) after any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to the Administrative Agent, and an explanation of any actions being taken with respect thereto;

(m) Information Regarding Collateral. The Issuer will furnish to Administrative Agent written notice at least thirty (30) days prior to the occurrence of any change in any Note Party’s (i)organizational name, (ii) identity or organizational structure, or (iii) Federal Taxpayer Identification Number. The Issuer agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or other applicable law or otherwise that are required in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. The Issuer will furnish to Administrative Agent prompt written notice of any Lien or claims made or asserted against any Collateral or interest therein. The Issuer also agrees promptly to notify Administrative Agent in writing if any material Collateral is lost, damaged or destroyed;

(n) Aging Reports. Together with each delivery of financial statements of the Note Parties pursuant to Sections 6.1(a), 6.1(b) and 6.1(c), (i) a summary of the accounts receivable aging report of each Note Party as of the end of such period, and (ii) a summary of accounts payable aging report of each Note Party as of the end of such period, in each case in form and substance satisfactory to Lead Investor;

(o) Swap Agreements. As soon as practicable and in any event within five (5) days of the occurrence thereof, written notice of any Note Party’s entry into a Swap Agreement or the termination or material modification of any Swap Agreement by any party thereto; provided that this clause shall not permit any Note Party to enter into or terminate or materially modify a Swap Agreement not otherwise permitted by this Agreement;

(p) Reserve Reports; Engineering Data.

(i) By April 30th of each year, beginning April 30, 2014, a Reserve Report prepared as of the immediately preceding January 1st, concerning the Note Parties’ Oil and Gas Properties. This Reserve Report must be prepared by one or more Approved Petroleum Engineers. The Administrative Agent (at the direction of the Requisite Holders) may once per a calendar year, at the Holders’ expense, request an additional Reserve Report prepared by such Approved Petroleum Engineers.

(ii) By August 31st of each year, beginning August 31, 2013, internally generated engineering data as of the immediately preceding July 1st, respectively. Such internally generated engineering data shall be in form and substance sufficient (as determined by the Lead Investor) for a petroleum engineer to prepare a Reserve Report in accordance with the procedures used in the immediately preceding April 30th Reserve Report.

(iii) with the delivery of each Reserve Report, the Issuer shall provide to the Administrative Agent a certificate from an Authorized Officer certifying that: (A) the factual information provided to the Approved Petroleum Engineers for purposes of the Reserve Report and any other factual information provided to the Approved Petroleum Engineers for purposes of connection therewith is true and correct in all material respects (or in the case of any internally generated engineering data prepared by the Issuer, the information contained in such data and any other information delivered in connection therewith is true and correct in all material respects), (B) each Note Party owns good and defensible title to its Oil and Gas Properties evaluated in such Reserve Report (or such internally generated engineering data) and such Properties are free of all Liens except for Permitted Liens, (C) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Oil and Gas Properties evaluated in such Reserve Report (or such internally generated engineering data) which would require any Note Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (D) except as disclosed on an exhibit to the certificate, none of any Note Party’s Oil and Gas Properties have been sold since the date of the last Reserve Report (or the most recently delivered internally generated engineering data), (E) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report (or most recently delivered internally generated engineering data), (F) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Reports (or such internally generated engineering data) that are Mortgaged Properties and demonstrating the percentage of (1) the total value of the Oil and Gas Properties evaluated by such Reserve Reports (or such internally generated engineering data) and (2) the total value of the Proved Reserves included in such Reserve Report (or such internally generated engineering data), in each case, that the Mortgaged Properties represent and (G) attached thereto is a list of all persons purchasing Hydrocarbons from any Note Party as of the date of the Reserve Report (or internally generated engineering data);

(q) Title Information.

(i) On or before the delivery to the Administrative Agent of each Reserve Report (or internally generated engineering data) required by Section 6.1(p), the Issuer will deliver title information to the Administrative Agent in form and substance acceptable to the Lead Investor covering all of the Oil and Gas Properties of each Note Party to the extent that such title information was not previously delivered, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, title, satisfactory to the Lead Investor, on at least eighty percent (80%) of the total value of the Oil and Gas Properties of the Note Parties, as determined by the Lead Investor.

(ii) If the Issuer has provided title information under Section 6.1(q)(i), the Issuer shall, within sixty (60) days of notice from the Administrative Agent that title defects or exceptions exist, either (A) cure any such title defects or exceptions (including defects or exceptions as to priority) that are not permitted by Section 7.2 raised by such information, (B) substitute acceptable properties with no title defects or exceptions except for Permitted Liens having an equivalent value, or (C) deliver title information to the Administrative Agent in form and substance acceptable to the Lead Investor so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least eighty percent (80%) of the total value of the Oil and Gas Properties of the Note Parties, as determined by the Lead Investor.

(r) Oil and Gas Properties. Within thirty (30) days after the end of each calendar month (beginning with the month which began prior to the Closing Date), with respect to Oil and Gas Properties operated by the Issuer, or within ten (10) days of being provided the same from the operator of any Oil and Gas Properties, with respect to Oil and Gas Properties not operated by the Issuer, a report in detail acceptable to Lead Investor with respect to the Oil and Gas Properties of each Note Party during such month:

(i) setting forth as to each well being drilled, completed, reworked or other similar procedures, the actual versus estimated cost breakdown (for all activities, including dry hole and completion activities) for such well during such month;

(ii) describing by well and field the net quantities of oil, gas, natural gas liquids, and water produced (and the quantities of water injected) during such month;

(iii) describing by well and field the quantities of oil, gas and natural gas liquids sold during such month out of production from any Note Party’s Oil and Gas Properties and calculating the average sales prices of such oil, natural gas, and natural gas liquids;

(iv) describing of all leases acquired during such month indicating the date each lease was acquired;

(v) specifying any leasehold operating expenses, overhead charges, gathering costs, transportation costs, and other costs with respect to any Note Party’s Oil and Gas Properties of the kind chargeable as direct charges or overhead under COPAS 2005 Model Form Accounting Procedure;

(vi) setting forth the amount of Taxes on each Note Party’s Oil and Gas Properties during such month and the amount of royalties paid with respect to such Oil and Gas Properties during such month; and

(vii) setting forth a list of all drill site opinions or division order opinions prepared by or for any operator of any Oil and Gas Properties and, to the extent requested by the Lead Investor, any such drill site opinion or division order opinion so requested.

(s) Bank Statements. Promptly after receipt, all statements and notices regarding all Deposit Accounts of the Note Parties.

(t) Other Information. (i) Promptly after submission to any Governmental Authority, all material documents and information furnished to such Governmental Authority in connection with any investigation of any Note Party (other than any routine inquiry), (ii) promptly upon receipt thereof, copies of all financial reports submitted to any Note Party by its auditors in connection with any audit of the books thereof, and (iii) such other information and data with respect to any Note Party as from time to time may be reasonably requested by Lead Investor.

6.2 Notice of Material Events. Each Note Party will furnish to the Administrative Agent prompt written notice (but, in any event, within three (3) Business Days) of the following:

(a) (i) any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Note Party with respect thereto; (ii) that any Person has given any notice to any Note Party or taken any other action with respect to any event or condition set forth in Section 9.1(b); or (iii) the occurrence of any event or change that has caused, either individually or in the aggregate, a Material Adverse Effect, which notice shall be accompanied by a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Issuer has taken, is taking and proposes to take with respect thereto.

(b) the filing or commencement of any action, suit, proceeding, or arbitration by or on behalf of any Note Party claiming or asserting damages in favor of such Note Party valued in excess of $2,500,000;

(c) the occurrence of any default under any Material Contract;

(d) the acquisition of any asset or assets with a value in excess of $2,500,000;

(e) beginning with the Fiscal Quarter ending June 30, 2013, the Consolidated Capital Expenditures as of the last day of any Fiscal Quarter, taken as a whole for the previous twelve (12) months exceeding the amount set forth in the APOD by more than a ten percent (10%) variance;

(f) any other development that results in, or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

6.3 Separate Existence. Issuer will (a) take all necessary steps to maintain the separate entity and records of the Note Parties, on a consolidated basis, (b) will not commingle any assets or business functions with any other Person (other than any Note Party), (c) maintain separate financial statements from all other Persons (other than other Note Parties), (d) not assume or guarantee the debts, liabilities or obligations of others (other than any Note Party), (e) hold itself out to the public and creditors as an entity separate from all other Persons (other than other Note Parties), (f) not commit any fraud or misuse of the separate entity legal status or any other injustice or unfairness, (g) not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of its partners or Affiliates, (h) not take any action that might cause it to become insolvent, (i) not fail to hold appropriate meetings (or act by unanimous written consent) to authorize all appropriate actions, or fail in authorizing such actions to observe all formalities required by the laws of the State of Delaware, or fail to observe all formalities required by its organizational documents, and (j) not hold itself out to be responsible for the debts of another Person (other than another Note Party).

6.4 Payment of Taxes and Claims. Except as noted on Schedule 4.12, each Note Party will file all Tax returns required to be filed by it in any jurisdiction and pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and/or that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Note Party will file or consent to the filing of any consolidated income Tax return with any Person (except that the Issuer may file a consolidated return with its Subsidiaries).

6.5 Operation and Maintenance of Properties. Each Note Party, at its own expense, will:

(a) operate its Oil and Gas Properties and other Properties or cause such Oil and Gas Properties and other Properties to be operated in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements of all applicable Governmental Authorities, including, without limitation, applicable pro ration requirements and Environmental Laws, and all Governmental Requirements of every other Governmental Authority from time to time with the authority to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b) keep and maintain all Property, including, without limitation, all equipment, machinery and facilities, material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, unless such Property is subject to a sale, assignment or transfer of Property permitted under Section 7.8; and

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its material Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

In the event any of the Oil and Gas Properties are not operated by any Note Party or an Affiliate of any Note Party, then the applicable Note Party shall use its commercially reasonable best efforts to cause any third party operator to comply with the provisions of this Section 6.5.

6.6 Insurance. Each Note Party will maintain or cause to be maintained, with financially sound and reputable insurers, casualty insurance, such public liability insurance, and third party property all risk damage insurance, in each case, with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Note Parties as are customarily carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses, in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall (a) contain loss payable clauses or provisions in each such insurance policy or policies that are 438BFU or equivalent endorsements in favor of and made payable to Administrative Agent as its interests may appear and (b) such policies shall name Administrative Agent and the Holders as “additional insureds” and provide that the insurer will endeavor to give no less than 30 days prior written notice of any cancellation to Administrative Agent (10 days for non-payment). Such endorsement shall be further endorsed to show that each Note Party waives the right (and each Note Party does hereby waive) and shall cause its insurers to waive the right to subrogate against the Holders. Each such policy shall be primary and not excess to or contributing with any insurance maintained by any Holder.

6.7 Books and Records; Inspections. Each Note Party will (a) keep adequate books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Holder (including employees of the Administrative Agent, any Holder or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to visit and inspect any of the properties of any Note Party to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants, all upon reasonable notice and at such reasonable times during normal business hours (so long as no Default or Event of Default has occurred and is continuing) and as often as may reasonably be requested and by this provision the Note Parties authorize such accountants to discuss with the Administrative Agent and any Holder and such representatives the affairs, finances and accounts of each Note Party. The Note Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Holders certain reports pertaining to the Note Parties’ assets for internal use by Administrative Agent and the Holders.

6.8 Compliance with Laws. Each Note Party will comply, and shall cause all other Persons (including any operator), if any, on or occupying any Facilities or any Oil and Gas Properties to comply, with the requirements of all applicable Governmental Requirements of any Governmental Authority (including all Environmental Laws) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.9 Environmental.

(a) Environmental Disclosure. The Issuer will deliver to Administrative Agent and Holders:

(i) as soon as practicable following receipt thereof by any Note Party, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of any Note Party or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or any Oil and Gas Properties of any Note Party or with respect to any Environmental Claims;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any federal, state or local Governmental Authority under any applicable Environmental Laws, (B) any remedial action taken by any Note Party or any other Person in response to any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims, or any Environmental Claims, and (C) any Note Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility or any Oil and Gas Property that could reasonably be expected to cause such Facility or such Oil and Gas Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by any Note Party or any operator, a copy of any and all written communications with respect to (A) any Environmental Claims, (B) any Release required to be reported to any federal, state or local Governmental Authority, and (C) any request for information from any Governmental Authority that suggests such agency is investigating whether any Note Party may be potentially responsible for any Hazardous Materials Activity; and

(iv) prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by any Note Party that could reasonably be expected to (1) expose any Note Party to, or result in, Environmental Claims or (2) affect the ability of any Note Party to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (B) any proposed action to be taken by any Note Party to modify current operations in a manner that could reasonably be expected to subject any Note Party to any additional material obligations or requirements under any Environmental Laws.

(b) Hazardous Materials Activities, Etc. Each Note Party shall promptly take, and shall use commercially reasonable efforts to cause each operator promptly to take, any and all actions reasonably necessary to (i) cure any violation of applicable Environmental Laws by such Person, and (ii) make an appropriate response to any Environmental Claim against such Person and discharge any obligations it may have to any Person thereunder.

(c) Right of Access and Inspection. With respect to any event described in Section 6.9(a) or if an Event of Default has occurred and is continuing:

(i) the Administrative Agent and its representatives shall have the right, but not the obligation or duty, upon reasonable notice to enter the applicable Oil and Gas Properties at reasonable times for the purposes of observing the applicable Oil and Gas Properties. Such access shall include, at the reasonable request of the Lead Investor, access to relevant documents and employees of each Note Party and to their outside representatives, to the extent necessary to obtain necessary information related to the event at issue. If an Event of Default has occurred and is continuing, the Note Parties shall conduct such tests and investigations on the Oil and Gas Properties of the affected Note Party or relevant portion thereof, as reasonably requested by the Lead Investor, including the preparation of a Phase I Report or such other sampling or analysis as determined to be necessary under the circumstances by a qualified environmental engineer or consultant. If an Event of Default has occurred and is continuing, and if a Note Party does not undertake such tests and investigations in a reasonably timely manner following the request of the Administrative Agent, the Administrative Agent may hire an independent engineer, at the Note Parties’ expense, to conduct such tests and investigations. The Administrative Agent will make all reasonable efforts to conduct any such tests and investigations so as to avoid interfering with the operation of the Oil and Gas Properties.

(ii) any observations, tests or investigations of the Oil and Gas Properties by or on behalf of the Administrative Agent shall be solely for the purpose of protecting the Holders’ interests and rights under the Note Documents. The exercise or non-exercise of the Administrative Agent’s rights under this subsection (c) shall not constitute a waiver of any Default or Event of Default of any Note Party or impose any liability on the Administrative Agent or any of the Holders. In no event will any observation, test or investigation by or on behalf of the Administrative Agent be a representation that Hazardous Materials are or are not present in, on or under any of the Oil and Gas Properties, or that there has been or will be compliance with any Environmental Law and the Administrative Agent shall not be deemed to have made any representation or warranty to any party regarding the truth, accuracy or completeness of any report or findings with regard thereto. Neither any Note Party nor any other Person is entitled to rely on any observation, test or investigation by or on behalf of the Administrative Agent. The Administrative Agent and the Holders owe no duty of care to protect any Note Party or any other Person against, or to inform any Note Party or any other Person of, any Hazardous Materials or any other adverse condition affecting any of the Facilities or any other Oil and Gas Properties. The Administrative Agent may, in its sole discretion, disclose to the applicable Note Party, or to any other Person if so required by law, any report or findings made as a result of, or in connection with, its observations, tests or investigations. If a request is made of the Administrative Agent to disclose any such report or finding to any third party, then the Administrative Agent shall endeavor to give the applicable Note Party prior notice of such disclosure and afford such Note Party the opportunity to object or defend against such disclosure at its own and sole cost; provided, that the failure of Administrative Agent to give any such notice or afford such Note Party the opportunity to object or defend against such disclosure shall not result in any liability to the Administrative Agent. Each Note Party acknowledges that it may be obligated to notify relevant Governmental Authorities regarding the results of any observation, test or investigation disclosed to such Note Party, and that such reporting requirements are site and fact-specific and are to be evaluated by such Note Party without advice or assistance from Administrative Agent.

6.10 Subsidiaries.

(a) In the event that any Person becomes a Subsidiary of any Note Party, on or after the Closing Date, whether directly or indirectly, such Note Party shall, concurrently with such Person becoming a Subsidiary, (i) pledge to Administrative Agent all of the Capital Stock of such Subsidiary (including, without limitation, delivering original stock certificates, if any, evidencing the Capital Stock of such Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) cause such Subsidiary to become a Guarantor of the Obligations under the Guarantee and Collateral Agreement by executing and delivering to Administrative Agent a joinder to the Guarantee and Collateral Agreement, and take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(c), 3.1(k), 3.1(n), and 3.1(q).

(b) Any Subsidiary of the Issuer must be a wholly-owned Subsidiary.

6.11 Further Assurances.

(a) At any time on or after the Closing Date, from time to time, upon the request of the Lead Investor, each Note Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Lead Investor may request in order to effect fully the purposes of the Note Documents, including providing Holders with any information requested pursuant to Section 11.21. In furtherance and not in limitation of the foregoing, at any time on or after the Closing Date, each Note Party shall take such actions as the Lead Investor may request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by assets of the Note Parties to the extent required under this Agreement and the other Collateral Document and all of the outstanding Capital Stock of the Note Parties.

(b) Each Note Party hereby authorizes Administrative Agent, at any time on or after the Closing Date, to file one or more financing or continuation statements, and amendments thereto, relative to all or part of the Property of any Note Party without the signature of such Note Party, as applicable, where permitted by law, including any financing or continuation statement, or amendment thereto, with “all assets” in the collateral description. A carbon, photographic or other reproduction of the Collateral Documents or any financing statement covering any Property or any part thereof of any Note Party shall be sufficient as a financing statement where permitted by law.

6.12 Use of Proceeds. The proceeds of the Notes will be used only in the manner and for the purposes set forth in Section 2.4 or in the applicable Note Purchase Notice.

6.13 Additional Oil and Gas Properties; Other Collateral. In the event that any Note Party acquires any Oil and Gas Property after the Closing Date and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Administrative Agent for the benefit of the Holders, then such Note Party, within fifteen (15) days of acquiring such Property, (a) to the extent the Administrative Agent shall have Liens on less than 90% of the value of the Oil and Gas Properties included in the most recent Reserve Report, must take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(f)(i) and 3.2(j)(i) with respect to each such Property that Administrative Agent shall request to create in favor of Administrative Agent, for the benefit of the Holders, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Property (subject only to Permitted Liens) such that, at all times, the Administrative Agent will have a Lien on not less than ninety percent (90%) of the value of the Oil and Gas Properties included in the most recent Reserve Report and (b) deliver to Administrative Agent any title information described in Section 6.1(q). Each Note Party will at all times cause all personal property (other than personal property that is either expressly excluded from Collateral, as such term is defined in the Guarantee and Collateral Agreement, or is expressly excluded from Deed of Trust Properties, as such term is defined in the Mortgages) of such Note Party, whether now owned or hereafter acquired, to be subject to a Lien in favor of Administrative Agent to the extent required pursuant to the terms of the Collateral Documents. All of the issued and outstanding Capital Stock of each Note Party (other than the Parent) shall at all times be pledged to Administrative Agent pursuant to the Collateral Documents.

6.14 [Reserved].

6.15 APOD. Each Note Party will develop its Oil and Gas Properties and make Consolidated Capital Expenditures on its Oil and Gas Properties strictly in accordance with the APOD or as otherwise permitted by the Requisite Holders.

6.16 Marketing of Production. All Hydrocarbons produced from the Oil and Gas Properties of any Note Party shall be marketed on an arms-length basis to one of more Persons that are not Affiliates of a Note Party in accordance with the terms and conditions set forth in Section 4.27. Each agreement for the purchase and sale of Hydrocarbons from any Note Party’s Oil and Gas Properties will be in the name of such Note Party.

6.17 Notices; Attorney-in-fact; Deposits. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent (acting at the written direction of the Requisite Holders) shall have the right to send Letters-in-Lieu of division orders to all Persons that owe or are expected to owe Cash Receipts to any Note Party. Each Note Party hereby irrevocably appoints Administrative Agent as its attorney-in-fact (such appointment being coupled with an interest) for sending the notices referred to above upon the occurrence and during the continuance of an Event of Default. With respect to Cash Receipts received directly by a Note Party, such Note Party shall within two Business Days deposit, or cause to be deposited, all such amounts in any Operating Account. If any Note Party has knowledge that any Person is in receipt of Cash Receipts that would otherwise be properly deposited in any Operating Account, such Note Party shall promptly notify such Person and Administrative Agent in writing of such circumstance and shall direct such Person to deposit, or cause to be deposited, all such amounts in any Operating Account.

6.18 Swap Agreements. Beginning on the Closing Date and continuing thereafter as of the end of each succeeding calendar month, Issuer will maintain in full force and effect Swap Agreements, hedging for a three-year period for each of crude oil and natural gas, calculated separately from the last day of each such month, in the following notional amounts, provided that the Issuer shall have no obligation to enter Swap Agreements with respect to natural gas at such amounts until such time as the production rate of natural gas by the Issuer on one or more wells shall be 100 mmcf, in the aggregate, per month:

(a) Within five (5) days of the first date that 3 operated wells have been completed and producing for sixty (60) days, no less than forty percent (40%) of the reasonably projected production from Proved Developed Producing Oil and Gas Properties evaluated in the most recently delivered Reserve Report;

(b) Within five (5) days of the first date that 5 operated wells have been completed and producing for sixty (60) days, no less than fifty percent (50%) of the reasonably projected production from Proved Developed Producing Oil and Gas Properties evaluated in the most recently delivered Reserve Report; and

(c) Within five (5) days of the first date that 10 operated wells have been completed and producing for sixty (60) days, no less than sixty (60%) of the reasonably projected production from Proved Developed Producing Oil and Gas Properties evaluated in the most recently delivered Reserve Report.

6.19 Swap Intercreditor Agreement. In conjunction with entering into any Swap Agreements pursuant to Section 6.18, the Issuer, the Administrative Agent and a counterparty to a Swap Agreement acceptable to the Lead Investor shall execute a Swap Intercreditor Agreement, in form and substance satisfactory to the Lead Investor; provided that, no Swap Intercreditor Agreement shall be required hereunder in connection with any Swap Agreement that does not require the Note Parties to provide either collateral or margin to secure such the obligations under such Swap Agreement.

6.20 Tax Status. The Parent will maintain its status as a corporation for U.S. federal income Tax purposes.

6.21 Commodity Exchange Act Keepwell Provisions. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Note Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 6.21 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.21, or otherwise under this Agreement or any other Note Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 6.21 shall remain in full force and effect until the termination of all Senior Secured Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations). Each Qualified ECP Guarantor intends that this Section 6.21 constitute, and this Section 6.21 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Note Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 7.

NEGATIVE COVENANTS

Each Note Party covenants and agrees that until indefeasible payment in full in cash of the Obligations, each Note Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1 Indebtedness. No Note Party shall directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Swap Agreements permitted under Section 7.19;

(c) Indebtedness in the form of obligations for the deferred purchase price of property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(d) Indebtedness owing in connection with the financing of insurance premiums in the ordinary course of business;

(e) Indebtedness consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of any Note Party in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;

(f) Indebtedness incurred pursuant to the Senior Unsecured Notes Facility;

(g) Indebtedness secured by Liens permitted under Section 7.2(d) in an aggregate amount not to exceed $1,000,000;

(h) Indebtedness consisting of Investments permitted by Section 7.6;

(i) Indebtedness of any Note Party owing to any other Note Party;

(j) Indebtedness in the form of a Guarantee by any Note Party of any obligation (whether payment, performance or otherwise) of any other Note Party so long as such obligation is otherwise permitted under this Agreement;

(k) other Indebtedness approved by the Requisite Holders; and

(l) Indebtedness incurred pursuant to the Chesapeake Seller Note in principal amount not to exceed $18,000,000 plus any interest paid in kind and capitalized.

7.2 Liens. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable and any Capital Stock) of any Note Party, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except (collectively, “Permitted Liens”):

(a) Permitted Encumbrances;

(b) Liens in favor of the Administrative Agent for the benefit of the Secured Parties granted pursuant to any Note Document;

(c) Liens securing Indebtedness permitted by Section 7.1(k) (to the extent Requisite Holders permit such Indebtedness to be secured);

(d) purchase money Liens and Liens in connection with Capital Leases; provided that the Indebtedness secured by such Liens does not exceed the amount permitted under Section 7.1(g);

(e) Liens arising out of judgments, attachments or awards not resulting in an Event of Default and which are being contested in good faith on appeal or proceeding for review;

(f) licenses of intellectual property granted by a Note Party in the ordinary course of business and not interfering in any martial respect with the ordinary conduct of business for such Note Party;

(g) Employee Overrides, the Petro Capital Overrides, and the Guggenheim Overrides;

(h) Liens securing Swap Agreements permitted under Section 7.19;

(i) Liens securing Indebtedness permitted by Section 7.1(b); and

(j) other Liens securing obligations not to exceed $1,000,000 in the aggregate.

7.3 No Further Negative Pledges. Except with respect to (a) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business consistent with past practice (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), and (b) purchase money Liens and Liens in connection with Capital Leases permitted by Section 7.2(d), no Note Party shall permit to exist or enter into any agreement prohibiting the creation or assumption of any Lien in favor of Administrative Agent for the benefit of the Secured Parties upon any of its properties or assets, whether now owned or hereafter acquired.

7.4 Restricted Junior Payments. The Issuer shall not, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment other than (a) Restricted Junior Payments made by any Subsidiary of the Issuer to the holders of its Capital Stock, (b) scheduled payments of Indebtedness permitted by Section 7.1(b), (c), (d), (e), (f), (g), (h), (i), (j) and (k), provided, however, that payments pursuant to Indebtedness permitted by Section 7.1(f) shall only be permitted so long as no Event of Default has occurred or be continuing under this Agreement or any of the Note Documents, (c) prior to the consummation of a Permitted IPO, payments of interest in kind with respect to the Chesapeake Seller Note and (d) upon consummation of a Permitted IPO, payments with respect to the Chesapeake Seller Note in accordance with its terms as in effect as of the Closing Date.

7.5 Restrictive Agreements. Other than this Agreement or the Senior Unsecured Notes Facility, no Note Party shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by any Note Party, (b) repay or prepay any Indebtedness owed by such Subsidiary to any Note Party or any other Subsidiary of any Note Party, (c) make loans or advances to any Note Party, or (d) transfer any of its property or assets to any Note Party, except as required by law.

7.6 Investments. No Note Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any other Note Party and Investments made after the Closing Date by any Note Party in any other Note Party;

(c) expenditures on Capital Leases in an aggregate amount for all Note Parties up to the amount set forth for such expenditures on the relevant APOD;

(d) acquisitions and other Investments made pursuant to the express terms of the APOD or otherwise approved by the Requisite Holders;

(e) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(f) acquisitions of Oil and Gas Properties in the ordinary course of business for which the consideration paid does not exceed $8 million in aggregate (net of any dispositions pursuant to the Constellation Agreement or the Halcon AMI Agreements); provided that no more than $4 million of the foregoing may be used to acquire Oil and Gas Properties not located within one (1) mile of the outside boundary of the Oil and Gas Properties owned by any Note Party on the Closing Date;

(g) creation of any additional Subsidiaries of any Note Party in compliance with Section 6.10;

(h) increases in net revenue interests on any Oil and Gas Properties as a result of a Petro Capital Override swap under the Petro Capital Letter and increases in net revenue interests on any Oil and Gas Properties resulting from repurchases of the Guggenheim Overrides; and

(i) the acquisition by merger of any other Person in compliance with Section 7.8(a).

7.7 Financial Covenants.

(a) Interest Coverage Ratio. Beginning with the Fiscal Quarter ending December 31, 2013, the Issuer shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter set forth below to be less than the ratio set forth below opposite such Fiscal Quarter.

Each Fiscal Quarter Ending on the Following Dates	Interest Coverage Ratio
12/31/2013	1.00x

Each Fiscal Quarter Ending on the Following Dates	Interest Coverage Ratio
3/31/2014	1.25x
6/30/2014	1.50x
9/30/2014	1.75x
12/31/2014	2.00x
Each Fiscal Quarter Thereafter	3.00x

(b) Minimum Production. Beginning with the Fiscal Quarter ending December 31, 2013, the Issuer shall not permit the amount equal to (i) the net sales volume of oil and gas from the Oil and Gas Properties for the Fiscal Quarter set forth below divided by (ii) the total number of days in such Fiscal Quarter to be less than the amount for such period as set forth opposite such Fiscal Quarter below (the “Minimum Production Test”). Beginning with the Fiscal Quarter ending March 31, 2015, the Issuer shall not be required to comply with the Minimum Production Test so long as the Issuer’s Consolidated Adjusted EBITDAX is equal to or greater than $20,000,000 for the applicable Fiscal Quarter; provided that if the Issuer’s Consolidated Adjusted EBITDAX is less than $20,000,000 during any Fiscal Quarter after the Fiscal Quarter ending March 31, 2015, the Issuer shall comply with the Minimum Production Test each Fiscal Quarter thereafter. For the purposes of this Section 7.7(b), every 6MCF of gas shall be converted into 1Bbls of oil. The Issuer will provide the Administrative Agent with evidence that the preceding is being satisfied within thirty (30) days after the end of each Fiscal Quarter.

Each Fiscal Quarter Ending on the Following Dates	Minimum Production in MBbls of Oil Equivalent Per Fiscal Quarter
12/31/13	1,250
3/31/2014	1,500
6/30/2014	2,500
9/30/2014	3,000
12/31/2014	3,500
3/31/2015	4,000
Each Fiscal Quarter Thereafter	5,000

(c) PDP Asset Coverage Ratio. Beginning with December 31, 2013, the Issuer shall not permit the PDP Asset Coverage Ratio, as of any December 31 or June 30 set forth below, to exceed the ratio set forth below opposite such date.

The Following Dates	PDP Asset Coverage Ratio
12/31/13	0.25x
6/30/14	0.50x
12/31/14	0.75x
Each December and June Thereafter	1.0x

(d) Proved Reserves Asset Coverage Ratio. Beginning with December 31, 2013, the Issuer shall not permit the Proved Reserves Asset Coverage Ratio, as of any December 31 or June 30 set forth below, to exceed the ratio set forth below opposite such date.

The Following Dates	Proved Reserves Asset Coverage Ratio
12/31/13	0.40x
6/30/14	0.75x
12/31/14	1.00x
6/30/2015	1.50x
Each December and June Thereafter	2.00x

(e) General and Administrative Costs. The Issuer will not permit General and Administrative Costs of the Note Parties exceed the amount set forth below opposite such Fiscal Year.

Fiscal Year	General and Administrative Expenses
2013	$10,000,000
2014	$11,500,000
2015	$13,000,000
Each Fiscal Year Thereafter	$14,500,000

(f) Total Leverage Ratio. Beginning with the Fiscal Quarter ending December 31, 2013, the Issuer shall not permit the Total Leverage Ratio, as of the last day of any Fiscal Quarter set forth below, to exceed the ratio set forth below opposite such Fiscal Quarter.

Each Fiscal Quarter Ending on the Following Dates	Total Leverage Ratio
12/31/2013	6.25x

Each Fiscal Quarter Ending on the Following Dates	Total Leverage Ratio
3/31/2014	5.50x
6/30/2014	5.00x
9/30/2014	4.00x
12/31/2014	3.5x
Each Fiscal Quarter Thereafter	3.0x

(g) Secured Debt Ratio. Beginning with the Fiscal Quarter ending December 31, 2013, the Issuer shall not permit the Secured Debt Ratio, as of the last day of any Fiscal Quarter set forth below, to exceed the ratio set forth below opposite such Fiscal Quarter.

Each Fiscal Quarter Ending on the Following Dates	Secured Debt Ratio
12/31/2013	2.50x
3/31/2014	2.50x
6/30/2014	2.50x
9/30/2014	2.00x
12/31/2014	2.00x
Each Fiscal Quarter Thereafter	1.75x

(h) Current Ratio. Beginning with the Fiscal Quarter ending December 31, 2013, the Issuer will not permit, as of the last day of any Fiscal Quarter, the Current Ratio to be less than 1.0 to 1.0.

(i) Minimum Liquidity. At no time will the Issuer permit the sum of (i) total unencumbered cash, plus (ii) any cash in any Operating Account or other Deposit Account (other than the Funding Account) to be less than $5 million.

7.8 Fundamental Changes; Disposition of Assets. No Note Party shall,

(a) enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), other than (i) the merger of any Note Party or any Subsidiary of a Note Party with and into any Note Party or another Subsidiary of any Note Party (except that, with respect to any such merger or consolidation involving the Issuer, the Issuer must be the surviving entity), and (ii) the merger of any other Person whose lines of business are substantially the same lines of business as one or more of the principal businesses of any Note Party with and into any Note Party, so long as such Note Party shall be the surviving and continuing entity and the Lead Investor consents to such merger; or

(b) convey, sell, farm-out, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of (including through the sale of a production payment or overriding royalty interest), in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except: (i) sales of Hydrocarbons in the ordinary course of business, (ii) disposals of obsolete, worn out, depleted or uneconomic property, (iii) the sale, lease, transfer or other disposition of Property by one Note Party to another Note Party, (iv) mergers and consolidations permitted by Section 7.8(a), (v) dispositions of the Petro Capital Overrides as a result of a Petro Capital Override swap under the Petro Capital Letter Agreement, (vi) dispositions of the Guggenheim Overrides consisting of cross-assignments pursuant to the terms thereof in connection with a reduction in the override percentage; (vii) disposition of funds collected for the beneficial interest of, or of the interests owned by, third party royalty or working interest owners, (viii) so long as no Event of Default has occurred and is continuing, the conveyance, sale, farm-out, lease or sub lease (as lessor or sublessor), exchange, transfer or disposition of Oil and Gas Properties so long as the Issuer, within twelve (12) months of the receipt of the Net Asset Sale Proceeds in connection with such transaction, reinvests such Net Asset Sale Proceeds and the aggregate value of the Oil and Gas Properties conveyed in reliance of this clause does not exceed $2,500,000, (ix) the termination, settlement, unwinding or liquidation of Swap Agreements so long as the value of all Swap Agreements terminated, settled, unwound and liquidated in any period of twelve (12) consecutive calendar months does not exceed the greater of $5,000,000 or 5.0% of the Issuer’s Consolidated Adjusted EBITDAX, (x) required dispositions pursuant to the Constellation Agreement and the Halcon AMI Agreements; provided that all cash received by a Note Party pursuant to this clause (x) shall only be used in furtherance of the APOD, and (xi) transfers of Oil and Gas Properties located in the Woodbine Area in exchange for Oil and Gas Properties of equal or greater value (as determined by the Borrower and certified to the Holders in a certificate containing reasonably detailed calculations delivered by an Authorized Officer of the Issuer) so long as the aggregate acreage of the Oil and Gas Properties transferred in reliance of this clause do not exceed 1,000 acres; or

(c) acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures permitted hereunder in the ordinary course of business consistent with past practice) the business, property (including Oil and Gas Properties) or fixed assets of, or Capital Stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, or make any commitment or incur any obligation to enter into any such transaction, except Investments made in accordance with Section 7.6 or in connection with the APOD.

7.9 Sales and Lease Backs. No Note Party shall directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Note Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Issuer or any of its Subsidiaries) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Note Party to any Person (other than the Issuer or any of its Subsidiaries) in connection with such lease.

7.10 Transactions with Affiliates or Covered Persons. No Note Party shall directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any Property or the rendering of any service) with any Affiliate or Covered Person, and no Note Party will suffer to exist any arrangement or understanding, regardless of whether such arrangement has been formalized, whereby services or the sale of any Property are provided to an Affiliate or Covered Person on terms more favorable than that provided to the applicable Note Party for similar services or any Affiliate or Covered Person provides any Note Party with services related to the gathering and processing of Hydrocarbons; provided, the foregoing restriction shall not apply to any transaction between any Note

Party and any other Note Party; provided further, that the Note Parties may perform any obligations under any agreement in existence on the Closing Date and set forth on Schedule 7.10, as the same may be amended, supplemented or otherwise modified from time to time with the consent of the Lead Investor.

7.11 APOD.

(a) No Note Party shall, nor will it allow any Subsidiary to, deviate from the APOD then in effect or make Consolidated Capital Expenditures in any manner not provided for in the APOD then in effect, unless permitted by the Requisite Holders.

(b) If the Issuer desires to make any change to the APOD or is required to update the APOD pursuant to the terms hereof, it shall submit a revised APOD, along with a written narrative describing such changes and an APOD Certificate, to the Administrative Agent for its review, but in any case the Issuer shall submit an APOD no less than once yearly. Any revised plan submitted to the Administrative Agent shall not be considered the current APOD until such time as the Administrative Agent shall have consented to such revised plan (at the discretion of the Requisite Holders) and no Note Party shall be permitted to spend funds in furtherance of such draft APOD. The Requisite Holders shall have no obligation to consent to any APOD.

7.12 Conduct of Business. From and after the Closing Date, no Note Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses contemplated by the current APOD or engaged in by such Note Party on the Closing Date as presently conducted and all activities and operations incidental thereto, including all general and administrative activities, and the leasing, operation or ownership of any office buildings or other real property related to such business.

7.13 Amendments or Waivers of Material Contracts, Related Agreements and other Documents.

(a) No Note Party shall agree to any material amendment, restatement, supplement or other modification to, or waiver of, any Material Contract (other than the Senior Unsecured Notes Facility which is addressed in Section 7.13(b)), the Guggenheim Equity Kicker Letter, the Employee Overrides, the Chesapeake Seller Note or the Related Agreements, in each case in a manner materially adverse to the Holders, without obtaining the prior written consent of the Lead Investor.

(b) The Note Parties shall not terminate or agree to any amendment, restatement, supplement or other modification to, or waiver of any of its rights under, the Senior Unsecured Notes Facility to the extent any of the foregoing would be materially adverse to the interest of the Holders, in each case without the prior written consent of the Requisite Holders.

7.14 Fiscal Year. No Note Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31.

7.15 Deposit Accounts. On and after the Closing Date, no Note Party shall establish or maintain a Deposit Account or Securities Account other than the Accounts or Securities Accounts covered by a Control Agreement listed in Schedule 7.15, including, without limitation, any Operating Account, without executing and delivering to Administrative Agent a Control Agreement covering the applicable Deposit Account or Securities Account. On and after the Closing Date, no Note Party will deposit Collateral (including the proceeds thereof), Cash Receipts or the proceeds of Notes in a Deposit Account or Securities Account that is not subject to a Control Agreement. Notwithstanding anything to the contrary contained herein, each Control Agreement (other than the Control Agreement on the Funding Account) shall permit the Issuer and the other Note Parties, as applicable, to withdraw from the Deposit

Account or Security Account, as applicable, any amounts contained therein so long as Administrative Agent (acting at the written request of the Requisite Holders) has not sent the depositary bank party to such Control Agreement a notice indicating that the Administrative Agent has exercised its right to acceleration pursuant to this Agreement following the occurrence and continuance of an Event of Default.

7.16 Amendments to Organizational Agreements. No Note Party shall amend or permit any amendments to any Note Party’s Organizational Documents in each case in a manner materially adverse to the Holders without the prior written consent of the Lead Investor, which consent shall not be unreasonably withheld, delayed or conditioned.

7.17 Sale or Discount of Receivables. Except for receivables obtained by any Note Party out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business consistent with past practice or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business consistent with past practice in connection with the compromise or collection thereof and not in connection with any financing transaction, no Note Party will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

7.18 Gas Imbalances, Take-or-Pay or Other Prepayments. No Note Party will allow (a) material prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any Hydrocarbons produced or to be produced from any Oil and Gas Property after the date hereof or (b) any “take or pay”, gas imbalances (in excess of 10,000 mcf of gas (on an mcf equivalent basis) in the aggregate) or other similar arrangement that would require the Note Parties to deliver Hydrocarbons at some future time without receiving full payment therefore at the time of delivery.

7.19 Swap Agreements. The Issuer will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than (i) Swap Agreements with a counterparty reasonably acceptable to the Lead Investor in respect of commodities the notional volumes for which (when aggregated and netted with other commodity Swap Agreements then in effect other than puts, floors and basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed eighty percent (80%) of the reasonably anticipated projected production from Proved Developed Producing Oil and Gas Properties for each month during the period during which such Swap Agreement is in effect for each of crude oil, natural gas liquids and natural gas, calculated separately and (ii) Swap Agreements with a counterparty reasonably acceptable to the Lead Investor in respect of interest rates effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Issuer and the Guarantors then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of the Issuer’s Indebtedness for borrowed money which bears interest at a floating rate. In no event shall any Swap Agreements in respect of interest rates have a term beyond 48 months from the date of execution thereof. In each case, to the extent any such Swap Agreement contain any requirement, agreement or covenant for the Issuer or any Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures, such Swap Agreement shall be subject to a Swap Intercreditor Agreement.

7.20 Holding Company. The Parent shall not engage in any business or activity other than (a) the ownership of all outstanding Capital Stock in the Issuer, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the Note Parties, (d) the execution and delivery of the Note Documents to which it is a party and the performance of its obligations thereunder, and (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this Section 7.20.

SECTION 8.

OPERATING ACCOUNT; FUNDING ACCOUNT

8.1 Operating Accounts. The Issuer shall maintain at the Issuer’s expense, one or more interest-bearing accounts (collectively, the “Operating Accounts” and individually, each an “Operating Account”) in the name of the Issuer with banks (collectively, the “Operating Account Bank” and individually, each an “Operating Account Bank”) selected by the Issuer and reasonably acceptable to Administrative Agent (acting at the written direction of the Requisite Holders), which have entered into a Control Agreement specifying that such Operating Account Bank shall comply with all instructions it receives from Administrative Agent (acting at the written direction of the Requisite Holders) with respect to such Operating Account without further consent from the Issuer. All Cash Receipts to be received by the Issuer or any Note Party shall be deposited in any Operating Account, and the Issuer shall direct (and hereby agrees to direct) each payor of any Cash Receipts now and in the future to make payment to any such Operating Account. After the occurrence and during the continuance of an Event of Default, the Issuer hereby irrevocably appoints Administrative Agent as its attorney-in-fact (and such appointment shall be deemed to be coupled with an interest so long as any Notes remain outstanding) to address any Direction Letter or Letter-in-Lieu of division order executed by the Issuer it may hold and deliver or have delivered any such letter to any Person purchasing Hydrocarbons from the Note Party’s Oil and Gas Properties that is not then directing payment for such Hydrocarbons to any Operating Account. Not later than ten (10) Business Days after the Closing Date, the Issuer shall send Direction Letters to all existing purchasers and the Administrative Agent (and within ten (10) Business Days after entering into an agreement with any new purchaser, to such new purchaser) of Hydrocarbons produced from the Oil and Gas Properties of the Note Parties, directing them to forward all amounts payable to the Note Parties directly to any Operating Account at the mailing address of the applicable Operating Account Bank. Notwithstanding the foregoing, each such Control Agreement shall permit the Issuer and its Note Parties, as applicable, to withdraw from the Operating Accounts any amounts contained therein so long as Administrative Agent (acting at the written direction of the Requisite Holders) has not sent the depository bank party to such Control Agreement a notice indicating that the Administrative Agent has exercised its right to acceleration pursuant to this Agreement following the occurrence and continuance of an Event of Default. Administrative Agent acknowledges and agrees that it does not presently and shall not in the future claim, create or attempt to create any lien on or security interest in any Other Owner Cash Receipts and hereby waives, disclaims and relinquishes any such lien or security interest.

8.2 Funding Account.

(a) On and after the Closing Date, the Issuer shall maintain at the Issuer’s expense an interest-bearing account (the “Funding Account”), which account shall be under Administrative Agent’s exclusive control with a bank (“Funding Bank”) to be selected by Administrative Agent (acting at the written direction of the Requisite Holders) and reasonably acceptable to the Issuer which has entered into a Control Agreement specifying that the Funding Bank shall comply with all instructions it receives from Administrative Agent (acting at the written direction of the Requisite Holders) with respect to the Funding Account without further consent from the Issuer. All loans made pursuant to this Agreement shall be deposited into the Funding Account along with any other amount to be directed to such account pursuant to Section 2.

(b) The funds deposited in the Funding Account, together with all interest thereon, shall be available on each Interest Payment Date to fund accrued but unpaid cash interest on the Notes, whether by transfer to the Operating Accounts or direct debit by Administrative Agent, to the extent funds on deposit in the Operating Accounts are insufficient to pay such amounts in full. If Administrative Agent (acting at the written direction of the Requisite Holders) applies amounts in the Funding Account (which prior to the occurrence of a Default or Event of Default, it may only do to pay interest owing on an

Interest Payment Date), the Issuer shall deposit additional amounts into the Funding Account within 30 days of the date such debit occurs to the extent necessary to replenish such amount that the Administrative Agent direct debited from the Funding Account.

(c) Following receipt of an Invoice Disbursement Request (unless such requirement is waived by Administrative Agent (acting at the written direction of the Requisite Holders)) and upon approval by Administrative Agent (acting at the written direction of the Requisite Holders) of the proposed use of amounts contained in the Funding Account, if no Default or Event of Default has occurred and is continuing, Administrative Agent (on behalf of the Holders) shall make the disbursements from the Funding Account to the Operating Account in the amounts and for the purposes specified in such Invoice Disbursement Request.

(d) Notwithstanding any of the foregoing provisions of this Section 8.2, for so long as (i) no Event of Default has occurred and is continuing and (ii) the Issuer is in pro forma compliance with the terms of Section 7.7(e) and 7.11 herein, promptly upon the request of the Issuer and receipt from the Issuer of (x) a certificate from the Issuer representing as to the truth and accuracy of the preceding clauses (i) and (ii) and (y) an AFE, joint interest billings, invoices or other information reasonably satisfactory to the Lead Investor to explain or evidence expenditures, the Administrative Agent, at the direction of the Lead Investor, shall make disbursements from the Funding Account to the Operating Account in an amount equal to the amounts owing by the Issuer and any other Note Party to fund such AFE, joint interest billing, or invoice.

SECTION 9.

EVENTS OF DEFAULT

9.1 Events of Default. If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a) Failure to Make Payments When Due. Failure by the Issuer to pay (i) when due the principal or premium, if any, on any Note whether at stated maturity, by acceleration or otherwise; (ii) when due any interest on any Note or any fee or any other amount due under any Note Document; and such failure shall continue unremedied for a period of three (3) Business Days; or

(b) Default in Other Agreements. (i) Failure of any Note Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 7.1(a)) in an amount individually or in the aggregate of $2,500,000 or more, in each case beyond the grace period, if any, provided therefor, (ii) any “Event of Default”, “Termination Event”, or “Additional Termination Event” occurs (as each such term is defined in any Swap Intercreditor Agreement) or (iii) breach or default by any Note Party with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause any Note Party to make any offer to prepay, redeem, repurchase or defease such Indebtedness, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Note Party to perform or comply with any term or condition contained in Sections 2.4, 6.2, 6.12, 6.15 or 6.20 or the failure of any Note Party to perform or comply with any term or condition contained in Section 7; or

(d) Breach of Representations, etc. Any representation, warranty, or certification made or deemed made by any Note Party in any Note Document, or in any certificate at any time given by any Note Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Note Documents. Any Note Party shall default in any material respect in the performance of or compliance with any term contained herein or any of the other Note Documents, other than any such term referred to in any other paragraph of this Section 9.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of the knowledge of any Authorized Officer of any Note Party of such breach or failure and the date notice thereof is given to the Issuer by the Administrative Agent or any Holder; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Note Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Note Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Note Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Note Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Note Party, and any such event described in this clause (ii)) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Note Party shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Note Party shall make any assignment for the benefit of creditors; or (ii) any Note Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Note Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 9.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving an amount individually or in the aggregate in excess of $2,500,000 (to the extent not fully covered by insurance (less any deductible) as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Note Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days (or in any event later than the date that enforcement proceedings shall have been commenced by any creditor upon such judgment order or five (5) days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Note Party decreeing the dissolution or split up of such Note Party and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days; or

(j) Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of Issuer, any its Subsidiaries or any of their respective ERISA Affiliates in excess of $2,500,000 during the term hereof; or

(k) Change of Control. A Change of Control shall occur; or

(l) Note Documents. At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms or by reason of a merger or consolidation permitted pursuant to Section 7.8 hereof) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have, or it shall be asserted in writing by any Note Party, as applicable, not to have, a valid and perfected First Priority Lien (subject to Permitted Liens) in any Collateral purported to be covered by the Collateral Documents, in each case for any reason other than the failure of Administrative Agent to take any action within its control, or (iii) any Note Party shall contest in writing the validity or enforceability of any Note Document or any Lien on the Collateral or any purported Collateral in favor of Administrative Agent or deny in writing that it has any further liability under any Note Document to which it is a party.

9.2 Remedies. (a) Upon the occurrence of any Event of Default described in Section 9.1(f) or 9.1(g), automatically, and (b) upon the occurrence of any other Event of Default, upon notice to the Issuer to such effect by Administrative Agent, Administrative Agent, on behalf of the Requisite Holders, may and shall have the right to take any of the following actions (i) terminate all commitments, (ii) declare the Obligations to be immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Note Party, (iii) enforce any and all Liens and security interests created pursuant to the Collateral Documents and (iv) complete the Letters-in-Lieu and deliver same.

SECTION 10.

ADMINISTRATIVE AGENT

10.1 Appointment of Administrative Agent. Cortland Capital Market Services LLC, a Delaware limited liability company, is hereby appointed Administrative Agent hereunder and under the other Note Documents and each Holder hereby authorizes Cortland Capital Market Services LLC, in such capacity, to act as its agent (including as collateral agent) in accordance with the terms hereof and the other Note Documents. The Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Note Documents, as applicable. The provisions of this Section 10.1 are solely for the benefit of the Administrative Agent and the Holders and no Note Party shall have any rights as a primary or third party beneficiary of any of the provisions hereof. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Holders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Note Party or any Affiliate thereof.

10.2 Powers and Duties. Each Holder irrevocably authorizes the Administrative Agent to take such action on such Holder’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Note Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Note Documents to which the Administrative Agent is a party. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have or be deemed to have, by reason hereof or any of the other Note Documents, a fiduciary relationship in respect of any Holder; and nothing herein or any of the other Note Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Note Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Note Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

10.3 General Immunity.

(a) No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Holder for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Note Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or communications or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to Holders or by or on behalf of any Note Party to the Administrative Agent or any Holder in connection with the Note Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Note Party or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Note Documents or as to the use of the proceeds of the Notes or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Notes or the component amounts thereof.

(b) Exculpatory Provisions. Subject to clause (b)(ii) hereof further limiting the liability of the Administrative Agent, neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Holders for any action taken or omitted by the Administrative Agent under or in connection the Note Purchases or with any of the Note Documents except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Note Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from Requisite Holders (or such other Holders as may be required to give such instructions under Section 11.5) or in accordance with the applicable Collateral Document, and, upon receipt of such instructions from Requisite Holders (or such other Holders, as the case may be) or in accordance with the other applicable Collateral Documents, as the case may be, the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Note Parties), accountants, experts and other professional advisors selected by it; and (ii) no Holder shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Note Documents in accordance with the instructions of Requisite Holders (or such other Holders as may be required to give such instructions under Section 11.5) or in accordance with the applicable Collateral Document.

(c) Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Holders, unless the Administrative Agent shall have received written notice from a Holder or the Issuer referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Holders of its receipt of any such notice and the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Holders.

10.4 Administrative Agent Entitled to Act as Holder. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Holder hereunder, if applicable. With respect to its participation in the Notes, if any, the Administrative Agent shall have the same rights and powers hereunder as any other Holder and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Holder” shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity to the extent the Administrative Agent is or becomes a Holder. The Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Note Party or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Note Party or any of their respective Affiliates for services in connection herewith and otherwise without having to account for the same to Holders.

10.5 Holders’ Representations, Warranties and Acknowledgment.

(a) Each Holder represents and warrants to the Administrative Agent that it has made its own independent investigation of the financial condition and affairs of each Note Party, without reliance upon the Administrative Agent or any other Holder and based on such documents and information as it has deemed appropriate, in connection with Note Purchases hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of each Note Party. Each Holder acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any review of the affairs of each Note Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Holder as to any matter, including whether the Administrative Agent has disclosed material information in its possession. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Holders or to provide any Holder with any credit or other information with respect thereto, whether coming into its possession before the purchase of the Notes or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Holders.

(b) Each Holder, by delivering its signature page to this Agreement or a joinder agreement and funding its Note, shall be deemed to have acknowledged receipt of, and consented to and approved, each Note Document and each other document required to be approved by the Administrative Agent, Requisite Holders or Holders, as applicable.

10.6 Right to Indemnity. The Holders jointly and severally agree to indemnify the Administrative Agent, its Affiliates and its officers, partners, directors, trustees, employees, representatives and agents of the Administrative Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Note Party, for and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Note Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Note Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF THE ADMINISTRATIVE AGENT; provided, no Holder shall be liable for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, this sentence shall not be deemed to require any Holder to indemnify any Indemnitee Agent Party against any claim, liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

10.7 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Holders and the Issuer. Upon any such notice of resignation, Requisite Holders shall have the right, upon five (5) Business Days’ notice to the Issuer, to appoint a successor Administrative Agent which successor shall be reasonably acceptable to the Issuer. If no successor shall have been so appointed by the Requisite Holders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Holders, appoint a successor Administrative Agent from among the Holders. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent, at no cost or expense to the retiring Administrative Agent, shall promptly (i) transfer to such successor Administrative Agent all sums, Capital Stock and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Note Documents, and (ii) execute and deliver to such successor Administrative Agent, at the Issuer’s sole cost and expense, such amendments to financing statements, and take such other actions, as may be reasonably requested in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative

Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b) Notwithstanding anything herein to the contrary, the Administrative Agent may assign its rights and duties as Administrative Agent hereunder to an Affiliate of the Administrative Agent, to Highbridge or an Affiliate of Highbridge, any other financing source of Highbridge or Affiliate of Highbridge or to any Holder or Affiliate thereof without the prior written consent of, or prior written notice to, the Issuer or the Holders; provided that the Issuer and the Holders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to the Issuer and the Holders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Note Documents.

(c) Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Note Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Section 10.3 and Section 10.6 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 10.3 and of Section 10.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Note Parties and the Holders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Note Party, Holder or any other Person and no Note Party, Holder or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

10.8 Collateral Documents.

(a) Administrative Agent under Collateral Documents. Each Holder hereby further irrevocably authorizes the Administrative Agent, on behalf of and for the benefit of the Holders, to be the agent for and representative of Holders with respect to the Collateral Documents and to enter into such other agreements with respect to the Collateral (including intercreditor agreements) as it may deem necessary without further consent from the Holders. Subject to Section 11.6, without further written consent or authorization from the Holders, the Administrative Agent, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Requisite Holders (or such other Holders as may be required to give such consent under Section 11.6) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to the Guarantee and Collateral Agreement or with respect to which Requisite Holders (or such other Holders as may be required to give such consent under Section 11.6) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Note Documents to the contrary notwithstanding, the Issuer, the Administrative Agent and each Holder hereby agree that (i) no Holder shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty or exercise any other remedy provided under the Note Documents (other than the right of set-off), it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent (acting at the written direction of the Requisite Holders), on behalf of the Holders in accordance with the terms hereof and all powers, rights and remedies under this Agreement and the Collateral Documents may be exercised solely by the Administrative Agent (acting at the written direction of the Requisite Holders), and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or its nominee may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of Holders (but not any Holder or Holders in its or their respective individual capacities unless the Requisite Holders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations arising under the Note Documents as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.

10.9 Posting of Approved Electronic Communications.

(a) Delivery of Communications. Each Note Party hereby agrees, unless directed otherwise by the Administrative Agent in writing or unless the electronic mail address referred to below has not been provided by the Administrative Agent to such Note Party, that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Holders pursuant to the Note Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Note Purchase Notice, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Note Document, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Note or other Note Purchase hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, each Note Party agrees to continue to provide the Communications to the Administrative Agent or the Holders, as the case may be, in the manner specified in the Note Documents but only to the extent requested by the Administrative Agent.

(b) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of the Administrative Agent or any Holder to give any notice or other communication pursuant to any Note Document in any other manner specified in such Note Document.

10.10 Proofs of Claim. The Holders and each Note Party hereby agree that after the occurrence of an Event of Default pursuant to Sections 9.1(f) or 9.1(g), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, the Administrative Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Note Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Notes and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Holders, the Administrative Agent and other agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Holders, the Administrative Agent and other agents and their agents and counsel and all other amounts due Holders, the Administrative Agent and other agents hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Holders, to pay to the Administrative Agent any amount due for the compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Holders or to authorize the Administrative Agent to vote in respect of the claim of any Holder in any such proceeding. Further, nothing contained in this Section 10.10 shall affect or preclude the ability of any Holder to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Holder’s outstanding Obligations.

SECTION 11.

MISCELLANEOUS

11.1 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Note Party or the Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Note Document, and in the case of any Holder, the address as indicated on Appendix B or otherwise indicated to the Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or by email .pdf or United States certified or registered mail or courier service and shall be deemed to have been given when delivered and signed for against receipt thereof, or upon confirmed receipt of telefacsimile, telex or email .pdf; provided, no notice to the Administrative Agent shall be effective until received by the Administrative Agent.

11.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, each Note Party agrees to pay promptly (a) all reasonable, out-of-pocket costs and expenses of preparation of the Note Documents and any consents, amendments, waivers or other modifications thereto; (b) all reasonable, out-of-pocket fees, expenses and disbursements of counsel to the Note Parties in furnishing all opinions required hereunder; (c) all reasonable, out-of-pocket fees, expenses and disbursements of counsel to the Administrative Agent and the Lead Investor in connection with the negotiation, preparation, execution, review and administration of the Note Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Note Party; (d) all reasonable, out-of-pocket costs and expenses of creating and perfecting Liens in favor of the Administrative Agent, for the benefit of the Holders pursuant hereto, including filing and recording fees, expenses and amounts owed pursuant to Sections 2.14(c) and 2.14(d), search fees, and fees, expenses and disbursements of counsel to the Administrative Agent and of counsel providing any opinions that the Administrative Agent may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all reasonable, out-of-pocket costs and fees, expenses and disbursements of any auditors, accountants, consultants, engineers or appraisers; (f) all reasonable, out-of-pocket costs and expenses (including the fees, expenses and disbursements of counsel retained by the Administrative Agent) in connection with the Administration by the Administrative Agent or the custody or preservation of any of the Collateral; (g) all other reasonable, out-of-pocket costs and expenses incurred by the Administrative Agent and the Lead Investor in connection with the negotiation, preparation and execution of the Note Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including attorneys’ fees and costs of settlement, incurred by the Administrative Agent and Holders in enforcing any Obligations of or in collecting any payments due from any Note Party hereunder or under the other Note Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

11.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 11.2, whether or not any or all of the transactions contemplated hereby shall be consummated, each Note Party agrees to defend, indemnify, pay and hold harmless, the Administrative Agent and each Holder, their Affiliates and its and their respective officers, members, shareholders, partners, directors, trustees, employees, advisors, representatives and agents and each of their respective successors and assigns and each Person who control any of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Note Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities if such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Note Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Note Party shall assert, and each Note Party hereby waives, releases and agrees not to sue upon any claim against any Indemnitee on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement, any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith. This Section 11.3 shall not apply with respect to Taxes (including any Taxes covered by Section 2.14) other than any Taxes (including any Tax on the Overall Net Income) that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.4 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Holder and its/their respective Affiliates are each hereby authorized by each Note Party at any time or from time to time subject to the consent of the Requisite Holders (such consent not to be unreasonably withheld or delayed), without notice to any Note Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Holder to or for the credit or the account of any Note Party (in whatever currency) against and on account of the obligations and liabilities of any Note Party to such Holder hereunder, and under the other Note Documents, including all claims of any nature or description arising out of or connected hereto or with any other Note Document, irrespective of whether or not (a) such Holder shall have made any demand hereunder, (b) the principal of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured, or (c) such obligation or liability is owed to a branch or office of such Holder different from the branch or office holding such deposit or obligation or such Indebtedness.

11.5 Sharing of Payments by Holders. If any Holder shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest in any of its Notes or other Obligations hereunder resulting in such Holder receiving payment of a proportion of the aggregate amount of its Notes and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Holder receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Notes and other Obligations of the other Holders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Holders ratably in accordance with the aggregate amount of principal and accrued interest on their respective Notes and other amounts owing them; provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this paragraph shall not be construed to apply to (i) any payment made by the Issuer pursuant to and in accordance with the express terms of this Agreement, or (ii) any payment obtained by a Holder as consideration for the assignment of or sale of a participation in any of its Notes or Obligations to any assignee or participant, other than to the Issuer or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Issuer consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Holder acquiring a participation pursuant to the foregoing arrangements may exercise against the Issuer rights of setoff and counterclaim with respect to such participation as fully as if such Holder were a direct creditor of the Issuer in the amount of such participation.

11.6 Amendments and Waivers.

(a) Requisite Holders’ Consent. Subject to Sections 11.6(b), 11.6(c) and 11.6(g), no amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, the Issuer, the Administrative Agent and the Requisite Holders or (ii) in the case of any other Note Document, the Issuer and the Administrative Agent with the consent of the Requisite Holders.

(b) Affected Holders’ Consent. Without the written consent of each Holder that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Note of such Holder;

(ii) waive, reduce or postpone any scheduled repayment due such Holder (but not prepayment);

(iii) reduce the rate of interest on any Note of such Holder and any waiver of any increase in the interest rate applicable to any Note pursuant to Section 2.6(c)) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees to such Holder;

(v) reduce the principal amount of any Note;

(vi) release any Guarantor from the Guaranty pursuant to the Guarantee and Collateral Agreement or release the Liens securing all or substantially all of the Collateral (in either case, except as permitted by Section 7.8);

(vii) amend, modify, terminate or waive any provision of this Section 11.6(b) or Section 11.6(g); or

(viii) amend the definition of “Requisite Holders” or “Pro Rata Share.”

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall amend, modify, terminate or waive any provision of Section 10 as the same applies to the Administrative Agent or any Indemnitee Agent Party, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the consent of the Administrative Agent or, if applicable, any Indemnitee Agent Party.

(d) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of the applicable Holders, execute amendments, modifications, waivers or consents on behalf of such Holder. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Note Party in any case shall entitle any Note Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.6(d) shall be binding upon each Holder at the time outstanding, each future Holder and, if signed by a Note Party, on such Note Party.

(e) Retirement of Notes. No Note Party will, and Issuer will not permit any of its Subsidiaries or any of the Note Parties to, directly or indirectly, offer to purchase or otherwise acquire any outstanding Notes except as permitted or required hereby.

(f) Amendment Consideration. None of Issuer or any of its Affiliates or any other party to any Note Documents will, directly or indirectly, request or negotiate for, or offer or pay any remuneration or grant any security as an inducement for, any proposed amendment or waiver of any of the provisions of this Agreement or any of the other Note Documents unless each Holder of the Notes (irrespective of the kind and amount of Notes then owned by it) shall be informed thereof by Issuer and, if such Holder is entitled to the benefit of any such provision proposed to be amended or waived, shall be afforded the opportunity of considering the same, shall be supplied by Issuer and any other party hereto with sufficient information to enable it to make an informed decision with respect thereto and shall be offered and paid such remuneration and granted such security on the same terms. For the avoidance of doubt, nothing in this Section 11.6(f) is intended to restrict or limit the amendment requirements otherwise set forth herein.

(g) Specified Consent Rights. For the purposes of the definitions of “Annual Capital Budget” and “Consolidated Capital Expenditures” and Sections 6.15, 7.6(d), 7.11 and 7.13(b), the term “Requisite Holders” shall mean one or more Holders, which must include both the Lead Investor and Apollo, having or holding Exposure representing more than fifty percent (50%) of the sum of the aggregate Exposure of all Holders.

11.7 Successors and Assigns; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Holders. No Note Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Note Party without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld) and all Holders (and any attempted assignment or transfer by any Note Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Administrative Agent and Holders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments. Any Holder may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Senior Secured Commitments or any commitments pursuant to a Supplement, and the Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of such Holder’s rights and obligations assigned under this Agreement and shall be an equal percentage with respect to both its obligations owing in respect of the Senior Secured Commitments or commitments pursuant to a Supplement and the related Notes and (ii) each such assignment shall be to an Eligible Assignee.

(c) Mechanics. The assigning Holder and the assignee thereof shall execute and deliver to the Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to Section 2.14(e).

(d) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith and an assignment processing fee payable to the Administrative Agent in the amount of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00), the Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Issuer and shall maintain a copy of such Assignment Agreement.

(e) Representations and Warranties of Assignee. Each Holder, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it has experience and expertise in the making of or investing in loans such as the applicable Loans; and (ii) it will make or invest in, as the case may be, its Notes for its own account in the ordinary course of its business and without a view to distribution of such Notes within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 11.7(e), the disposition of Notes or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 11.7(f), and to the receipt by Administrative Agent of the processing fee specified in Section 11.7(d), as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Holder” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Holder” for all purposes hereof; (ii) the assigning Holder thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 11.9) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Holder’s rights and obligations hereunder, such Holder shall cease to be a party hereto; provided, anything contained in any of the Note Documents to the contrary notwithstanding such assigning Holder shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Holder as a Holder hereunder); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Holder shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Note to Administrative Agent for cancellation, and thereupon the Issuer shall issue and deliver a new Note to such assignee with appropriate insertions, to reflect the outstanding principal balance under the Notes of the assignee. Notes shall not be transferred in denominations of less than $1,000,000, provided, that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000; provided, further, that transfers by a Holder and its Affiliates shall be aggregated for purposes of determining whether or not such $1,000,000 threshold has been reached.

(g) Participations. Each Holder shall have the right at any time to sell one or more participations to any Person (other than a natural Person or any Note Party or any of their respective Affiliates) (each, a “Participant”) in all or any part of such Holder’s rights and/or obligations under this Agreement (including all or a portion of its Notes or any other Obligation); provided that (i) such Holder’s obligations under this Agreement shall remain unchanged, (ii) such Holder shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Issuer, the Administrative Agent, and the Holders shall continue to deal solely and directly with such Holder in connection with such Holder’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Holder sells such a participation shall provide that such Holder shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Holder will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.6 that affects such Participant. The Issuer agrees that each Participant shall be entitled to the benefits of Sections 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(e)) (it being understood that the documentation required under Section 2.14(e) shall be delivered to the participating Holder) to the same extent as if it were a Holder and had acquired its interest by assignment pursuant to paragraph (c) of this Section 11.7;

provided that such Participant shall not be entitled to receive any greater payment under Section 2.14 than the applicable Holder would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant results from a change in Law that occurs after the Participant acquired the applicable participation, or is made with the Issuer’s prior written consent. To the extent permitted by law, each Participant shall be entitled to the benefits of Section 11.4 as though it were a Holder; provided that such Participant agrees to be subject to Section 11.5 as though it were a Holder. Each Holder that sells a participation shall, acting solely for this purpose as an agent of the Issuer, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes or other Obligations under the Note Documents (the “Participant Register”); provided that no Holder shall have any obligation to disclose all or a portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Holder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.8 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

11.9 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Note Purchase. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Note Party set forth in Sections 2.14, 11.2, 11.3, and 11.4 and the agreements of Holders set forth in Sections 2.12, 10.3(b), and 10.6 shall survive the payment of the Notes, and the termination hereof.

11.10 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Holder in the exercise of any power, right or privilege hereunder or under any other Note Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Administrative Agent and each Holder hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Note Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

11.11 Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Holder shall be under any obligation to marshal any assets in favor of any Note Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Note Party makes a payment or payments to the Administrative Agent or Holders (or to the Administrative Agent, on behalf of Holders), or the Administrative Agent or Holders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

11.12 Severability. In case any provision in or obligation hereunder or any Note or other Note Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.13 Obligations Several; Independent Nature of Holders’ Rights. The obligations of the Holders to the Note Parties hereunder are several and no Holder shall be responsible for the obligations or commitment of any other Holder hereunder. Nothing contained herein or in any other Note Document, and no action taken by Holders pursuant hereto or thereto, shall be deemed to constitute Holders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Holder shall be a separate and independent debt, and each Holder shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

11.14 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

11.15 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.16 CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY NOTE PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER NOTE DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH NOTE PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE NOTE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.1 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE NOTE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (D) AGREES THAT THE ADMINISTRATIVE AGENT AND THE HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY NOTE PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

11.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE HOLDER/ISSUER RELATIONSHIP

THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES PURCHASED HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.18 Confidentiality. If the Issuer reasonably believes that any information being furnished by it or any other Note Party to the Administrative Agent or a Holder (“Recipient”) is confidential, the Issuer may so indicate by notice in writing to the Recipient, identifying the information with specificity (such identified information, the “Confidential Information”), in which event the Recipient will use reasonable efforts to maintain the confidentiality thereof; provided, however, that a Recipient may disclose such information (a) to its Affiliates, partners and members and its and their respective directors, managers, officers, employees, attorneys, accountants, advisors, consultants, agents or representatives with a need to know such Confidential Information (collectively “Permitted Recipients”), (b) to any potential assignee or transferee of any of its rights or obligations hereunder (including without limitation, in connection with a sale of any or all of the Notes) or any of their agents and advisors (provided that such potential assignee or transferee shall have been advised of and agree to be bound by the provisions of this Section 11.18), (c) if such information (i) becomes publicly available other than as a result of a breach of this Section 11.18, (ii) becomes available to a Recipient or any of its Permitted Recipients on a non-confidential basis from a source other than the Note Parties, or (iii) is independently developed by the Recipient or any of its Permitted Recipients, (d) to enable it to enforce or otherwise exercise any of its rights and remedies under any Note Document, or (e) as consented to by the Issuer. Notwithstanding anything to the contrary set forth in this Section 11.18 or otherwise, nothing herein shall prevent a Recipient or its Permitted Recipients from complying with any legal requirements (including, without limitation, pursuant to any rule, regulation, stock exchange requirement, self-regulatory body, supervisory authority, other applicable judicial or governmental order, legal process, fiduciary or similar duties or otherwise) to disclose any Confidential Information; provided, however, that in each case, Recipient or its Permitted Recipients furnish only that portion of such information which it is advised by such Recipient or its Permitted Recipient’s counsel is required to be disclosed. In addition, the Recipient and its Permitted Recipients may disclose Confidential Information if so requested by a governmental, self-regulatory or supervisory authority. Each Note Party hereby acknowledges and agrees that, subject to the restrictions on disclosure of Confidential Information as provided in this Section 11.18, the Recipient and their respective Affiliates are in the business of making investments in and otherwise engaging in businesses which may or may not be in competition with the Note Parties or otherwise related to their and their Affiliates’ respective business and that nothing herein shall, or shall be construed to, limit the Holders’ or their Affiliates’ ability to make such investments or engage in such businesses.

Notwithstanding any other provision of this Section 11.18, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the transactions contemplated by this Agreement and the other Note Documents; provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to an understanding of the Tax treatment and Tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law.

11.19 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Notes purchased hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Notes purchased hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Issuer shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Holders and the Issuer to conform strictly to any applicable usury laws. Accordingly, if any Holder contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Holder’s option be applied to the outstanding amount of the Notes purchased hereunder or be refunded to the Issuer. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Holder exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

11.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

11.21 Patriot Act. Each Holder and the Administrative Agent (for itself and not on behalf of any Holder) hereby notifies each Note Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Note Party, which information includes the name and address of such Note Party and other information that will allow such Holder or the Administrative Agent, as applicable, to identify such Note Party in accordance with the Patriot Act.

11.22 Disclosure. Each Note Party and each Holder hereby acknowledges and agrees that Administrative Agent, the Lead Investor and/or their respective Affiliates and their respective Related Funds from time to time may hold investments in, and make loans to, or have other relationships with any of the Note Parties and their respective Affiliates, including the ownership, purchase and sale of Capital Stock in any Note Party or an Affiliate of any Note Party and each Holder hereby expressly consents to such relationships.

11.23 Appointment for Perfection. Each Holder hereby appoints each other Holder as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Holders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Holder (other than the Administrative Agent) obtain possession of any such Collateral, such Holder shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefore (acting at the written direction of the Requisite Holders) shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

11.24 Advertising and Publicity. No Note Party shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by Holders pursuant to this Agreement and the other Note Documents without the prior written consent of the Administrative Agent. Nothing in the foregoing shall be construed to prohibit any Note Party from making any submission or filing which it is required to make by applicable law (including securities laws, rules and regulations) or pursuant to judicial process; provided, that, (a) such filing or submission shall contain only such information as is necessary to comply with applicable law or judicial process and (b) unless specifically prohibited by applicable law or court order, the Issuer shall promptly notify Administrative Agent of the requirement to make such submission or filing and provide Administrative Agent with a copy thereof.

11.25 Acknowledgments and Admissions. The Issuer hereby represents, warrants and acknowledges and admits that:

(a) it has been advised by counsel in the negotiation, execution and delivery of the Note Documents;

(b) it has made an independent decision to enter into this Agreement and the other Note Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by the Administrative Agent or any Holder, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Note Document delivered on or after the date hereof;

(c) there are no representations, warranties, covenants, undertakings or agreements by the Administrative Agent or any Holder as to the Note Documents except as expressly set out in this Agreement;

(d) none of the Administrative Agent or any Holder has any fiduciary obligation toward it with respect to any Note Document or the transactions contemplated thereby;

(e) no partnership or joint venture exists with respect to the Note Documents between any Note Party and the Administrative Agent or any Holder;

(f) the Administrative Agent is not any Note Party’s agent;

(g) Vinson & Elkins L.L.P. is counsel for the Lead Investor and is not counsel for the Administrative Agent or any Note Party;

(h) Holland & Knight LLP is counsel for the Administrative Agent and is not counsel for any Holder or any Note Party

(i) should an Event of Default or Default occur or exist, each of the Administrative Agent and each Holder will determine in its discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time;

(j) without limiting any of the foregoing, no Note Party is relying upon any representation or covenant by any of the Administrative Agent or any Holder, or any representative thereof, and no such representation or covenant has been made, that any of the Administrative Agent or any Holder will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Note Documents with respect to any such Event of Default or Default or any other provision of the Note Documents; and

(k) the Administrative Agent and the Holders have all relied upon the truthfulness of the acknowledgments in this Section 11.25 in deciding to execute and deliver this Agreement and to become obligated hereunder.

11.26 Entire Agreement. This Agreement, and the other Note Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

11.27 Transferability of Securities; Restrictive Legend. Each note, certificate or other instrument evidencing the Notes issued by Issuer shall be stamped or otherwise imprinted with a legend in substantially the following forms:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR NOTE HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.”

Notwithstanding the foregoing, the restrictive legend set forth above shall not be required after the date on which the securities evidenced by such note, certificate or other instrument bearing such restrictive legend no longer constitute “restricted securities” (as defined in Rule 144 promulgated under the Securities Act), and upon the request of the Holder of such Notes, Issuer, without expense to such Holder, shall issue a new note, certificate or other instrument as applicable not bearing the restrictive legend otherwise required to be borne thereby.

11.28 Replacement of Notes. Upon receipt by Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Note is, or is a nominee for, another Holder with a minimum net worth of at least $5,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and, in the case of a Note, bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ISSUER:	ENERGY & EXPLORATION PARTNERS, LLC

	By:	/s/ Hunt Pettit
	Name:	Hunt Pettit
	Title:	President and Chief Executive Officer

PARENT:	ENERGY & EXPLORATION PARTNERS, INC.

	By:	/s/ Hunt Pettit
	Name:	Hunt Pettit
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

ADMINISTRATIVE AGENT:	CORTLAND CAPITAL MARKET SERVICES LLC

	By:	/s/ Jessica J. Mead
	Name:	Jessica J. Mead
	Title:	General Counsel

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

LEAD INVESTOR:	HIGHBRIDGE PRINCIPAL STRATEGIES, LLC

	By:	/s/ Marcus Colwell
	Name:	Marcus Colwell
	Title:	Managing Director

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

HOLDERS:	HIGHBRIDGE SPECIALTY LOAN SECTOR A INVESTMENT FUND, L.P.

By: Highbridge Principal Strategies, LLC, as Trading Manager

	By:	/s/ Marcus Colwell
	Name:	Marcus Colwell
	Title:	Managing Director

HIGHBRIDGE PRINCIPAL STRATEGIES – SPECIALTY LOAN FUND III, L.P.

By: Highbridge Principal Strategies, LLC, as Trading Manager

	By:	/s/ Marcus Colwell
	Name:	Marcus Colwell
	Title:	Managing Director

HIGHBRIDGE SPECIALTY LOAN INSTITUTIONAL HOLDINGS LIMITED

By: Highbridge Principal Strategies, LLC its investment manager

	By:	/s/ Marcus Colwell
	Name:	Marcus Colwell
	Title:	Managing Director

HIGHBRIDGE PRINCIPAL STRATEGIES – SPECIALTY LOAN INSTITUTIONAL FUND III, L.P.

By: Highbridge Principal Strategies, LLC its Manager

	By:	/s/ Marcus Colwell
	Name:	Marcus Colwell
	Title:	Managing Director

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

HIGHBRIDGE PRINCIPAL STRATEGIES – SPECIALTY LOAN VG FUND, L.P.

By: Highbridge Principal Strategies, LLC its Manager

By:	/s/ Marcus Colwell
Name:	Marcus Colwell
Title:	Managing Director

HIGHBRIDGE PRINCIPAL STRATEGIES – NDT SENIOR LOAN FUND, L.P.

By: Highbridge Principal Strategies, LLC, its manager

By:	/s/ Marcus Colwell
Name:	Marcus Colwell
Title:	Managing Director

HIGHBRIDGE AIGUILLES ROUGES SECTOR A INVESTMENT FUND, L.P.

By: Highbridge Principal Strategies, LLC, its general partner

By:	/s/ Marcus Colwell
Name:	Marcus Colwell
Title:	Managing Director

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

APOLLO INVESTMENT CORPORATION

By: Apollo Investment Management, L.P., its Advisor

By: ACC Management, LLC, its General Partner

By:	/s/ Ted Goldthorpe
Name:	Ted Goldthorpe
Title:	President

APOLLO SPECIAL OPPORTUNITIES MANAGED ACCOUNT, L.P.

By: Apollo SOMA Advisors, L.P., its General Partner

By: Apollo SOMA Capital Management, LLC, its General Partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President and Assistant Secretary

APOLLO CENTRE STREET PARTNERSHIP, L.P.

By: Apollo Centre Street Advisors (APO DC), L.P., its General Partner

By: Apollo Centre Street Advisors (APO DC-GP), LLC, its General Partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President and Assistant Secretary

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

APOLLO SK STRATEGIC INVESTMENTS, L.P.

By: Apollo SK Strategic Advisors GP, L.P., its General Partner

By: Apollo SK Strategic Advisors, LLC, its General Partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President and Assistant Secretary

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

APPENDIX A

SENIOR SECURED COMMITMENTS

Holder	Senior Secured Commitment	Pro Rata Share
Highbridge Specialty Loan Sector A Investment Fund, L.P.	$18,914,000.00	25.2187%
Highbridge Principal Strategies – Special Loan Fund III, L.P.	$13,567,285.72	18.0897%
Highbridge Specialty Loan Institutional Holdings Limited	$3,143,000.00	4.1907%
Highbridge Principal Strategies – Specialty Loan Institutional Fund III, L.P.	$3,889,000.00	5.1853%
Highbridge Principal Strategies – Specialty Loan VG Fund, L.P.	$3,238,000.00	4.3174%
Highbridge Principal Strategies – NDT Senior Loan Fund, L.P.	$1,427,000.00	1.9027%
Highbridge Aiguilles Rouges Sector A Investment Fund, L.P.	$4,036,000.00	5.3813%
Apollo Investment Corporation	$13,392,857.14	17.8571%
Apollo Special Opportunities Managed Account, L.P.	$7,767,857.14	10.3571%
Apollo Centre Street Partnership, L.P.	$4,017,857.14	5.3571%
Apollo SK Strategic Investments, L.P.	$1,607,142.86	2.1429%

Total	$75,000,000.00	100.00%

APPENDIX A TO NOTE PURCHASE AGREEMENT

APPENDIX B

NOTICE ADDRESSES

HIGHBRIDGE PRINCIPAL STRATEGIES, LLC
HIGHBRIDGE SPECIALTY LOAN SECTOR A INVESTMENT FUND, L.P.
HIGHBRIDGE PRINCIPAL STRATEGIES – SPECIAL LOAN FUND III, L.P.
HIGHBRIDGE SPECIALTY LOAN INSTITUTIONAL HOLDINGS LIMITED
HIGHBRIDGE PRINCIPAL STRATEGIES – SPECIALTY LOAN INSTITUTIONAL FUND III, L.P.
HIGHBRIDGE PRINCIPAL STRATEGIES – SPECIALTY LOAN VG FUND, L.P.
HIGHBRIDGE PRINCIPAL STRATEGIES – NDT SENIOR LOAN FUND, L.P.
HIGHBRIDGE AIGUILLES ROUGES SECTOR A INVESTMENT FUND, L.P.
40 West 57th Street, 33rd Floor
New York, NY 10019
Attn: Don Dimitrievich
Phone: (212) 287-5491

ENERGY & EXPLORATION PARTNERS, INC.
ENERGY & EXPLORATION PARTNERS, LLC
Two City Place, Suite 1700
One Hundred Throckmorton St.
Fort Worth, TX 76102
Attn: Tom McNutt
Phone: (817) 789-6712

CORTLAND CAPITAL MARKET SERVICES LLC
225 West Washington Street, 21ST FLOOR
Chicago, IL 60606
Attn: Ryan Morick
E-mail: ryan.morick@cortlandglobal.com
Phone: (312) 564-5072
and
Attn: Beatta Konopko
E-mai: beatta.konopko@cortlandglobal.com
Phone: (312) 564-5100

APOLLO INVESTMENT CORPORATION
APOLLO SPECIAL OPPORTUNITIES MANAGED ACCOUNT, L.P.
APOLLO CENTRE STREET PARTNERSHIP, L.P.
APOLLO SK STRATEGIC INVESTMENTS, L.P.
c/o Apollo Management, L.P.
9 W 57TH Street
New York, NY 10019
Attn: Joseph Glatt

APPENDIX B TO NOTE PURCHASE AGREEMENT

Schedule 4.1

Jurisdictions of Organization and Qualification

Energy & Exploration Partners, LLC

•	Delaware (Jurisdiction of Organization)

•	Texas

•	Wyoming

•	Montana

•	Colorado

Energy & Exploration Partners, Inc.

•	Delaware (Jurisdiction of Organization)

•	Texas

Energy & Exploration Partners Operating, LP

•	Texas (Jurisdiction of Organization)

•	Colorado

Energy & Exploration Partners Operating GP, LLC

•	Texas (Jurisdiction of Organization)

Schedule 4.2

Capital Stock and Ownership

Ownership of the Issuer (Limited Liability Company)

Energy & Exploration Partners, Inc. is the sole member of the Issuer. (100%)

Ownership of the Parent

Holder	Shares of Common Stock	Shares of Series A Preferred Stock	Shares of Series B Preferred Stock	Warrants to Purchase Series A Preferred Stock	Warrants to Purchase Series B Preferred Stock
H PETTIT HC, Inc.	3
Oso + Toro Multi Strategy Fund Series	56,604
Interests of the SALI Multi-Series Fund II 3(c)(1), L.P.
Oso + Toro Multi Strategy Fund (Tax Exempt) Segregated Portfolio of SALI Multi-Series Fund SPC, Ltd.	37,736
Carl Lasner	943

Jason Roberts	5,050
Zachary Burk Lowe	2,358
Janice Boswell Wueste	717
Laura Pettit	360
Matthew F. Ledbetter	897
Amber Boswell	8,804
Brian Nelson	50,000
David Patty	25,000
Robert Karpman	15,000
Tom McNutt	10,000
Scott Burk	2,500
John Richards	12,821
Chad Galloway	5,000
Lawrence B. Van Ingen	2,500
Steve Wilson	2,500
John Evans	2,500
Cody Smith	2,500
John Foster Pettit, Jr.	1,169
Elizabeth Pettit LaVaccare	1,169
Pamela Noelle Pennington	1,169
Sylvia Signor Family Trust	4,678
Sylvia Signor Education Trust	9,356
Pettit 2012 Children’s Trust	43,588
Pettit 2012 Family Trust	197,899

Holder	Shares of Common Stock	Shares of Series A Preferred Stock	Shares of Series B Preferred Stock	Warrants to Purchase Series A Preferred Stock	Warrants to Purchase Series B Preferred Stock
Highbridge Principal Strategies – Mezzanine Partners II Delaware Subsidiary, LLC				82,138	24,958
Highbridge Principal Strategies – AP Mezzanine Partners II, L.P.				3,996	2,928
ENXP Offshore, L.P.				55,836	40,914
ENXP Institutional, L.P.				5,993	4,391
Apollo Investment Corporation				48,077

Ownership of Energy & Exploration Partners Operating, LP

The Issuer is a limited partner of Energy & Exploration Partners Operating, LP (99%).

Energy & Exploration Partners Operating GP, LLC is the general partner of Energy & Exploration Partners Operating, LP (1%).

Ownership of Energy & Exploration Partners Operating GP, LLC

The Issuer is the sole member of Energy & Exploration Partners Operating GP, LLC (100%).

Schedule 4.5

Governmental and Other Consents

None.

Schedule 4.7

Financial Information

Parent files a consolidated Federal Income Tax Return, and the Issuer is included on this return. Taxes owed with respect to the Parent’s 2012 Federal Tax Income Return. The estimated amount of federal taxes for 2012 is approximately $5.7 million.

Gas Gathering Contract (Woodbine Systems) dated January 1,2012 between Chesapeake Exploration L.L.C., as Producer, and Mockingbird Midstream Gas Services, L.L.C., as Gatherer

Gas Gathering Contract (North Zulch) dated January 1, 2012 between Chesapeake Energy Marketing, Inc., Chesapeake Operating, Inc., and Chesapeake Exploration L.L.C., collectively as Producer, and Texas Midstream Gas Services, L.L.C., as Gatherer

Contract No. 9154-100 Gas Purchase and Gas Processing Contract dated June 1, 2011 between Chesapeake Energy Marketing, Inc. (“Seller”), Chesapeake Exploration, L.L.C. (“Producer”), ETC Texas Pipeline, Ltd. (“Buyer”); amended by the Amendment to Gas Purchase and Gas Processing Contract and Individual Transaction Confirmation effective August 1, 2013 and replacing Seller with SEI Energy, LLC and replacing Producer with Energy & Exploration Partners, LLC.

Schedule 4.9

Material Adverse Effect

None.

Schedule 4.10

Restricted Junior Payments

Parent files a consolidated Federal Income Tax Return, and the Issuer is included on this return. Taxes owed with respect to the Parent’s 2012 Federal Income Tax Return. The estimated amount of federal taxes for 2012 is approximately $5.7 million.

Schedule 4.11

Adverse Proceedings

None.

Schedule 4.12

Payment of Taxes

Parent files a consolidated Federal Income Tax Return and the Issuer is included on this return. Taxes owed with respect to the Parent’s 2012 Federal Income Tax Return. The estimated amount of federal taxes for 2012 is approximately $5.7 million.

Schedule 4.16

Material Contracts

Investment Banking

1.	Letter Agreement dated March 7, 2012 by and between the Issuer and Canaccord Genuity Inc. as amended by the Amended Letter Agreement dated October 1, 2012 between Canaccord Genuity Inc. and the Issuer.

Purchase and Sale Agreement and/or JOA

1.	Purchase and Sale Agreement (Non-Producing Properties) dated March 5, 2012 by and between the Issuer and RWG Energy, Inc. as amended by the First Amendment to Purchase and Sale Agreement dated April 19, 2012 by and between the Issuer and Halcón Energy Properties, Inc., the Second Amendment to Purchase and Sale Agreement dated May 10, 2012 by and between the Issuer and Halcón Energy Properties, Inc., the Third Amendment to Purchase and Sale Agreement dated May 24, 2012 by and between the Issuer and Halcón Energy Properties, Inc. and the Fourth Amendment to Purchase and Sale Agreement dated June 21, 2012 by and between the Issuer and Halcón Energy Properties, Inc and the Fifth Amendment to Purchase and Sale Agreement dated July 16, 2012 by and between the Issuer and Halcón Energy Properties and the Sixth Amendment to Purchase and Sale Agreement dated July 31, 2012 by and between the Issuer and Halcón Energy Properties and the Seventh Amendment to Purchase and Sale Agreement dated August 29, 2012 by and between the Issuer and Halcón Energy Properties and the Eighth Amendment to Purchase and Sale Agreement dated September 13, 2012 by and between the Issuer and Halcón Energy Properties and the Ninth Amendment to Purchase and Sale Agreement dated September 17, 2012 by and between the Issuer and Halcón Energy Properties.

2.	Letter Agreement Regarding Contingent Payment dated March 4, 2012 from the Issuer to Halcón Energy Properties, Inc.

3.

Operating Agreement dated April 19, 2012 by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc. and the Issuer as amended by the First Amendment to Operating Agreement effective April 19, 2012 by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc. and the Issuer and as amended by the Second Amendment to Operating Agreement effective June 21, 2012 by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc. and the Issuer and as amended by the Third Amendment to Operating Agreement effective July 31, 2012 by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc. and the Issuer and as amended and ratified by the Fourth Amendment and Ratification of Operating Agreement by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc., CEU Hunstsville, LLC and the Issuer effective

August 23, 2012 and as amended by the Fifth Amendment to Operating Agreement by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc., CEU Hunstsville, LLC and the Issuer effective September 28, 2012.

4.	AMI Agreement Woodbine Phase II Area dated June 29, 2012 between the Issuer and Halcón Energy Properties as amended by First Amendment to AMI Agreement Woodbine Phase II Area dated July 31, 2012 between the Issuer and Halcón Energy Properties.

5.	Operating Agreement dated June 1, 2012 by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc. and the Issuer as ratified by the Ratification of Operating Agreement effective August 23, 2012 by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc., CEU Huntsville, LLC and the Issuer and as amended and ratified by the First Amendment and Ratification of Operating Agreement (AMI 2 Leases) effective September 28, 2012 by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc., CEU Huntsville, LLC and the Issuer and by the Second Amendment and Ratification of Operating Agreement (CH4 AMI 2 Leases) effective September 1, 2012 by and between Halcón Operating Co., Inc, Halcón Energy Properties, Inc., CEU Huntsville, LLC and the Issuer.

6.	Purchase and Sale Agreement dated August 23, 2012 by and between the Issuer and CEU Huntsville, LLC as amended by the First Amendment to Purchase and Sale Agreement dated September 28, 2012 by and between the Issuer and CEU Huntsville, LLC.

7.	Purchase and Sale Agreement dated September 10, 2012 by and between the Issuer and Chesapeake Exploration, L.L.C., Arcadia Resources, L.P. and Jamestown Resources, L.L.C. as amended and restated by Amendment and Restated Purchase and Sale Agreement dated October 8, 2012 by and between the Issuer and Chesapeake Exploration, L.L.C., Arcadia Resources, L.P. and Jamestown Resources, L.L.C. and amended by First Amendment to Amendment and Restated Purchase and Sale Agreement dated December 28, 2012 by and between the Issuer and Chesapeake Exploration, L.L.C., Arcadia Resources, L.P. and Jamestown Resources, L.L.C.

8.	Operating Agreement effective as of August 15, 2012 by and between Decker Operating Co., L.L.C. and the Issuer, together with exhibits and attachments thereto.

9.	Operating Agreement effective as of March 1, 2012 by and between Woodbine Acquisition LLC. and the Issuer, together with exhibits and attachments thereto.

10.	Joint Development Agreement effective as of May 20, 2012 by and between Crimson Exploration Operating Inc. and the Issuer, together with exhibits and attachments thereto.

11.	Joint Operating Agreement effective as of May 20, 2012 by and between Crimson Exploration Operating Inc. and the Issuer, together with exhibits and attachments thereto.

Insurance

1.	Property & Casualty Coverage for term November 30, 2012 – 2013 by McGriff, Seibels & Williams of Texas, Inc.

2.	Workers’ Compensation & Employers Liability Insurance from November 30, 2012 to November 30, 2013, Berkley Regional Insurance Company as insurer, by McGriff, Seibels & Williams of Texas, Inc.

3.	Commercial General Liability from November 30, 2012 to November 30, 2013, Berkley Regional Insurance Company as insurer, by McGriff, Seibels & Williams of Texas, Inc.

4.	Commercial Automobile Liability from November 30, 2012 to November 30, 2013, Berkley Regional Insurance Company as insurer, by McGriff, Seibels & Williams of Texas, Inc.

5.	Umbrella Liability Insurance from November 30, 2012 to November 30, 2013, Berkley Regional Insurance Company as insurer, by McGriff, Seibels & Williams of Texas, Inc.

6.	Commercial Property Insurance from November 30, 2012 to November 30, 2013, Berkley Regional Insurance Company as insurer, by McGriff, Seibels & Williams of Texas, Inc.

7.	Inland Marine Insurance from November 30, 2012 to November 30, 2013, Berkley Regional Insurance Company as insurer, by McGriff, Seibels & Williams of Texas, Inc.

8.	Directors & Officers Liability Policy, Travelers Casualty and Surety Company of America, from November 30, 2012 to May 30, 2013 by McGriff, Seibels & Williams of Texas, Inc.

9.	Control of Well Policy, J.H. Blades & Co., Inc. from October 1, 2012 to November 30, 2012 by McGriff, Seibels & Williams of Texas, Inc.

Human Resources

1.	Client Service Agreement dated May 1, 2012 between Insperity PEO Services, L.P. and the Issuer.

Other

1.	Letter Agreement dated June 26, 2012, among Petro Capital XXV, LLC, the Issuer, Energy & Exploration Partners, LP and North American Shale Investment Fund, LP

2.	Equity Kicker Letter dated as of June 26, 2012 among the Issuer and Guggenheim Corporate Funding, LLC amended by First Amendment to Equity Kicker Letter dated July 11, 2012 among the Issuer and Guggenheim Corporate Funding, LLC.

3.	Master Geophysical Data-Use License (Multiple Transactions) dated October 23, 2012 between CGGVeritas Land (U.S.) Inc. and the Issuer and supplemented by Supplement No. VLS-001 effective October 24, 2012 between the Issuer and CGGVeritas Land (U.S.) Inc.

Acquisition Contracts

1.	Operating Agreement by and between Decker Operating Co., L.L.C and Chesapeake Exploration, L.L.C. dated August 21, 2012.

Gas Gathering

1.	Gas Gathering Contract (Woodbine Systems) dated January 1,2012 between Chesapeake Exploration L.L.C., as Producer, and Mockingbird Midstream Gas Services, L.L.C., as Gatherer Gas Gathering Contract (North Zulch) dated January 1, 2012 between Chesapeake Energy Marketing, Inc., Chesapeake Operating, Inc., and Chesapeake Exploration L.L.C., collectively as Producer, and Texas Midstream Gas Services, L.L.C., as Gatherer

Gas Transportation/Plant/Purchasing

1.	Contract No. 9154-100 Gas Purchase and Gas Processing Contract dated June 1, 2011 between Chesapeake Energy Marketing, Inc. (“Seller”), Chesapeake Exploration, L.L.C. (“Producer”), ETC Texas Pipeline, Ltd. (“Buyer”); amended by the Amendment to Gas Purchase and Gas Processing Contract and Individual Transaction Confirmation effective August 1, 2013 and replacing Seller with SEI Energy, LLC and replacing Producer with Energy & Exploration Partners, LLC.

2.	Individual Transaction Confirmation to Gas Purchase and Gas Processing Contract dated June 1, 2011 between Chesapeake Energy Marketing, Inc. (“Seller”), Chesapeake Exploration, L.L.C. (“Producer”), ETC Texas Pipeline, Ltd. (“Buyer”); amended by the Amendment to Gas Purchase and Gas Processing Contract and Individual Transaction Confirmation effective August 1, 2013 and replacing Seller with SEI Energy, LLC and replacing Producer with Energy & Exploration Partners, LLC.

Schedule 4.21

Brokers

None.

Schedule 4.24

Insurance Policy	Limits	Retentions
Commercial General Liability	$ 2,000,000 General Aggregate Limit	$ NIL
	$ 2,000,000 Products-Completed Operations Aggregate Limit
	$ 1,000,000 Personal & Advertising Injury Limit
	$ 1,000,000 Each Occurrence Limit
	$ 100,000 Damage to Premises Rented to You Limit
	$ 5,000 Medical Expenses Limit

Commercial Umbrella	$ 10,000,000 Each Occurrence	$10,000.00
	$ 10,000,000 Personal Advertising Injury Limit (Any
	$ 10,000,000 Other Aggregate Limit (Except Covered
	$ 10,000,000 Products-Completed Operations

Workers’ Compensation and	Part I - Workers’ Compensation	$ NIL
Employers’ Liability	Statutory
	Part II - Employers’ Liability	$ NIL
	$ 1,000,000 Bodily Injury by Accident Each Accident
	$ 1,000,000 Bodily Injury by Disease Policy Limit
	$ 1,000,000 Bodily Injury by Disease Each Employee

Business Automobile Liability	$ 1,000,000 Liability, Covered Autos 8 and 9	$ NIL

Property	Business Personal Property	$1,000.00
	$ 1,000,000 Limit of Insurance

Inland Marine	$ 500,000 Limit	$1,000.00
(Electronic Data Processing)

Directors and Officers Liability	$ 3,000,000 Limit of Liability	$ 0 for each Claim under Insuring Agreement A
	$ 100,000 Investigation Expense Limit of Liability	$ 15,000 for each Claim under Insuring Agreement B
	$ 1,000,000 Supplemental Personal Indemnification Coverage	$ 15,000 for each Claim under Insuring Agreement C

Energy Package Program

Section 1
A. Control of Well
B. Redrilling / Extra Expense
C. Pollution and Cleanup

US $3MM (100%) any one occ. CSL iro wells with completed well Cost AFE of $1MM or less

US $5MM (100%) any one occ. CSL iro wells with completed well cost AFE more than $1MM and up to and incl. $1.5MM

US $10MM (100%) any one occ. CSL iro wells with completed well cost AFE more than $1.5MM and up to and incl. $3MM

	US $15MM (100%) any one occ. CSL iro wells with completed well cost AFE more than $3MM and up to and incl. $5MM	US $150,000 (100%) any one occ. iro rating Area 1 but US $200,000 (100%) iro Eagle Ford Ext and Wolfcamp Wells

US $20MM (100%) any one occ. CSL iro wells with completed well cost AFE more than $5MM and up to and incl. $6.5MM

US $25MM (100%) any one occ. CSL iro wells with completed well cost AFE more than $6.5MM and up to and incl. $8MM

US $30MM (100%) any one occ. CSL iro wells with completed well cost AFE more than $8MM

All other wells insured
	US $3MM(100%) any one occ. CSL iro well in Niobrara, CO	US $100,000 (100%) any one occ. iro rating Area 1 and 2 US $100,000 (100%) any one occ. iro care, custody, and control
US $10MM (100%) any one occ. CSL Iro Texas vertical wells
US $25MM (100%) any one occ. CSL Iro Texas horizontal wells

Section 2
Oil and Gas Well Lease
Onshore Property and Business Interruption
US $25,000 (100%) any one occ. iro scheduled items with a value less than US $500,000 (100%), otherwise US $50,000 (100%) any one occ., but 30 days waiting period any one accident or occ. iro business interruption extension
None Scheduled

Care, Custody and Control

US $3MM (100%) any one occ. separate add’l. limit iro ccc	US $100,000 (100%) any one occ. iro care, custody, and control

Schedule 4.28

Swap Agreements

None.

Schedule 4.29

Permits

None.

Schedule 4.30

Name and Places of Business

Address information for all Note Parties

Current Physical Address:

(Effective February 2012)

Two City Place

100 Throckmorton, Suite 1700

Fort Worth, Texas 76102

Current Mailing Address:

P.O. Box 471428

Fort Worth, Texas 76147

Previous Physical Address:

(Effective August 2009)

6706 Camp Bowie Blvd.

Fort Worth, Texas 76116

(Before August 2009)

3821 Lenox Drive

Fort Worth, Texas 76107

Jurisdictional/Organizational Information

Name	Trade Name	Jurisdiction of Organization	Organizational Identification Number	Federal Taxpayer Identification Number
Issuer	None.	Delaware	4109766	27-1788621
Parent	None.	Delaware	5192355	80-0839466
Energy & Exploration Partners Operating GP, LLC	None.	Texas	801427636	46-0874266
Energy & Exploration Partners Operating, LP	None.	Texas	801436795	46-0264049

Schedule 4.31

Marketing of Production

Gas Gathering Contract (Woodbine Systems) dated January 1, 2012 between Chesapeake Exploration L.L.C., as Producer, and Mockingbird Midstream Gas Services, L.L.C., as Gatherer

Gas Gathering Contract (North Zulch) dated January 1, 2012 between Chesapeake Energy Marketing, Inc., Chesapeake Operating, Inc., and Chesapeake Exploration L.L.C., collectively as Producer, and Texas Midstream Gas Services, L.L.C., as Gatherer

Schedule 4.32

Right to Receive Payment for Future Production

Facilities Construction Agreement letter dated October 10, 2011 between Mockingbird Midstream Gas Services, L.L.C. and ETC Texas Pipeline, Ltd. 38,000MMBTU requirement not yet satisfied, potential for up to $15,200 liability (38,000MMBTU @ $0.40/MMBTU)

Schedule 4.34 - Net Revenue Interests and Working Interests

***

***	Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Schedule 4.34 - Net Revenue Interests and Working Interests

***

***	Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Schedule 4.34 - Net Revenue Interests and Working Interests

***

***	Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Schedule 4.34 - Net Revenue Interests and Working Interests

***

***	Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Schedule 4.34 - Net Revenue Interests and Working Interests

***

***	Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Schedule 4.34 - Net Revenue Interests and Working Interests

***

***	Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Schedule 6.15

APOD

ATTACHED

Schedule 6.15: ENXP Approved Plan of Development April 2013–December 2013

***

***	Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Schedule 7.10

Transactions with Affiliates

Overriding Royalty Interests

1.	Assignment of Overriding Royalty Interest (Multiple Assignees) effective on the date of each lease between the Issuer as Assignor and Karpman Enterprises, LP, CDA Energy, LLC, DLP Resources, LLC, Alpine Ventures International, LLC, Pettit 2012 Children’s Trust, BHP Consulting LP as Assignees of the Official Public Records, Weld County, Colorado.

2.	Assignment of Overriding Royalty Interest (Multiple Assignees) effective on the date of each lease between the Issuer as Assignor and Karpman Enterprises, LP, CDA Energy, LLC, DLP Resources, LLC, Alpine Ventures International, LLC, Pettit 2012 Children’s Trust, BHP Consulting LP as Assignees of the Official Public Records, Goshen and Laramie Counties, Wyoming.

3.	Stipulation of Interest entered into August 20, 2012 by and between the Issuer, Halcón Energy Properties, Inc. and KSJR, LLC, Karpman Enterprises, LP, CDA Energy, LLC, DLP Resources, LLC, Alpine Ventures International, LLC, Indy Exploration II, LLC Pettit 2012 Children’s Trust, BHP Consulting LP, Brian Corbett Nelson of the Official Public Records, Grimes, Madison and Walker Counties, Texas.

4.	Assignment of Overriding Royalty Interest (Multiple Assignees) effective on the date of each lease between the Issuer as Assignor and Tom D. McNutt, Charlotte Brandenburg, Carey Hewitt as Assignees of the Official Public Records, Grimes, Madison and Walker Counties, Texas.

5.	Assignment of Overriding Royalty Interest (Multiple Assignees) effective on the date of each lease between TDM Holding, LLC as Assignor and KSJR, LLC, Karpman Enterprises, LP, CDA Energy, LLC, DLP Resources, LLC, Alpine Ventures International, LLC, Indy Exploration II, LLC Pettit 2012 Children’s Trust, BHP Consulting LP, Brian Corbett Nelson, Tom D. McNutt, Charlotte Brandenburg, Carey Hewitt as Assignees of the Official Public Records, Grimes, Madison and Walker Counties, Texas.

6.	Assignment of Overriding Royalty Interest (Multiple Assignees) effective on the date of each lease between the Issuer as Assignor and KSJR, LLC, Karpman Enterprises, LP, CDA Energy, LLC, DLP Resources, LLC, Alpine Ventures International, LLC, Brian Corbett Nelson, Tom D. McNutt, Gerrold Scott Burk, John C. Evans, Joe Daches as Assignees of the Official Public Records, Grimes and Madison Counties, Texas.

7.	Assignment of Overriding Royalty Interest (Multiple Assignees) effective on the date of each lease between the Issuer as Assignor and KSJR, LLC, Karpman Enterprises, LP, CDA Energy, LLC, DLP Resources, LLC, Alpine Ventures International, LLC, Pettit 2012 Children’s Trust, BHP Consulting LP, Brian Corbett Nelson, Tom D. McNutt, Charlotte Brandenburg, Carey Hewitt as Assignees of the Official Public Records, Lynn County, Texas.

8.	Assignment of Overriding Royalty Interest (Multiple Assignees) effective on the date of each lease between the Issuer as Assignor and Oso+Toro Multistrategy Fund Series Interest of the SALI Multiseries Fund II 3(C1) LP, Oso+ Taro Multistrategy Fund (Tax Exempt) Segregated Portfolio of the SALI Multiseries Fund SPC Ltd, Carl Lasner, Zachary Burk Lowe, Jason Roberts as Assignees of the Official Public Records, Weld County, Colorado.

9.	Assignment of Overriding Royalty Interest (Multiple Assignees) effective on the date of each lease between the Issuer as Assignor and Oso+Toro Multistrategy Fund Series Interest of the SALI Multiseries Fund II 3(C1) LP, Oso+ Taro Multistrategy Fund (Tax Exempt) Segregated Portfolio of the SALI Multiseries Fund SPC Ltd, Carl Lasner, Zachary Burk Lowe, Jason Roberts as Assignees of the Official Public Records, Goshen and Laramie Counties, Wyoming.

10.	Assignment of Overriding Royalty Interest (Multiple Assignees) effective on the date of each lease between the Issuer as Assignor and Oso+Toro Multistrategy Fund Series Interest of the SALI Multiseries Fund II 3(C1) LP, Oso+ Taro Multistrategy Fund (Tax Exempt) Segregated Portfolio of the SALI Multiseries Fund SPC Ltd, Carl Lasner, Zachary Burk Lowe, Jason Roberts as Assignees of the Official Public Records, Lynn County, Texas.

11.	Assignment of Overriding Royalty Interest (Multiple Assignees) effective on the date of each lease between the Issuer as Assignor and Oso+Toro Multistrategy Fund Series Interest of the SALI Multiseries Fund II 3(C1) LP, Oso+ Taro Multistrategy Fund (Tax Exempt) Segregated Portfolio of the SALI Multiseries Fund SPC Ltd, Carl Lasner, Zachary Burk Lowe, Jason Roberts as Assignees of the Official Public Records, Grimes, Madison and Walker Counties, Texas.

12.	Assignment of Overriding Royalty Interest (Multiple Assignees) effective on the date of each lease between TDM Holding, LLC as Assignor and Oso+Toro Multistrategy Fund Series Interest of the SALI Multiseries Fund II 3(C1) LP, Oso+ Taro Multistrategy Fund (Tax Exempt) Segregated Portfolio of the SALI Multiseries Fund SPC Ltd, Carl Lasner, Zachary Burk Lowe, Jason Roberts as Assignees of the Official Public Records, Grimes, Madison and Walker Counties, Texas.

Stockholders Agreement

1.	Stockholders Agreement entered into as of August 22, 2012 by and among the Parent and all of the owners of the capital stock of the Company and adopted through Adoption Agreement between Cody Smith and the Parent executed February 15, 2013 and adopted through Adoption Agreement between John Evans and the Parent executed September 6, 2012 and adopted through Adoption Agreement between Pettit 2012 Family Trust and the Parent executed October 8, 2012 and adopted through Adoption Agreement between Pettit 2012 Children’s Trust and the Parent executed October 8, 2012 and adopted through Adoption Agreement between Sylvia Sigor Education Trust and the Parent executed October 8, 2012 and adopted through Adoption Agreement between Sylvia Sigor Family Trust and the Parent executed October 8, 2012 and adopted through Adoption Agreement Chad Galloway and the Parent executed September 6, 2012 and adopted through Adoption Agreement between Steve Wilson and the Parent executed September 6, 2012 and adopted through Adoption Agreement between Laurie Van Ingen and the Parent executed September 6, 2012 and adopted through Adoption Agreement between Joe Daches and the Parent executed September 4, 2012.

Restricted Stock Awards

1.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated August, 22, 2012 by and between the Parent and Brian Nelson as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between the Parent and Brian Nelson.

2.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated August, 22, 2012 by and between the Parent and David Patty as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between the Parent and David Patty.

3.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated August, 22, 2012 by and between the Parent and Robert Karpman as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between the Parent and Robert Karpman.

4.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated August, 22, 2012 by and between the Parent and Tom McNutt as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between the Parent and Tom McNutt.

5.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated August, 22, 2012 by and between the Parent and Scott Burk as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between the Parent and Scott Burk.

6.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated September, 06, 2012 by and between the Parent and Chad Galloway as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between the Parent and Chad Galloway.

7.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated September, 06, 2012 by and between the Parent and Lawrence B. Van Ingen as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between the Parent and Lawrence B. Van Ingen.

8.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated September, 06, 2012 by and between the Parent and Steve Wilson as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between the Parent and Steve Wilson.

9.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated September, 06, 2012 by and between the Parent and John Evans as amended by Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan First Amendment to Restricted Stock Award Agreement dated November 16, 2012 by and between the Parent and John Evans.

10.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated February, 15, 2013 by and between the Parent and Cody Smith.

11.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan.

12.	Energy & Exploration Partners, Inc. 2012 Stock Incentive Plan Restricted Stock Award Agreement dated June 15, 2013, but and between the Parent and John Richards.

Schedule 7.15

Deposit Accounts

***

***	Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

EXHIBIT A

NOTE PURCHASE NOTICE

                 , 201

Energy & Exploration Partners, LLC, a Delaware limited liability company (the “Issuer”), pursuant to Section 2.3 of the Note Purchase Agreement dated as of [            ], 2013 (together with all amendments, restatements, supplements or other modifications thereto, the “Note Purchase Agreement”) among the Issuer, Energy & Exploration Partners, Inc., a Delaware corporation (the “Parent”), Cortland Capital Market Services LLC, as administrative agent (the “Administrative Agent”) and the Holders (the “Holders”) that are or become parties thereto (unless otherwise defined herein, each capitalized term used herein shall have the meaning specified in the Note Purchase Agreement), hereby sell Notes as follows:

(a)	Aggregate amount of Notes to be sold is $[ ].

(b)	Date the Notes are to be sold is [ ], 201[ ].

All capitalized terms not otherwise defined herein shall have the meanings specified in the Note Purchase Agreement.

The undersigned certifies that he/she is the Chief Financial Officer of the Issuer, and that as such he/she is authorized to execute this certificate on behalf of the Issuer. The undersigned further certifies, represents and warrants on behalf of the Issuer that:

1. The Issuer is entitled to sell Notes under the terms and conditions of the Note Purchase Agreement.

2. As of the date of this Note Purchase Notice, except as set forth in the Schedules to the Note Purchase Agreement, each representation and warranty contained in Section 4 of the Note Purchase Agreement (excluding any representations and warranties that expressly refer to a different date) is true and correct in all material respects.

3. As of the date of this Note Purchase Notice, no Default or Event of Default has occurred and is continuing.

4. As of the date of this Note Purchase Notice, the Issuer reasonably expects, after giving effect to the proposed transfer of funds and based upon good faith determinations and projections consistent with the Financial Plan, to be in compliance in all material respects with all operating and financial covenants set forth in the Note Purchase Agreement as of the last day of each Fiscal Quarter ending prior to the Maturity Date; provided, however, that to the extent any operating or financial covenant contains any qualifying language as to materiality such as “material”, “in all material respects,” “except as could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect” or similar qualifying language, then the phrase “in all material respects” in this Section 4 shall be disregarded with respect to certifying compliance with respect to such operating and financial covenant.

5. Attached hereto as Annex A are detailed calculations necessary to determine whether the Issuer is in compliance with Sections 3.2(d) and 3.2(e) of the Note Purchase Agreement.

EXHIBIT A-1

6. Except as reflected in the Schedules to the Note Purchase Agreement, since December 31, 2012, there has occurred no event, act or condition which has had or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

7. Both before and after giving effect to the sale of Notes requested pursuant to this Note Purchase Notice, the Issuer is Solvent.

8. The proceeds of any funds requested pursuant to this Note Purchase Notice will only be used in accordance with the Section 2.4 of the Note Purchase Agreement.

[Signature page follows.]

EXHIBIT A-2

ENERGY & EXPLORATION PARTNERS, LLC

By:
Name:
Title:

EXHIBIT A-3

SIGNATURE PAGE TO NOTE PURCHASE NOTICE

EXHIBIT B

[Reserved].

EXHIBIT B-1

EXHIBIT C

FORM OF SENIOR SECURED TRANCHE A NOTE

$ [ ]	, 201

FOR VALUE RECEIVED, Energy & Exploration Partners, LLC, a Delaware limited liability company (the “Issuer”), hereby promises to pay to [                    ] (the “Holder”) or its registered assigns, at the principal office of Cortland Capital Market Services LLC (the “Administrative Agent”), the principal sum of [            ] Dollars ($[        ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Notes purchased by the Holder from the Issuer under the Note Purchase Agreement as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Note Purchase Agreement, and to pay interest on the unpaid principal amount of this Note, at such office, in like money and funds, for the period commencing on the date of the purchase of this Note until this Note shall be paid in full, at the rates per annum and on the dates provided in the Note Purchase Agreement.

The date and amount of this Note, and each payment made on account of the principal thereof, shall be recorded by the Holder on its books and, prior to any transfer of this Note, may be endorsed by the Holder on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Holder. Failure to make any such notation or to attach a schedule shall not affect the Holder’s or the Issuer’s rights or obligations in respect of this Note or affect the validity of such transfer by the Holder of this Note.

This Note is one of the Senior Secured Tranche A Notes referred to in the Note Purchase Agreement dated as of [            ], 2013 (such Note Purchase Agreement as the same may be amended, supplemented or restated from time to time, the “Note Purchase Agreement”) among the Issuer, the Administrative Agent, and the holders signatory thereto (including the Holder). Capitalized terms used in this Note have the respective meanings assigned to them in the Note Purchase Agreement.

This Note is issued pursuant to the Note Purchase Agreement and is entitled to the benefits provided for in the Note Purchase Agreement and the other Note Documents. The Note Purchase Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of this Note upon the terms and conditions specified therein and other provisions relevant to this Note.

The ownership of an interest in this Note shall be registered in the Register. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is made in accordance with the terms and conditions of the Note Purchase Agreement, is registered in the Register and the transferee is identified as the owner of an interest in the obligation. The Holder or its agent shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

EXHIBIT C-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ENERGY & EXPLORATION PARTNERS, LLC

By:
Name:
Title:

EXHIBIT C-2

SIGNATURE PAGE TO FORM OF SENIOR SECURED TRANCHE A NOTE

EXHIBIT D

COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the                      of Energy & Exploration Partners, LLC, a Delaware limited liability company (the “Issuer”), and that as such he/she is authorized to execute this certificate on behalf of the Issuer. With reference to Section 6.1(e) of the Note Purchase Agreement dated as of [            ], 2013 (together with all amendments, restatements, supplements or other modifications thereto being the “Note Purchase Agreement”) among the Issuer, Cortland Capital Market Services LLC, as administrative agent (the “Administrative Agent”), and the Holders from time to time parties thereto, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Note Purchase Agreement unless otherwise specified):

(a) As of the date hereof, no Default or Event of Default has occurred and is continuing [or specify Default and describe].

(b) Attached hereto as Annex A are the detailed computations necessary to determine whether the Issuer is in compliance with Section 7.7 of the Note Purchase Agreement as of the end of the Fiscal Quarter ending [                    ].

EXECUTED AND DELIVERED this [    ] day of [            ], 201[    ].

ENERGY & EXPLORATION PARTNERS, LLC

By:
Name:
Title:

EXHIBIT D-1

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL QUARTER ENDING [mm/dd/yy] (the “Compliance Date”)

1.	Interest Coverage Ratio

Actual:	. :1.00
Required:	. :1.00

2.	Production Volumes

Actual:
Required:

3.	PDP Asset Coverage Ratio

Actual:	. :1.00
Required:	. :1.00

4.	Proved Reserves Asset Coverage Ratio

Actual:	. :1.00
Required:	. :1.00

5.	General and Administrative Costs.

Actual:
Required:

6.	Total Leverage Ratio.

Actual:	. :1.00
Required:	. :1.00

7.	Secured Debt Ratio.

Actual:	. :1.00
Required:	. :1.00

8.	Current Ratio.

Actual:	. :1.00
Required:	1.00:1.00

EXHIBIT D-2

ANNEX A

9.	Liquidity.

Actual:
Required:	$ 5 million

EXHIBIT D-3

ANNEX A

EXHIBIT E

CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

I am the [                    ] of Energy & Exploration Partners, LLC, a Delaware limited liability company (“Issuer”).

1. The closing date certificate is delivered pursuant to Section 3.1(o) of the Note Purchase Agreement, dated as of [            ], 2013 (as it may be amended, supplemented or otherwise modified, the “Note Purchase Agreement”; the capitalized terms not otherwise defined herein shall have the meanings specified in the Note Purchase Agreement), by and among Issuer, the Holders party thereto from time to time and Cortland Capital Market Services LLC, as administrative agent for the Holders (the “Administrative Agent”).

2. I have reviewed the terms of the Note Purchase Agreement and the definitions and provisions contained in the Note Purchase Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is reasonably necessary to enable me to express an informed opinion as to the matters referred to herein.

3. Based upon my review and examination described in paragraph 2 above, I certify, in my capacity as [                    ] of Issuer, that as of the date hereof:

(a) as of the Closing Date, the representations and warranties contained in each of the Note Documents are true and correct in all respects on and as of the Closing Date (or to the extent such representations and warranties specifically relate to an earlier date on and as of such earlier date); and

(b) as of the Closing Date, the Issuer has performed and complied with all covenants, agreements, obligations and conditions contained in the Note Purchase Agreement that are required to be performed or complied with by the Issuer on or before the Closing Date (except as otherwise waived pursuant to Section 11.6).

EXHIBIT E-1

The foregoing certifications are made and delivered as of             , 2013

ENERGY & EXPLORATION PARTNERS, LLC

By:
Name:
Title:

EXHIBIT E-2

SIGNATURE PAGE TO CLOSING DATE CERTIFICATE

EXHIBIT F

SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the                      of Energy & Exploration Partners, LLC, a Delaware limited liability company (“Issuer”), the                      of Energy & Exploration Partners, Inc., a Delaware corporation (“Parent”), and the                      of Energy & Exploration Partners Operating GP, LLC, a Texas limited liability company (“Operating GP”), the general partner of Energy & Exploration Partners Operating, LP, a Texas limited partnership (“Operating LP”).

2. Reference is made to that certain Note Purchase Agreement, dated as of [            ], 2013 (as it may be amended, supplemented or otherwise modified, the “Note Purchase Agreement”), by and among Issuer, the Holders party thereto from time to time and Cortland Capital Market Services LLC, as administrative agent (the “Administrative Agent”). The capitalized terms not otherwise defined herein shall have the meanings specified in the Note Purchase Agreement

3. I have reviewed the terms of Sections 3.1(n) and 4.22 of the Note Purchase Agreement, the term “Solvent” as defined in the Note Purchase Agreement and the other definitions and provisions contained in the Note Purchase Agreement and the other Note Documents relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify, in my capacity as [                    ] of the Issuer, the [                    ] of the Parent, and the [                    ] of Operating GP, for itself and in its capacity as the general partner of Operating LP, that as of the date hereof, after giving effect to the consummation of the Transactions, each Note Party is Solvent.

The foregoing certifications are made and delivered as of             , 2013.

ENERGY & EXPLORATION PARTNERS, LLC

By:
Name:
Title:

EXHIBIT F-1

ENERGY & EXPLORATION PARTNERS, INC.

By:
Name:
Title:

ENERGY & EXPLORATION PARTNERS OPERATING GP, LLC

By:
Name:
Title:

ENERGY & EXPLORATION PARTNERS OPERATING, LP

BY: ENERGY & EXPLORATION PARTNERS OPERATING GP, LLC, ITS GENERAL PARTNER

By:
Name:
Title:

EXHIBIT F-2

EXHIBIT G

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[See attached.]

EXHIBIT G-1

Execution Version

ENERGY & EXPLORATION PARTNERS, LLC

SENIOR SECURED TRANCHE A NOTES DUE 2016

GUARANTEE AND COLLATERAL AGREEMENT

DATED AS OF AUGUST 20, 2013

i

ii

SCHEDULES:

1.	Notice Addresses of Guarantors
2.	Description of Pledged Securities
3.	Filings and Other Actions Required to Perfect Security Interests
4.	Legal Name, Location of Jurisdiction of Organization, Organizational Identification Number, Taxpayor Identification Number and Chief Executive Office
5.	Prior Names, Prior Chief Executive Office, Location of Tangible Assets
6.	Commercial Tort Claims

ANNEX:

1.	Form of Assumption Agreement

iii

This GUARANTEE AND COLLATERAL AGREEMENT, dated as of August 20, 2013, is made by Energy & Exploration Partners, LLC, a Delaware limited liability company (the “Issuer”), Energy & Exploration Partners, Inc., a Delaware corporation (the “Parent”), and each of the other signatories hereto other than the Administrative Agent (the Issuer and each of the other signatories hereto other than the Administrative Agent, together with any other Person that becomes a party hereto from time to time after the date hereof pursuant to Section 10.13 below, the “Grantors”), in favor of Cortland Capital Market Services LLC, as administrative agent and collateral agent for the Secured Parties (as defined below) (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

R E C I T A L S

A. Issuer is party to that certain Note Purchase Agreement (the “Note Purchase Agreement”) dated as of even date herewith among the Issuer, the Parent, the holders party thereto (the “Holders”) and the Administrative Agent.

B. It is a condition precedent to the obligation of the Holders to purchase the Notes (as defined in the Note Purchase Agreement) and to the obligations of the Permitted Swap Providers under the Secured Swap Agreements that each Grantor shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Holders and the Permitted Swap Providers.

C. Now, therefore, in consideration of the premises herein and in order to comply with the terms and conditions of the Note Purchase Agreement and the Secured Swap Agreements, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Holders and the Permitted Swap Providers, as follows:

ARTICLE I

Definitions

Section 1.01 Definitions.

(a) As used in this Agreement, each term defined above shall have the meaning indicated above. Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement, and the following terms, as well as all uncapitalized terms which are defined in the UCC on the date hereof, are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Supporting Obligations, and Tangible Chattel Paper.

(b) The following terms shall have the following meanings:

“Account Debtor” shall mean a Person (other than any Grantor) obligated on an Account, Chattel Paper, or General Intangible.

“Administrative Agent” shall have the meaning assigned such term in the recitals hereto.

“Agreement” shall mean this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Collateral” shall have the meaning assigned such term in Section 3.01.

“Excluded Swap Obligation” means, with respect to any Note Party individually determined on a Note Party by Note Party basis, any Indebtedness in respect of any Swap Agreement if, and solely to the extent that, all or a portion of the guarantee by such Note Party of, or the grant by such Note Party of a security interest to secure, such Indebtedness in respect of any Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Note Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related Indebtedness in respect of any Swap Agreement.

“Grantors” shall have the meaning assigned such term in the preamble hereto.

“Guarantors” shall mean, collectively, each Grantor other than the Issuer.

“Guarantor Obligations” means, with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement, any other Note Document, or any Secured Swap Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Administrative Agent, or to the Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Note Document).

“Holders” shall have the meaning assigned such term in the recitals hereto.

“Investment Property” means the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Securities.

“Issuer” shall have the meaning assigned such term in the preamble hereto.

“LLC” means, with respect to any Grantor, each limited liability company described or referred to in Schedule 2 in which such Grantor has an interest.

“LLC Agreement” means each operating agreement relating to an LLC, as each such agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified.

“Note Purchase Agreement” shall have the meaning assigned such term in the recitals hereto.

“Obligations” shall mean, collectively, all Indebtedness, liabilities and obligations of the Issuer, each Guarantor, and their respective Subsidiaries to the Secured Parties, of whatsoever nature and howsoever evidenced, due or to become due, now existing or hereafter arising, whether direct or indirect, absolute or contingent, which may arise under, out of, or in connection with the Note Purchase Agreement, the other Note Documents, each Secured Swap Agreement and all other agreements, guarantees, notes and other documents entered into by any party in connection therewith, and any amendment, restatement or modification of any of the foregoing, including, but not limited to, the full and punctual payment when due of any unpaid principal of the Notes, any amounts payable in respect of an early termination under any Secured Swap Agreement, interest (including, without limitation, interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, reimbursement obligations, guaranty obligations, penalties, indemnities, legal and other fees, charges and expenses, and amounts advanced by and expenses incurred in order to preserve any collateral or security interest, whether due after acceleration or otherwise and whether or not primary, secondary, direct, indirect, contingent or otherwise (including obligations of performance).

“Partnership” means, with respect to any Grantor, each partnership described or referred to in Schedule 2 in which such Grantor has an interest.

“Partnership Agreement” means each operating agreement relating to a Partnership, as each such agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified.

“Permitted Swap Provider” means any counterparty to a Swap Agreement with the Issuer that has entered into a Swap Intercreditor Agreement.

“Pledged Entity” means any issuer of a Pledged Security.

“Pledged LLC Interests” means, with respect to any Grantor, all right, title and interest of such Grantor as a member of all LLCs and all right, title and interest of such Grantor in, to and under the LLC Agreements.

“Pledged Notes” means all promissory notes listed on Schedule 2, all intercompany notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Partnership Interests” means, with respect to any Grantor, all right, title and interest of such Grantor as a limited or general partner in all Partnerships and all right, title and interest of such Grantor in, to and under the Partnership Agreements.

“Pledged Securities” means: (a) the Capital Stock described or referred to in Schedule 2 (as the same may be supplemented from time to time pursuant to a Supplement), including all Pledged LLC Interests and Pledged Partnership Interests; and (b) (i) the certificates or instruments, if any, representing such Capital Stock, (ii) all dividends (cash, Capital Stock or otherwise), cash, instruments, rights to subscribe, purchase or sell and all other rights and Property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such securities, (iii) all replacements, additions to and substitutions for any of the Property referred to in this definition, including, without limitation, claims against third parties, (iv) all other Collateral constituting securities, (v) the proceeds, interest, profits and other income of or on any of the Property referred to in this definition, (vi) all security entitlements in respect of any of the foregoing, if any, and (vii) all books and records relating to any of the Property referred to in this definition.

“Secured Obligations” means (i) in the case of the Issuer, the Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations; provided that in each case, solely with respect to any Note Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Note Party shall in any event be excluded from the “Secured Obligations” owing by such Note Party.

“Secured Parties” shall mean each Holder, the Administrative Agent, each Permitted Swap Provider and their respective successors and assigns.

“Secured Swap Agreement” shall mean any Swap Agreement between the Issuer and any Permitted Swap Provider.

“Security Termination” means such time as when each of the following shall have occurred: (i) the Secured Obligations have been indefeasibly paid in full in cash (other than indemnity obligations not yet due and payable of which the Issuer has not received a notice of potential claim), (ii) the Notes and all commitments under the Note Purchase Agreement have been terminated and (iii) all Secured Swap Agreements have been terminated (other than Secured Swap Agreements with respect to which other arrangements satisfactory to the Permitted Swap Provider and the Issuer have been made). For purposes of clarification, “Security Termination” shall have occurred for purposes of this Agreement if the three events provided in clauses (i)-(iii) above have occurred, and the occurrence of “Security Termination” shall not be affected by inchoate indemnity obligations under the Note Documents that survive the termination of any such Note Document.

“Triggering Event” shall have the meaning assigned to such term in the applicable Swap Intercreditor Agreement.

“UCC” means the Uniform Commercial Code of the State of New York.

Section 1.02 Other Definitional Provisions; References. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The gender of all words shall include the masculine, feminine, and neuter, as appropriate. The words “herein,” “hereof,” “hereunder” and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection. Any reference herein to a Section shall be deemed to refer to the applicable Section of this Agreement unless otherwise stated herein. Any reference herein to an exhibit, schedule or annex shall be deemed to refer to the applicable exhibit, schedule or annex attached hereto unless otherwise stated herein. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

ARTICLE II

Guarantee

Section 2.01 Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and each of their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by the Issuer and the Guarantors when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations. This is a guarantee of payment and not collection and the liability of each Guarantor is primary and not secondary.

(b) Anything herein or in any Secured Swap Agreement or in the Note Purchase Agreement or in any other Note Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder under the other Note Documents and the Secured Swap Agreements shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c) Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Article II or affecting the rights and remedies of the Administrative Agent or any Secured Party hereunder.

(d) Each Guarantor agrees that if the maturity of any of the Secured Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this guarantee without demand or notice to such Guarantor. The guarantee contained in this Article II shall remain in full force and effect until Security Termination.

(e) No payment made by the Issuer, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Issuer, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Secured Obligations or any payment received or collected from such Guarantor in respect of the Secured Obligations), remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until Security Termination.

(f) To the extent that such Guarantor is a Qualified ECP Guarantor, each Guarantor hereby guarantees the payment and performance of all Secured Obligations of the Issuer and each other Guarantor and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by such Person in order for such Person to honor its obligations (a) under Swap Agreements to which such Person is a party and (b) under this Agreement including obligations with respect to Swap Agreements (provided, however, that each such Guarantor shall only be liable under this Section 2.01(f) for the maximum amount of such liability that can be hereby incurred (i) without rendering its obligations under this Section 2.01(f), or otherwise under this Agreement or any Note Document, as it relates to such other Persons, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount and (ii) without rendering such Guarantor liable for amounts to creditors, other than the Secured Parties, that such Guarantor would not otherwise have made available to such creditors if this Section 2.01(f) was not in effect). The obligations of each Guarantor under this Section 2.01(f) shall remain in full force and effect until all Secured Obligations are paid in full to the Holders, the Administrative Agent and all other Secured Parties. The parties intend that this Section 2.01(f) constitute, and this Section 2.01(f) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of the Borrower and each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 2.02 Payments. Each Guarantor hereby agrees and guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the designated office of the Administrative Agent specified pursuant to the Note Purchase Agreement.

ARTICLE III

Grant of Security Interest

Section 3.01 Grant of Security Interest. Each Grantor hereby pledges, assigns and transfers to the Administrative Agent, and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and whether now existing or hereafter coming into existence (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:

(1) all Accounts;

(2) all Chattel Paper (whether Tangible Chattel Paper or Electronic Chattel Paper);

(3) all Commercial Tort Claims set forth on Schedule 6;

(4) all Deposit Accounts other than payroll, withholding tax and other fiduciary Deposit Accounts;

(5) all Documents;

(6) all General Intangibles (including, without limitation, rights in and under any Swap Agreements);

(7) all Goods (including, without limitation, all Inventory and all Equipment);

(8) all Instruments;

(9) all Investment Property;

(10) all Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing);

(11) all Pledged Securities;

(12) all Supporting Obligations;

(13) all books and records pertaining to the Collateral;

(14) all other personal property of any Grantor, whether tangible or intangible and wherever located (other than any personal property excluded from any clause or paragraph in this Section and any personal property excluded from any defined term used in any clause or paragraph of this Section);

(15) all other property of any Grantor held by the Administrative Agent or any other Secured Party, including all property of every description, in the possession or custody of or in transit to the Administrative Agent or such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power; and

(16) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, guarantees and other Supporting Obligations given with respect to any of the foregoing.

Notwithstanding the foregoing, (v) this Section 3.01 does not grant a security interest in any property to the extent that such grant is prohibited by reason of applicable laws, rules, regulations, or ordinances or by any agreement relating to such property, except to the extent that such prohibition is rendered ineffective by Part 4 of Article 9 of the UCC, is no longer in effect or does not cause a violation of the Note Purchase Agreement, (w) this Section 3.01 does not grant a security interest in any motor vehicles, aircraft, rolling stock or other assets subject to certificate-of-title statutes, (x) this Section 3.01 does not grant a security interest in any property of a Grantor that is now or hereafter subject to a

Lien securing Indebtedness to the extent that such Lien is permitted by Section 9.2(d) of the Note Purchase Agreement, (y) the Other Owner Cash Receipts and (z) such property under clauses (v), (w), (x) and (y) shall not be included as “Collateral” for purposes of this Agreement.

Section 3.02 Transfer of Pledged Securities. All certificates and instruments representing or evidencing the Pledged Securities shall be delivered to and held pursuant hereto by the Administrative Agent or a Person designated by the Administrative Agent and, in the case of an instrument or certificate in registered form, shall be duly indorsed to the Administrative Agent or in blank by an effective indorsement (whether on the certificate or instrument or on a separate writing), and accompanied by any required transfer tax stamps to effect the pledge of the Pledged Securities to the Administrative Agent. Notwithstanding the preceding sentence, all Pledged Securities must be delivered or transferred in such manner, and each Grantor shall take all such further action as may be reasonably requested by the Administrative Agent, as to permit the Administrative Agent to be a “protected purchaser” to the extent of its security interest as provided in Section 8-303 of the UCC (if the Administrative Agent otherwise qualifies as a protected purchaser).

Section 3.03 Grantors Remain Liable under Accounts, Chattel Paper and Payment Intangibles. Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts, Chattel Paper and Payment Intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account, Chattel Paper or Payment Intangible. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any such other Secured Party of any payment relating to such Account, Chattel Paper or Payment Intangible pursuant hereto, nor shall the Administrative Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

ARTICLE IV

Acknowledgments, Waivers and Consents

Section 4.01 Acknowledgments, Waivers and Consents

(a) Each Grantor acknowledges and agrees that the obligations undertaken by it under this Agreement may involve the guarantee and the provision of collateral security for the obligations of Persons other than such Grantor and that such Grantor’s guarantee and provision of collateral security for the Secured Obligations are absolute, irrevocable and unconditional under any and all circumstances. In full recognition and furtherance of the foregoing, each Grantor understands and agrees, to the fullest extent permitted under applicable law and except as may otherwise be expressly and specifically provided in the Note Purchase Agreement or any other Note Document, that each Grantor shall remain obligated hereunder (including, without limitation, with respect to any guarantee made by such Grantor hereby and the collateral security provided by such Grantor herein) and the enforceability and effectiveness of this Agreement and the liability of such Grantor, and the rights, remedies, powers and privileges of the Administrative Agent and the other Secured Parties under this Agreement, the other Note Documents and the Secured Swap Agreements shall not be affected, limited, reduced, discharged or terminated in any way:

(i) notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (A) any demand for payment of any of the Secured Obligations made by the Administrative Agent or any other Secured Party may be rescinded by the Administrative Agent at the direction of the Requisite Holders or such other Secured Party and any of the Secured Obligations continued; (B) the Secured Obligations, the liability of any other Person upon or for any part thereof or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by, or any indulgence or forbearance in respect thereof granted by, the Administrative Agent at the direction of the Requisite Holders or any other Secured Party; (C) the Note Purchase Agreement, the other Note Documents, any Secured Swap Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the terms thereof, as the Administrative Agent (or the Requisite Holders, or all Holders, as the case may be) and the Permitted Swap Providers, as applicable, and the Issuer, as applicable, may deem advisable from time to time; (D) the Issuer, any other Grantor or any other Person may from time to time accept or enter into new or additional agreements, security documents, guarantees or other instruments in addition to, in exchange for or relative to, any Note Document or Secured Swap Agreement, all or any part of the Secured Obligations or any Collateral now or in the future serving as security for the Secured Obligations, in each case pursuant to the terms and conditions thereof; (E) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released; and (F) any other event shall occur which constitutes a defense or release of sureties generally; and

(ii) without regard to, and each Grantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising by reason of, (A) the illegality, invalidity or unenforceability against any Grantor of the Note Purchase Agreement, any other Note Document, any Secured Swap Agreement, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (B) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any other Grantor or any other Person against the Administrative Agent or any other Secured Party, (C) the insolvency, bankruptcy arrangement, reorganization, adjustment, composition, liquidation, disability, dissolution or lack of power of any other Grantor or any other Person at any time liable for the payment of all or part of the Secured Obligations or the failure of the Administrative Agent or any other Secured Party to file or enforce a claim in bankruptcy or other proceeding with respect to any Person; or any sale, lease or transfer of any or all of the assets of any Grantor, or any changes in the shareholders of any Grantor; (D) the fact that any Collateral or Lien contemplated or intended to be given, created or granted as security for the repayment of the Secured Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other Lien, it being recognized and agreed by each of the Grantors that it is not entering into this Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the Collateral for the Secured Obligations; (E) any failure of the Administrative Agent or any other Secured Party to marshal assets in favor of any Grantor or any other Person, to exhaust any Collateral for all or any part of the Secured Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against any Grantor or any other Person or to take any action whatsoever to mitigate or reduce any Grantor’s liability under this Agreement, any other Note Document, or any Secured Swap Agreement; (F) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (G) the possibility that the Secured Obligations may at any time and from time to time exceed the aggregate liability of such Grantor under this Agreement; or (H) any other circumstance or act whatsoever, including any action or omission of the type described in this Section

4.01 (with or without notice to or knowledge of any Grantor), which constitutes, or might be construed to constitute, an equitable or legal discharge or defense of the Issuer for the Secured Obligations, or of such Grantor under the guarantee contained in Article II or with respect to the collateral security provided by such Grantor herein, or which might be available to a surety or guarantor, in bankruptcy or in any other instance.

(b) Each Grantor hereby waives to the extent permitted by law: (i) except as expressly provided otherwise in any Note Document, all notices to such Grantor, or to any other Person, including but not limited to, notices of the acceptance of this Agreement, the guarantee contained in Article II or the provision of collateral security provided herein, or the creation, renewal, extension, modification, accrual of any Secured Obligations, or notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in Article II or upon the collateral security provided herein, or of default in the payment or performance of any of the Secured Obligations owed to the Administrative Agent or any other Secured Party and enforcement of any right or remedy with respect thereto; or notice of any other matters relating thereto; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in Article II and the collateral security provided herein and no notice of creation of the Secured Obligations already or hereafter contracted by the Issuer need be given to any Grantor; and all dealings between the Issuer and any of the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in Article II and on the collateral security provided herein; (ii) diligence and demand of payment, presentment, protest, dishonor and notice of dishonor; (iii) all rights of revocation with respect to the Secured Obligations, the guarantee contained in Article II and the provision of collateral security herein; and (iv) all principles or provisions of law which conflict with the terms of this Agreement and which can, as a matter of law, be waived.

(c) When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Grantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, join or make a similar demand on or otherwise pursue or exhaust such rights and remedies as it may have against the Issuer, any other Grantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Issuer, any other Grantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Issuer, any Grantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Grantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings. Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in Article II or any property subject thereto.

Section 4.02 No Subrogation, Contribution or Reimbursement. Notwithstanding any payment made by any Grantor hereunder or any set-off or application of funds of any Grantor by the Administrative Agent or any other Secured Party, no Grantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Issuer or any other Grantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Grantor seek or be entitled to seek any indemnity, exoneration, participation, contribution or reimbursement from the Issuer or any other Grantor in respect of payments made by such Grantor hereunder until Security Termination, and each Grantor hereby expressly waives, releases, and agrees not to exercise any such rights of subrogation, reimbursement, indemnity and contribution until Security Termination. Each Grantor further agrees that to the extent that such waiver and release set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement, indemnity and contribution such Grantor may have against the Issuer, any other Grantor or against any collateral or security or guarantee or right of offset held by the Administrative Agent or any other Secured Party shall be junior and subordinate to any rights the Administrative Agent and the other Secured Parties may have against the Issuer and such Grantor and to all right, title and interest the Administrative Agent and the other Secured Parties may have in any collateral or security or guarantee or right of offset. Upon the occurrence and during the continuance of an Event of Default or a Triggering Event, the Administrative Agent, for the benefit of the Secured Parties, may use, sell or dispose of any item of Collateral or security as it sees fit, subject to Section 7.04, without regard to any subrogation rights any Grantor may have, and upon any disposition or sale, any rights of subrogation any Grantor may have shall terminate.

ARTICLE V

Representations and Warranties

Grantor hereby represents and warrants to the Administrative Agent and each Secured Party that:

Section 5.01 Representations in Note Purchase Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 4 of the Note Purchase Agreement as they relate to such Guarantor or to the Note Documents to which such Guarantor is a party are true and correct in all material respects (or, to the extent such representations and warranties specifically relate to an earlier date, on and as of such earlier date), provided that each reference in each such representation and warranty to the Issuer’s knowledge shall, for the purposes of this Section 5.01, be deemed to be a reference to such Guarantor’s knowledge.

Section 5.02 Benefit to the Guarantor. The Issuer is a member of an affiliated group of companies that includes each Guarantor, and the Issuer and the Guarantors are engaged in related businesses. Each Guarantor’s guaranty and surety obligations pursuant to this Agreement reasonably may be expected to benefit, directly or indirectly, such Guarantor; and it has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor and the Issuer.

Section 5.03 Perfected Liens. The security interests granted pursuant to this Agreement, upon filing of a UCC-1 financing statement in the appropriate filing office listed on Schedule 3, will constitute valid perfected First Priority security interests (subject to Permitted Encumbrances) in all of the Collateral which may be perfected by filing such financing statement in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor.

Section 5.04 Legal Name, Organizational Status, Chief Executive Office. On the date hereof, the correct legal name of such Grantor, such Grantor’s jurisdiction of organization, organizational number, taxpayer identification number and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 4.

Section 5.05 Prior Names, Addresses, Locations of Tangible Assets. Schedule 5 correctly sets forth (a) all names and trade names that such Grantor has used in the last five years and (b) the chief executive office of such Grantor over the last five years (if different from that which is set forth in Section 5.04 above).

Section 5.06 Pledged Securities.

(a) Except as set forth on Schedule 2, the shares (or such other interests) of Pledged Securities pledged by such Grantor hereunder constitute all the issued and outstanding shares (or such other interests) of all classes of the Capital Stock of each Pledged Entity owned by such Grantor. All the shares (or such other interests) of the Pledged Securities have been duly and validly issued and are fully paid and nonassessable (or, with respect to the Pledged Securities that are Capital Stock in a partnership or limited liability company, has been duly and validly issued); and such Grantor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens, except Liens permitted under the Credit Agreement, or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.

(b) [Reserved].

(c) There are no restrictions on transfer (that have not been waived or otherwise consented to) in the LLC Agreement governing any Pledged LLC Interest or the Partnership Agreement governing any Pledged Partnership Interest or any other agreement relating thereto which would limit or restrict: (i) the grant of a security interest in the Pledged LLC Interests or the Pledged Partnership Interests, (ii) the perfection of such security interest or (iii) the exercise of remedies in respect of such perfected security interest in the Pledged LLC Interests or the Pledged Partnership Interests, in each case, as contemplated by this Agreement. Upon the exercise of remedies in respect of the Pledged LLC Interests or the Pledged Partnership Interests, a transferee or assignee of a membership interest or a partnership interest, as the case may be, of such LLC or Partnership, as the case may be, shall become a member or partner, as the case may be, of such LLC or Partnership, as the case may be, entitled to participate in the management thereof and, upon the transfer of the entire interest of such Grantor, such Grantor shall cease to be a member or partner, as the case may be.

(d) Such Grantor is the record and beneficial owner of the Investment Property, free of adverse claims, pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except (i) the security interest created by this Agreement and (ii) Liens permitted by Section 7.2 of the Note Purchase Agreement.

(e) With respect to the Pledged Securities constituting Pledged Partnership Interests or Pledged LLC Interests (other than Pledged Securities issued by a corporation, business trust, joint stock company or similar Person) no such Pledged Securities (i) are dealt in or traded on securities exchanges or in securities markets, (ii) expressly provide that such Pledged Securities are securities governed by Article 8 of the UCC, (iii) are Investment Company securities or (iii) are held in a Securities Account, except, with respect to this clause (e), Pledged Securities (A) for which the Administrative Agent is the registered owner or (B) with respect to which the issuer of such Pledged Securities has agreed in an authenticated record with such Grantor and the Administrative Agent to comply with any instructions of the Administrative Agent without the consent of such Grantor.

Section 5.07 Instruments and Chattel Paper. Such Grantor has delivered to the Administrative Agent all Collateral constituting Instruments and Chattel Paper having the outstanding or stated amount of greater than $200,000 individually or $1,000,000 in the aggregate. No Collateral constituting Chattel Paper or Instruments contains any statement therein to the effect that such Collateral has been assigned to an identified party other than the Administrative Agent, and the grant of a security interest in such Collateral in favor of the Administrative Agent hereunder does not violate the rights of any other Person as a secured party.

Section 5.08 Accounts. The amount represented by such Grantor to the Administrative Agent and the Holders from time to time as owing by each Account Debtor or by all Account Debtors in respect of the Accounts, Chattel Paper and Payment Intangibles will at such time be the materially correct amount actually owing by such Account Debtor or Account Debtors thereunder. The place where each Grantor keeps its records concerning the Accounts, Chattel Paper and Payment Intangibles is the address set forth on Schedule 4.

Section 5.09 Governmental Obligors. Except as disclosed to the Administrative Agent in writing, none of the Account Debtors on such Grantor’s Accounts, Chattel Paper or Payment Intangibles with a value in excess of $200,000 individually or $1,000,000 in the aggregate is a Governmental Authority.

ARTICLE VI

Covenants

Each Grantor covenants and agrees that, from and after the date of this Agreement until Security Termination:

Section 6.01 Covenants in Note Purchase Agreement. In the case of each Guarantor, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

Section 6.02 Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b) At any time and from time to time, upon the reasonable request of the Administrative Agent or any other Secured Party, and at the sole expense of such Grantor, such Grantor will promptly and duly give, execute, deliver, indorse, file or record any and all financing statements, continuation statements, amendments, notices (including, without limitation, notifications to financial institutions and any other Person), contracts, agreements, assignments, certificates, stock powers or other instruments, obtain any and all governmental approvals and consents and take or cause to be taken any and all steps or acts that may be necessary or as the Administrative Agent or any Secured Party may reasonably request to create, perfect, establish the priority of, or to preserve the validity, perfection or priority of, the Liens granted by this Agreement or to enable the Administrative Agent or any other Secured Party to enforce its rights, remedies, powers and privileges under this Agreement with respect to such Liens or to otherwise obtain or preserve the full benefits of this Agreement and the rights, powers and privileges herein granted.

(c) Without limiting the obligations of the Grantors under Section 6.02(b): (i) upon the reasonable request of the Administrative Agent at the direction of the Requisite Holders or any other Secured Party, such Grantor shall take or cause to be taken all actions (other than any actions required to be taken by the Administrative Agent at the direction of the Requisite Holders or any Holder) reasonably requested by the Administrative Agent to cause the Administrative Agent to (A) have “control” (within the meaning of Sections 9-104, 9-105, 9-106, and 9-107 of the UCC) over any Collateral constituting Deposit Accounts, Electronic Chattel Paper, Investment Property (including the Pledged Securities), or

Letter-of-Credit Rights, including, without limitation, executing and delivering any agreements, in form and substance reasonably satisfactory to the Requisite Holders, with securities intermediaries, issuers or other Persons in order to establish “control”, and each Grantor shall promptly notify the Administrative Agent and the other Secured Parties of such Grantor’s acquisition of any such Collateral, and (B) be a “protected purchaser” (as defined in Section 8-303 of the UCC); (ii) with respect to Collateral with a value in excess of $200,000 individually or $1,000,000 in the aggregate, other than certificated securities and Goods covered by a document in the possession of a Person other than such Grantor or the Administrative Agent, such Grantor shall use commercially reasonable efforts to obtain written acknowledgment that such Person holds possession for the Administrative Agent’s benefit; and (iii) with respect to any Collateral constituting Goods with a value in excess of $200,000 individually or $1,000,000 in the aggregate that are in the possession of a bailee, such Grantor shall provide prompt notice to the Administrative Agent of any such Collateral then in the possession of such bailee, and such Grantor shall take or cause to be taken all commercially reasonable actions (other than any actions required to be taken by the Administrative Agent or any other Secured Party) necessary or reasonably requested by the Administrative Agent to cause the Administrative Agent to have a perfected security interest in such Collateral under applicable law.

(d) This Section 6.02 and the obligations imposed on each Grantor by this Section 6.02 shall be interpreted as broadly as possible in favor of the Administrative Agent and the other Secured Parties in order to effectuate the purpose and intent of this Agreement.

Section 6.03 Maintenance of Records. Such Grantor will keep and maintain, at its own cost and expense records of the Collateral in accordance with sound and prudent business practices. For the Administrative Agent’s and the other Secured Parties’ further security, the Administrative Agent, for the ratable benefit of the Secured Parties, shall have a security interest in all of such Grantor’s books and records pertaining to the Collateral, and such Grantor shall allow inspection of any such books and records by the Administrative Agent, any Holder or by their representatives during normal business hours at the reasonable request of the Administrative Agent or any Holder and shall provide such clerical and other assistance as may be reasonably requested with regard thereto.

Section 6.04 Further Identification of Collateral. Such Grantor will furnish to the Administrative Agent and the Secured Parties from time to time, at such Grantor’s sole cost and expense, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

Section 6.05 Pledged Securities.

(a) If such Grantor shall become entitled to receive or shall receive any stock certificate or other instrument (including, without limitation, any certificate or instrument representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate or instrument issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Pledged Entity, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares (or such other interests) of the Pledged Securities, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly indorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power or other equivalent instrument of transfer reasonably acceptable to the Requisite Holders covering such certificate or instrument duly executed in blank by such Grantor and with, if the Administrative Agent so requests, signature guaranteed, to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations.

(b) In the case of each Grantor which is a Pledged Entity, such Pledged Entity agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities and Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 6.05(a) with respect to the Pledged Securities issued by it and (iii) the terms of Section 7.01(c) and Section 7.05 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7.01(c) or Section 7.05 with respect to the Pledged Securities and Investment Property issued by it.

(c) Except as set forth in Schedule 2, the Pledged Securities will at all times constitute not less than 100% of the Capital Stock of the Pledged Entity thereof owned by any Grantor. Each Grantor will not permit any Pledged Entity of any of the Pledged Securities to issue any new shares (or other interests) of any class of Capital Stock of such Pledged Entity without the prior written consent of the Requisite Holders or as may be permitted by the Note Purchase Agreement.

(d) In the case of each Grantor which is a Pledged Entity, such Pledged Entity agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 6.05(a) with respect to the Investment Property issued by it and (iii) the terms of Section 7.01(c), shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 7.01(c) with respect to the Investment Property issued by it.

(e) In the case of each Grantor that is a partner in a Partnership, such Grantor hereby consents to the extent required by the applicable Partnership Agreement to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Partnership Interests in such Partnership and to the transfer of such Pledged Partnership Interests to the Administrative Agent or its nominee (on behalf of the Secured Parties) and to the substitution of the Administrative Agent or its nominee as a substituted partner in such Partnership with all the rights, powers and duties of a general partner or a limited partner, as the case may be. In the case of each Grantor that is a member of an LLC, such Grantor hereby consents to the extent required by the applicable LLC Agreement to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged LLC Interests in such LLC and to the transfer of such Pledged LLC Interests to the Administrative Agent or its nominee (on behalf of the Secured Parties) and to the substitution of the Administrative Agent or its nominee as a substituted member of the LLC with all the rights, powers and duties of a member of such LLC.

(f) Such Grantor shall not agree to any amendment of a Partnership Agreement or an LLC Agreement that (i) in any way adversely affects the perfection of the security interest of the Administrative Agent in the Pledged Partnership Interests or Pledged LLC Interests pledged by such Grantor hereunder or (ii) would, with respect to any Pledged Securities issued pursuant to such Partnership Agreement or LLC Agreement, cause such Pledged Securities (1) to expressly provide that such Pledged Securities are securities governed by Article 8 of the UCC, (2) to be traded on securities exchanges or in securities markets, (3) to be Investment Company securities or (4) to be held in a Securities Account, unless (A) the Administrative Agent is the registered owner of such Pledged Securities or (B) the issuer of such Pledged Securities has agreed in an authenticated record with such Grantor and the Administrative Agent to comply with any instructions of the Administrative Agent without the consent of such Grantor.

Section 6.06 Instruments and Tangible Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Tangible Chattel Paper in the outstanding or stated amount of greater than $200,000 individually or $1,000,000 in the aggregate, such Instrument or Tangible Chattel Paper shall be promptly, but in any event within 3 Business Days, delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Requisite Holders, to be held as Collateral pursuant to this Agreement.

Section 6.07 Commercial Tort Claims. If such Grantor shall at any time hold or acquire a Commercial Tort Claim that satisfies the requirements of the following sentence, such Grantor shall, within thirty (30) days after such Commercial Tort Claim satisfies such requirements, notify the Administrative Agent and the other Secured Parties in a writing signed by such Grantor containing a brief description thereof, and granting to the Administrative Agent in such writing (for the benefit of the Secured Parties) a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Requisite Holders. The provisions of the preceding sentence shall apply only to a Commercial Tort Claim that satisfies the following requirements: (i) the monetary value reasonably expected to be received by or payable to the relevant Grantor in connection with such Commercial Tort Claim shall exceed $200,000 individually or $1,000,000 in the aggregate, and (ii) either (A) such Grantor shall have filed a law suit or counterclaim or otherwise commenced legal proceedings (including, without limitation, arbitration proceedings) against the Person against whom such Commercial Tort Claim is made, or (B) such Grantor and the Person against whom such Commercial Tort Claim is asserted shall have entered into a settlement agreement with respect to such Commercial Tort Claim. In addition, to the extent that the existence of any Commercial Tort Claim held or acquired by any Grantor is disclosed by such Grantor in any public filing with the Securities Exchange Commission or any successor thereto or analogous Governmental Authority, or to the extent that the existence of any such Commercial Tort Claim is disclosed in any press release issued by any Grantor, then, upon the request of the Administrative Agent or the Requisite Holders, the relevant Grantor shall, within thirty (30) days after such request is made, transmit to the Administrative Agent and the other Secured Parties a writing signed by such Grantor containing a brief description of such Commercial Tort Claim and granting to the Administrative Agent in such writing (for the benefit of the Secured Parties) a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Requisite Holders.

ARTICLE VII

Remedial Provisions

Section 7.01 Pledged Securities.

(a) Unless an Event of Default or a Triggering Event shall have occurred and be continuing and the Administrative Agent at the direction of the Requisite Holders shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 7.01(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Securities paid in the normal course of business of the relevant Pledged Entity, to the extent permitted in the Note Purchase Agreement and by the terms of the applicable organizational documents, and to exercise all voting and corporate, membership or partnership rights with respect to the Pledged Securities.

(b) If an Event of Default or a Triggering Event shall occur and be continuing, then at any time in the Requisite Holders’ discretion without notice, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Secured Obligations in accordance with the Swap

Intercreditor Agreement and if no Swap Intercreditor Agreement is then in effect, then in accordance with 2.11(f) of the Note Purchase Agreement, and (ii) any or all of the Pledged Securities shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate, membership, partnership and other rights pertaining to such Pledged Securities at any meeting of shareholders (or other equivalent body) of the relevant Pledged Entity or Pledged Entities or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of any Pledged Entity, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Requisite Holders may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Pledged Entity issuing any Pledged Securities pledged by such Grantor hereunder (and each Pledged Entity party hereto hereby agrees) to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default or a Triggering Event has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Pledged Entity shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, upon and after receipt of the instruction described in clause (i), pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.

(d) After the occurrence and during the continuation of an Event of Default or a Triggering Event, if the Pledged Entity issuing any Pledged Securities is the subject of bankruptcy, insolvency, receivership, custodianship or other proceedings under the supervision of any Governmental Authority, then all rights of the Grantor in respect thereof to exercise the voting and other consensual rights which such Grantor would otherwise be entitled to exercise with respect to the Pledged Securities issued by such Pledged Entity shall cease, and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right to exercise, at the direction of the Requisite Holders, such voting and other consensual rights, but the Administrative Agent shall have no duty to exercise any such voting or other consensual rights and shall not be responsible for any failure to do so or delay in so doing.

Section 7.02 Collections on Accounts, Etc. The Administrative Agent hereby authorizes each Grantor to collect upon the Accounts, Instruments, Chattel Paper and Payment Intangibles and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default or a Triggering Event. Upon the request of the Administrative Agent (at the direction of the Requisite Holders), at any time after the occurrence and during the continuance of an Event of Default or a Triggering Event, each Grantor shall notify the Account Debtors that the applicable Accounts, Chattel Paper and Payment Intangibles have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default or a Triggering Event, the Administrative Agent may in its own name or in the name of others communicate with the Account Debtors to verify with them to its satisfaction the existence, amount and terms of any Accounts, Chattel Paper or Payment Intangibles.

Section 7.03 Proceeds. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default or a Triggering Event, any payments of Accounts, Instruments, Chattel Paper and Payment Intangibles, when collected or received by each Grantor, and any other cash or non-cash Proceeds received by each Grantor upon the sale or other disposition of any Collateral, shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a special collateral account maintained by the Administrative Agent, subject to withdrawal by the Administrative Agent at the direction of the Requisite Holders for the ratable benefit of the Secured Parties only, as hereinafter provided, and, until so turned over, shall be held by such Grantor in trust for the Administrative Agent for the ratable benefit of the Secured Parties, segregated from other funds of any such Grantor. Each deposit of any such Proceeds shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit. All Proceeds (including, without limitation, Proceeds constituting collections of Accounts, Chattel Paper, Instruments) while held by the Administrative Agent (or by any Grantor in trust for the Administrative Agent for the ratable benefit of the Secured Parties) shall continue to be collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as hereinafter provided. At such intervals as may be agreed upon by each Grantor and the Administrative Agent, or, if an Event of Default or Triggering Event shall have occurred and be continuing, at any time at the Requisite Holders’ election, the Administrative Agent shall apply all or any part of the funds on deposit in said special collateral account on account of the Secured Obligations in accordance with Section 2.11(f) of the Note Purchase Agreement.

Section 7.04 Remedies

(a) If an Event of Default or a Triggering Event shall occur and be continuing, the Administrative Agent at the direction of the Requisite Holders, on behalf of the Secured Parties, may exercise in its discretion, in addition to all other rights, remedies, powers and privileges granted to them in this Agreement, the other Note Documents, any Secured Swap Agreement, and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights, remedies, powers and privileges of a secured party under applicable law or otherwise available at law or equity. Without limiting the generality of the foregoing, the Administrative Agent at the direction of the Requisite Holders, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem appropriate, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. If an Event of Default or a Triggering Event shall occur and be continuing, each Grantor further agrees, at the Administrative Agent’s request (acting at the direction of the Requisite Holders), to assemble the Collateral and make it available to the Administrative Agent at places which the Requisite Holders shall reasonably select, whether at such Grantor’s premises or elsewhere. Any such sale or transfer by the Administrative Agent either to itself or to any other Person shall be absolutely free from any claim of right by Grantor, including any equity or right of redemption, stay or appraisal which Grantor has or may have under any rule of law, regulation or statute now existing or hereafter adopted. Upon any such sale or transfer, the Administrative Agent at the direction of the Requisite Holders shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 7.04, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, in accordance with the Swap Intercreditor Agreement, or if no Swap Intercreditor Agreement is then in effect, then in accordance with Section 2.11(f) of the Note Purchase Agreement, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615 of the UCC, will the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by them of any rights hereunder, except to the extent caused by the gross negligence or willful misconduct of the Administrative Agent or such Secured Parties or their respective agents. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 calendar days before such sale or other disposition.

(b) In the event that the Administrative Agent at the direction of the Requisite Holders elects not to sell the Collateral, the Administrative Agent retains its rights to dispose of or utilize the Collateral or any part or parts thereof in any manner authorized or permitted by law or in equity, and to apply the proceeds of the same towards payment of the Secured Obligations. Each and every method of disposition of the Collateral described in this Agreement shall constitute disposition in a commercially reasonable manner. The Administrative Agent at the direction of the Requisite Holders may appoint any Person as agent to perform any act or acts necessary or incident to any sale or transfer of the Collateral.

Section 7.05 Private Sales of Pledged Securities. Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, or may determine that a public sale is impracticable or not commercially reasonable and, accordingly, may to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Securities for the period of time necessary to permit the relevant Pledged Entity to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Pledged Entity would agree to do so. Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may reasonably be necessary to make such sale or sales of all or any portion of the Pledged Securities pursuant to this Section 7.05 valid and binding and in compliance with any and all other applicable Governmental Requirements. Each Grantor further agrees that a breach of any of the covenants contained in this Section 7.05 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.05 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants, except for a defense that no Event of Default has occurred under the Note Purchase Agreement.

Section 7.06 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency.

Section 7.07 Non-Judicial Enforcement. The Administrative Agent at the direction of the Requisite Holders may enforce its rights hereunder without prior judicial process or judicial hearing, and to the extent permitted by law, each Grantor expressly waives any and all legal rights which might otherwise require the Administrative Agent to enforce its rights by judicial process. The proceeds of any sale of the Collateral or any part thereof and all other monies received by any Secured Party in any proceedings for the enforcement hereof or otherwise, whose application has not elsewhere herein been specifically provided for, shall be applied:

(a) First, to the payment of all reasonable expenses incurred by the Administrative Agent or any Secured Party incident to the enforcement of this Agreement, the Note Purchase Agreement or any of the Obligations (including, without limiting the generality of the foregoing, expenses of any entry or taking of possession, of any sale, of advertisement thereof, and of conveyances, and court costs, compensation of agents and employees and legal fees), and to the payment of all other reasonable charges, expenses, liabilities and advances incurred or made by the Administrative Agent or any Secured Party under this Agreement or in executing any trust or power hereunder;

(b) Second, in accordance with the terms of the Swap Intercreditor Agreement, and if no Swap Intercreditor Agreement is then in effect, then in accordance with Section 2.11(f) of the Note Purchase Agreement.

ARTICLE VIII

The Administrative Agent

Section 8.01 Administrative Agent’s Appointment as Attorney-in-Fact, Etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all reasonably appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(ii) execute, in connection with any sale provided for in Section 7.04 or Section 7.05, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iii) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent at the direction of the Requisite Holders shall direct; (B) take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account, Instrument, General Intangible, Chattel Paper or Payment Intangible or with respect to any other Collateral, and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent at the direction of the Requisite Holders for the purpose of collecting any all such moneys due under any Account, Instrument or General Intangible or with respect to any other Collateral whenever payable; (C) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (D) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (E) receive, change the address for delivery, open and dispose of mail addressed to any Grantor, and to execute, assign and indorse negotiable and other instruments for the payment of money, documents of title or other evidences of payment, shipment or storage for any form of Collateral on behalf of and in the name of any Grantor; (F) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (G) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (H) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent at the direction of the Requisite Holders may deem appropriate; and (I) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option, or at the direction of the Requisite Holders, and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 8.01(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 8.01(a) unless an Event of Default or Triggering Event shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein within the applicable grace periods, the Requisite Holders may direct the Administrative Agent, at their option, but without any obligation so to do, to perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The reasonable expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 8.01, together with interest thereon at the Default Rate, but in no event to exceed the Highest Lawful Rate, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue and in compliance hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 8.02 Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account and shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which comparable secured parties accord comparable collateral. Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. To the fullest extent permitted by applicable law, the Administrative Agent and the Secured Parties shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral or the Secured Obligations, or to take any steps necessary to preserve any rights against any Grantor or other Person or ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not it has or is deemed to have knowledge of such matters. Each Grantor, to the extent permitted by applicable law, waives any right of marshaling in respect of any and all Collateral, and waives any right to require the Administrative Agent or any other Secured Party to proceed against any Grantor or other Person, exhaust any Collateral or enforce any other remedy which the Administrative Agent or any other Secured Party now has or may hereafter have against each Grantor, any Grantor or other Person.

Section 8.03 Financing Statements. Pursuant to the UCC and any other applicable law, each Grantor authorizes the Administrative Agent, its counsel or its representative, at any time and from time to time, to file or record financing statements, continuation statements, amendments thereto and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Requisite Holders reasonably determine necessary or appropriate to perfect the security interests of the Administrative Agent under this Agreement. Additionally, each Grantor authorizes the Administrative Agent, its counsel or its representative, at any time and from time to time, to file or record such financing statements that describe the collateral covered thereby as “all assets of the Grantor”, “all personal property of the Grantor” or words of similar effect. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

Section 8.04 Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

ARTICLE IX

Subordination of Indebtedness

Section 9.01 Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and obligations of the Issuer (to any Grantor) or of any Grantor (to any other Grantor), whether such debts and obligations now exist or are hereafter incurred or arise, or whether the obligation of the debtor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or obligations be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or obligations may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired. After and during the continuation of an Event of Default or a Triggering Event, no Grantor shall receive or collect, directly or indirectly, from any obligor in respect thereof any amount upon the Guarantor Claims.

Section 9.02 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceedings involving any Grantor, (a) the Administrative Agent on behalf of the Secured Parties shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims and (b) each Grantor hereby assigns such dividends and payments to the Administrative Agent for the benefit of the Secured Parties for application against the Secured Obligations as provided under the terms of the Swap Intercreditor Agreement, and if no Swap Intercreditor Agreement is then in effect, then as provided in Section 2.11(f) of the Note Purchase Agreement. Should the Administrative Agent or any Secured Party receive, for application upon the Secured Obligations, any such dividend or payment which is otherwise payable to any Grantor, and which, as between such Grantor and the Issuer or another Grantor, shall constitute a credit upon the Guarantor Claims, then upon Security Termination, the intended recipient shall become subrogated to the rights of the Administrative Agent and the other Secured Parties to the extent that such payments to the Administrative Agent and the other Secured Parties on the Guarantor Claims have contributed toward the liquidation of the Secured Obligations, and such subrogation shall be with respect to that proportion of the Secured Obligations which would have been unpaid if the Administrative Agent and the other Secured Parties had not received dividends or payments upon the Guarantor Claims.

Section 9.03 Payments Held in Trust. In the event that notwithstanding Section 9.01 and Section 9.02, any Grantor should receive any funds, payments, claims or distributions that are prohibited by such Sections, then it agrees: (a) to hold in trust for the Administrative Agent and the other Secured Parties an amount equal to the amount of all funds, payments, claims or distributions so received, and (b) that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, for the benefit of the Secured Parties; and each Grantor covenants promptly to pay the same to the Administrative Agent.

Section 9.04 Liens Subordinate. Each Grantor agrees that, until Security Termination, any Liens securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any Liens securing payment of the Secured Obligations, regardless of whether such encumbrances in favor of such Grantor, the Administrative Agent or any other Secured Party presently exist or are hereafter created or attach. Without the prior written consent of the Administrative Agent, no Grantor, during the period prior to Security Termination, shall (a) exercise or enforce any creditor’s right it may have against any debtor in respect of the Guarantor Claims, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any Lien held by it.

Section 9.05 Notation of Records. Upon the reasonable request of the Administrative Agent, all promissory notes and all accounts receivable ledgers or other evidence of the Guarantor Claims accepted by or held by any Grantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Agreement.

ARTICLE X

Miscellaneous

Section 10.01 Waiver. No failure on the part of the Administrative Agent or any other Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under any of the Note Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Note Documents preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. The exercise by the Administrative Agent or any Secured Party of any one or more of the rights, powers and remedies herein shall not be construed as a waiver of any other rights, powers and remedies, including, without limitation, any rights of set-off.

Section 10.02 Notices. All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 11.1 of the Note Purchase Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

Section 10.03 Payment of Expenses, Indemnities, Etc.

(a) Each Grantor agrees to pay or promptly reimburse the Administrative Agent and each other Secured Party for all reasonable and out-of-pocket advances, charges, costs and expenses (including, without limitation, all reasonable and out-of-pocket costs and expenses of holding, preparing for sale and selling, collecting or otherwise realizing upon the Collateral and all reasonable and out-of-pocket attorneys’ fees, legal expenses and court costs) incurred by any Secured Party in connection with the exercise of its respective rights and remedies hereunder, including, without limitation, any advances, charges, costs and expenses that may be incurred in any effort to enforce any of the provisions of this Agreement or any obligation of any Grantor in respect of the Collateral or in connection with (i) the preservation of the Lien of, or the rights of the Administrative Agent or any other Secured Party under this Agreement, (ii) any actual or attempted sale, lease, disposition, exchange, collection, compromise, settlement or other realization in respect of, or care of, the Collateral, including all such costs and expenses incurred in any bankruptcy, reorganization, workout or other similar proceeding, or (iii) collecting against such Grantor under the guarantee contained in Article II or otherwise enforcing or preserving any rights under this Agreement and the other Note Documents to which such Grantor is a party.

(b) Each Grantor agrees to pay, and to save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, court costs and attorneys’ fees, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement) incurred because of, incident to, or with respect to, the Collateral (including, without limitation, any exercise of rights or remedies in connection therewith) or the execution, delivery, enforcement, performance and administration of this Agreement, to the extent the Issuer would be required to do so pursuant to Sections 11.2 or 11.3 of the Note Purchase Agreement. All amounts for which any Grantor is liable pursuant to this Section 10.03 shall be due and payable by such Grantor to the Secured Parties upon demand.

Section 10.04 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with the Note Purchase Agreement.

Section 10.05 Successors and Assigns. The provisions of this Agreement shall be binding upon each Grantor and its successors and assigns and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns; provided that such transfers and assignments are permitted by and have been made pursuant to the Note Purchase Agreement.

Section 10.06 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any of the Note Documents to which a Grantor is a party shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other Note Document.

Section 10.07 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 10.08 Survival. The obligations of the parties under Section 10.03 shall survive Security Termination. To the extent that any payments on the Secured Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the other Secured Parties’ Liens, security interests, rights, powers and remedies under this Agreement and each Collateral Document shall continue in full force and effect. In such event, each Collateral Document shall be automatically reinstated and each Grantor shall take such action as may be reasonably requested by the Administrative Agent to effect such reinstatement.

Section 10.09 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 10.10 No Oral Agreements. This Agreement, the Note Purchase Agreement, the other Note Documents and the Secured Swap Agreements embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof. This Agreement, the Note Purchase Agreement, the other Note Documents and the Secured Swap Agreements represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 10.11 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GRANTOR ARISING OUT OF OR RELATING HERETO, ANY OTHER NOTE DOCUMENT OR ANY SECURED SWAP AGREEMENT OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE,

COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE GRANTOR AT ITS ADDRESS PROVIDED ON THE SCHEDULES HERETO IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT THE ADMINISTRATIVE AGENT AND THE SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

(c) EACH GRANTOR HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER, UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY SECURED SWAP AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HEREOF OR HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.12 Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

(b) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement, the Note Purchase Agreement, any of the other Note Documents, or any Secured Swap Agreement and the relationship between the Grantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby, by the Note Purchase Agreement, any Secured Swap Agreement or any other Note Document or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Holders.

EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER COLLATERAL DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Each Grantor warrants and agrees that each of the waivers and consents set forth in this Agreement are made voluntarily and unconditionally after consultation with outside legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such Grantor otherwise may have against the Issuer, any other Grantor, the Administrative Agent or the other Secured Parties or any other Person or against any collateral. If, notwithstanding the intent of the parties that the terms of this Agreement shall control in any and all circumstances, any such waivers or consents are determined to be unenforceable under applicable law, such waivers and consents shall be effective to the maximum extent permitted by law.

Section 10.13 Additional Grantors. The Issuer will cause each Subsidiary of the Issuer that is required to become a party to this Agreement pursuant to the Note Purchase Agreement and is not a signatory hereto to become a Grantor for all purposes of this Agreement by execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I.

Section 10.14 Set-Off. Each Grantor agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Secured Party may otherwise have, during the continuance of any Event of Default, each Secured Party shall have the right and be entitled subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld), at its option, to offset (i) balances held by it or by any of its Affiliates for account of any Grantor or any Subsidiary at any of its offices, in Dollars or in any other currency, and (ii) amounts due and payable to such Secured Party under any Secured Swap Agreement, against any principal of or interest on any of such Secured Party’s Notes, or any other amount due and payable to such Secured Party hereunder, which is not paid when due (regardless of whether such balances are then due to such Person), in which case it shall promptly notify the Issuer and the Administrative Agent thereof, provided that such Secured Party’s failure to give such notice shall not affect the validity thereof.

Section 10.15 Releases

(a) Release Upon Payment in Full. The grant of a security interest hereunder and all of rights, powers and remedies in connection herewith shall, to the extent permitted by law, remain in full force and effect until Security Termination or in connection with a transaction described in clause (b) below. Upon the occurrence of Security Termination or a transaction described in clause (b) below, the Administrative Agent, at the written request and expense of the Issuer, will promptly release, reassign and transfer the Collateral to the Grantors and declare this Agreement to be of no further force or effect subject to the first sentence of Section 10.08 of this Agreement.

(b) Further Assurances. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Note Purchase Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall promptly execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the

Liens created hereby on such Collateral, unless such release is prohibited by any Swap Intercreditor Agreement. At the request and sole expense of the Issuer, a Grantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Note Purchase Agreement; provided that the Issuer shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed release, a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Issuer stating that such transaction is in compliance with the Note Purchase Agreement, the Secured Swap Agreements and the other Note Documents.

(c) Retention in Satisfaction. Except as may be expressly applicable pursuant to Section 9-620 of the UCC, no action taken or omission to act by the Administrative Agent or the other Secured Parties hereunder, including, without limitation, any exercise of voting or consensual rights or any other action taken or inaction, shall be deemed to constitute a retention of the Collateral in satisfaction of the Secured Obligations or otherwise to be in full satisfaction of the Secured Obligations, and the Secured Obligations shall remain in full force and effect, until the Administrative Agent and the other Secured Parties shall have applied payments (including, without limitation, collections from Collateral) towards the Secured Obligations in the full amount then outstanding or until such subsequent time as is provided in Section 10.15(a).

Section 10.16 Swap Intercreditor Agreement. Notwithstanding anything herein to the contrary, this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of any applicable Swap Intercreditor Agreement, and further, to the extent any provision herein contained shall be inconsistent with any provision contained in the Swap Intercreditor Agreement, the provisions in the Swap Intercreditor Agreement shall prevail.

Section 10.17 Reinstatement. The obligations of each Grantor under this Agreement (including, without limitation, with respect to the guarantee contained in Article II and the provision of Collateral herein) shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Issuer or any Grantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Issuer or any Grantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 10.18 Acceptance. Each Grantor hereby expressly waives notice of acceptance of this Agreement, acceptance on the part of the Administrative Agent and the other Secured Parties being conclusively presumed by their request for this Agreement and delivery of the same to the Administrative Agent.

[Signatures begin next page]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

ENERGY & EXPLORATION PARTNERS, LLC

By:	/s/ Hunt Pettit
Name:	Hunt Pettit
Title:	President and Chief Executive Officer

ENERGY & EXPLORATION PARTNERS, INC.

By:	/a/ Hunt Pettit
Name:	Hunt Pettit
Title:	President and Chief Executive Officer

ENERGY & EXPLORATION PARTNERS OPERATING GP, LLC

By:	/s/ Hunt Pettit
Name:	Hunt Pettit
Title:	President and Chief Executive Officer

ENERGY & EXPLORATION PARTNERS OPERATING, LP

By:	/s/ Hunt Pettit
Name:	Hunt Pettit
Title:	President and Chief Executive Officer

SIGNATURE PAGE

GUARANTEE AND COLLATERAL AGREEMENT

Acknowledged and Agreed to as of the date hereof by:

ADMINISTRATIVE AGENT:	CORTLAND CAPITAL MARKET SERVICES LLC

By:
	Name:	Jessica J. Mead
	Title:	General Counsel

SIGNATURE PAGE

GUARANTEE AND COLLATERAL AGREEMENT

ISSUER DISCLOSURE SCHEDULES

These Issuer Disclosure Schedules are delivered by Energy & Exploration Partners, LLC, a Delaware limited liability company (the “Issuer”), in connection with that certain Guarantee and Collateral Agreement (the “Agreement”) dated as of the 20th day of August, 2013, by and among the Grantors party thereto and Cortland Capital Market Services LLC, as Administrative Agent for the Secured Parties.

Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to such terms in the Agreement and all references to Schedules of the Issuer Disclosure Schedules are references to the Schedules herein.

Schedule 1

NOTICE ADDRESSES OF GRANTORS

[    ]

Schedule 1 - 1

Schedule 2

DESCRIPTION OF PLEDGED SECURITIES AND PLEDGED NOTES

Owner/Grantor	Pledged Entity	Percentage Owned	Percentage Pledged	Class of Stock or other Capital Stock

Pledged Notes: [    ]

Schedule 2 - 1

Schedule 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

1.	Filing of UCC-1 Financing Statements with respect to the Collateral with the Secretary of State of the state set forth below opposite each Grantor’s name:

Owner/Grantor	State(s)

2.	Delivery to the Administrative Agent of all Pledged Securities consisting of certificated securities, if any, in each case properly endorsed for transfer in blank.

Schedule 3 - 1

Schedule 4

CORRECT LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION,

ORGANIZATIONAL IDENTIFICATION NUMBER, TAXPAYOR IDENTIFICATION

NUMBER AND CHIEF EXECUTIVE OFFICE

Schedule 4 - 1

Schedule 5

PRIOR NAMES AND PRIOR CHIEF EXECUTIVE OFFICE

Schedule 5-1

Schedule 6

COMMERCIAL TORT CLAIMS

Schedule 6 - 1

ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of [            ], 2013 (the “Agreement”), made by the Grantors parties thereto for the benefit of Cortland Capital Market Services LLC, as Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the Secured Parties (as defined in the Agreement) as follows:

1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2. The terms of Sections 7.01(c) and 7.03 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Sections 7.01(c) or 7.03 of the Agreement.

[NAME OF PLEDGED ENTITY]

By:
Title:

Address for Notices:

Fax:

*	This consent is necessary only with respect to any Pledged Entity which is not also a Grantor. This consent may be modified or eliminated with respect to any Pledged Entity that is not controlled by a Grantor.

Acknowledgment and Consent

Annex I

Assumption Agreement

ASSUMPTION AGREEMENT, dated as of             , 201    , made by                                         , a                      [corporation] (the “Additional Grantor”), in favor of Cortland Capital Market Services LLC, as administrative agent and collateral agent for the Secured Parties (as defined below) (in such capacity, the “Administrative Agent”). All capitalized terms not defined herein shall have the meaning ascribed to them in such Note Purchase Agreement.

W I T N E S S E T H:

WHEREAS, Energy & Exploration Partners, LLC, a Delaware limited liability company (the “Issuer”), Energy & Exploration Partners, Inc., a Delaware corporation (the “Parent”), the Holders and the Administrative Agent have entered into a Note Purchase Agreement, dated as of [            ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”);

WHEREAS, in connection with the Note Purchase Agreement, the Parent, the Issuer and certain of the Issuer’s Subsidiaries have entered into the Guarantee and Collateral Agreement, dated as of [            ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement);

WHEREAS, the Note Purchase Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 10.13 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder and expressly grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in all Collateral owned by such Additional Grantor to secure all of such Additional Grantor’s obligations and liabilities thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules 1 through 6 to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Article IV of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Annex I - 1

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex I - 2

EXHIBIT H

APOD CERTIFICATE

[DATE]

The undersigned hereby certifies that he/she is the                      of Energy & Exploration Partners, LLC, a Delaware limited liability company (the “Issuer”), and that as such is authorized to execute this certificate on behalf of the Issuer. With reference to Section 7.11(b) of the Note Purchase Agreement dated as of [            ], 2013 (together with all amendments, restatements, supplements or other modifications thereto, the “Note Purchase Agreement”) among the Issuer, Cortland Capital Market Services LLC, as administrative agent (the “Administrative Agent”), and the Holders which are or become a party thereto, the undersigned represents, warrants and certifies as follows (each capitalized term used but not otherwise defined herein shall have the meaning given to such term in the Note Purchase Agreement):

(a) The Issuer has good and defensible title to the Oil and Gas Properties listed on the APOD attached hereto as Schedule A, free and clear of all Liens other than Permitted Liens.

(b) Except for Permitted Liens, the Issuer is not aware of any claim, demand or challenge of any other Person with respect to the ownership of, or title to, the Oil and Gas Properties listed on the APOD.

EXECUTED AND DELIVERED as of the day first set forth above.

ENERGY & EXPLORATION PARTNERS, LLC

By:
Name:
Title:

EXHIBIT H-1

EXHIBIT I

DIRECTION LETTER

            , 20

Re:	Notice of Designated Account

Ladies and Gentlemen:

Energy & Exploration Partners, LLC, a Delaware limited liability company, (“Company”) is the present payee for the interests in the properties (“Properties”) set forth on the attached Schedule hereto (the “Schedule”). Company hereby requests that you begin remitting its proceeds with respect to the Properties to a designated bank account.

Accordingly, until further notice from each of Company and Cortland Capital Market Services LLC (as collateral agent of a security interest in the Properties), please direct all proceeds attributable to the Properties and interests set forth on the Schedule for which you are purchasing production and which you credit to Company, effective as of the date hereof, to the address and account as set forth below:

In order that we may have a record evidencing your acceptance of this Notice of Designated Account, we request that you execute one copy of this letter in the space provided below and return the same to us in the enclosed, self-addressed envelope.

EXHIBIT I-1

Yours very truly,

ENERGY & EXPLORATION PARTNERS, LLC

By:
Name:
Title:

Accepted and Acknowledged By:

[ ]

By:
Name:
Title:

EXHIBIT I-2

SIGNATURE PAGE TO DIRECTION LETTER

EXHIBIT J

FORM OF SUPPLEMENT

ENERGY & EXPLORATION PARTNERS, LLC

and

[NUMBER] SUPPLEMENT TO NOTE PURCHASE AGREEMENT

Dated as of

Re: $         Senior Secured Tranche [    ] Notes

DUE

EXHIBIT J-1

ENERGY & EXPLORATION PARTNERS, LLC

Dated as of

            ,

To the Holder(s) named in

Schedule A hereto

Ladies and Gentlemen:

This [Number] Supplement to Note Purchase Agreement (the “Supplement”) is among Energy & Exploration Partners, LLC, a Delaware limited liability company (the “Issuer”) and the Holders named on Schedule A attached hereto.

Reference is hereby made to the Note Purchase Agreement dated as of [            ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) among the Issuer and the Holders signatory there thereto. All capitalized terms not otherwise defined herein shall have the same meaning as specified in the Note Purchase Agreement. Reference is further made to Section 2.1(c) of the Note Purchase Agreement which requires that, prior to the delivery of any Supplemental Notes, the Issuer and each Holder named on Schedule A attached hereto shall execute and deliver a Supplement.

The Issuer hereby agrees with the Holder(s) as follows:

1. The Issuer has authorized the issue and sale of $         aggregate principal amount of its Senior Secured Tranche [    ] Notes (the “Senior Secured Tranche [    ] Notes”). The Senior Secured Tranche      Notes, together with the Notes previously issued pursuant to the Note Purchase Agreement and each tranche of Supplemental Notes which may from time to time hereafter be issued pursuant to the provisions of Section 2.1 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 11.28 of the Note Purchase Agreement). The Senior Secured Tranche      Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Holder(s) and the Issuer.

2. Subject to the terms and conditions hereof and as set forth in the Note Purchase Agreement and on the basis of the representations and warranties hereinafter set forth, the Issuer agrees to issue and sell to each Holder, and each Holder agrees to purchase from the Issuer, Senior Secured Tranche      Notes in the principal amount set forth opposite such Holders name on Schedule A hereto at a price of [    ]% of the principal amount thereof on the closing date hereafter mentioned.

3. The sale and purchase of the Senior Secured Tranche      Notes to be purchased by each Holder shall occur at a closing (the “Closing”) on             ,          or on such other Business Day thereafter on or prior to             ,          as may be agreed upon by the Issuer and the Holders. At the Closing, the Issuer will deliver to each Holder the Senior Secured Tranche      Notes to be purchased by such Holder in the form of a single Senior Secured Tranche      Note

EXHIBIT J-2

dated the date of the Closing and registered in such Holder’s name, against delivery by such Holder to the Issuer of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Issuer to account number [                                        ] at                      Bank, [Insert Bank address, ABA number for wire transfers, and any other relevant wire transfer information]. If, at the Closing, the Issuer shall fail to tender such Senior Secured Tranche     Notes to any Holder as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Holder’s satisfaction, such Holder shall, at such Holder’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Holder may have by reason of such failure or such nonfulfillment.

4. The obligation of each Holder to purchase and pay for the Senior Secured Tranche      Notes to be sold to such Holder at the Closing is subject to the fulfillment to such Holder satisfaction, prior to the Closing, of the following conditions: [                    ].

5. [Here insert special provisions for Senior Secured Tranche      Notes including prepayment provisions applicable to Senior Secured Tranche      Notes (including Make-Whole Amount) and other adjustments.]

6. The Issuer and each Holder agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as fully and completely as if such Holder were an original signatory to the Note Purchase Agreement.

The execution hereof shall constitute a contract between the Issuer and the Holder(s) for the uses and purposes hereinabove set forth, and this agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

ENERGY & EXPLORATION PARTNERS, LLC

By:
Name:
Title:

Accepted as of             ,

[ ]

By:
[Title]

EXHIBIT J-3

SCHEDULE 1 TO SUPPLEMENT

INFORMATION RELATING TO HOLDERS

NAME AND ADDRESS OF HOLDER		PRINCIPAL AMOUNT OF SENIOR SECURED TRANCHE NOTES TO BE PURCHASED

[NAME OF HOLDER]		$

(1)	All payments by wire transfer of immediately available funds to:

with sufficient information to identify the source and application of such funds.

(2)	All notices of payments and written confirmations of such wire transfers:

(3)	All other communications:

EXHIBIT J-4

SCHEDULE 1 TO SUPPLEMENT

SCHEDULE 2 TO SUPPLEMENT

SUPPLEMENTAL REPRESENTATIONS AND WARRANTIES

The Issuer represents and warrants to each Holder that except as hereinafter set forth in this Exhibit A, each of the representations and warranties set forth in Section 4 of the Note Purchase Agreement is true and correct in all material respects (or, if already qualified by materiality, Material Adverse Effect or a similar qualification, true and correct in all respects) respects as of the date hereof with respect to the Senior Secured Tranche      Notes with the same force and effect except to the extent such representation or warranty relates to a specific date in which case such representation and warranty shall be true and correct in all material respects (or, if already qualified by materiality, Material Adverse Effect or a similar qualification, true and correct in all respects) as of such specific date and each reference to “this Agreement” therein shall be deemed modified to refer to the Note Purchase Agreement as supplemented by the              Supplement. The Section references hereinafter set forth correspond to the similar sections of the Note Purchase Agreement which are supplemented hereby:

EXHIBIT J-5

SCHEDULE 2 TO SUPPLEMENT

EXHIBIT A TO SUPPLEMENT

[FORM OF SENIOR SECURED TRANCHE      NOTE]

EXHIBIT J-6

EXHIBIT A TO SUPPLEMENT

EXHIBIT K-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Holders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Note Purchase Agreement dated as of [            ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Energy & Exploration Partners, LLC, a Delaware limited liability company (the “Issuer”), Energy & Exploration Partners, Inc., a Delaware corporation (the “Parent”), Cortland Capital Market Services LLC, as administrative agent (the “Administrative Agent”), and each holder from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Note(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten-percent shareholder of the Issuer within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Issuer as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Issuer with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Issuer and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Issuer and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF HOLDER]

By:
Name:
Title:
Date:	, 201

EXHIBIT K-1-1

EXHIBIT K-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Note Purchase Agreement dated as of [            ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Energy & Exploration Partners, LLC, a Delaware limited liability company (the “Issuer”), Energy & Exploration Partners, Inc., a Delaware corporation (the “Parent”), Cortland Capital Market Services LLC, as administrative agent (the “Administrative Agent”), and each holder from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten-percent shareholder of the Issuer within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Issuer as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Holders with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Holder in writing, and (2) the undersigned shall have at all times furnished such Holder with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 201

EXHIBIT K-2-1

EXHIBIT K-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Note Purchase Agreement dated as of [            ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Energy & Exploration Partners, LLC, a Delaware limited liability company (the “Issuer”), Energy & Exploration Partners, Inc., a Delaware corporation (the “Parent”), Cortland Capital Market Services LLC, as administrative agent (the “Administrative Agent”), and each holder from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its partners/members is a ten-percent shareholder of the Issuer within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its partners/members is a controlled foreign corporation related to the Issuer as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Holder with Internal Revenue Service Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Holder and (2) the undersigned shall have at all times furnished such Holder with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 201

EXHIBIT K-3-1

EXHIBIT K-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Holders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Note Purchase Agreement dated as of [            ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Energy & Exploration Partners, LLC, a Delaware limited liability company (the “Issuer”), Energy & Exploration Partners, Inc., a Delaware corporation (the “Parent”), Cortland Capital Market Services LLC, as administrative agent (the “Administrative Agent”), and each holder from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Note(s) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Note(s) (as well as any Note(s) evidencing such Note(s)), (iii) with respect to the extension of credit pursuant to this Agreement or any other Note Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its partners/members is a ten-percent shareholder of the Issuer within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its partners/members is a controlled foreign corporation related to the Issuer as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Issuer with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Issuer and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Issuer and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF HOLDER]

By:
Name:
Title:
Date:	, 201

EXHIBIT K-4-1

EXHIBIT L

FORM OF VCOC LETTER

[            ], 2013

[Holder]

c/o Highbridge Principal Strategies, LLC

40 West 57th Street – 33rd Floor

New York, New York 10019

Dear Sirs:

This letter will confirm our agreement that, in connection with your investment in Energy & Exploration Partners, LLC (the “Company”), a subsidiary of Energy & Exploration Partners, Inc. (the “Parent”), [Holder] (the “Investor”) will be entitled to the following contractual management rights (collectively, the “Management Rights”):

1.	The Investor shall be entitled to routinely consult with and advise management of the Company with respect to significant business issues of the Company and its direct and indirect subsidiaries, including all the Company’s significant business and financial matters and management’s proposed annual operating plans, and management will meet regularly during each year with representatives of the Investor (the “Representatives”) at the Company’s facilities at mutually agreeable times for such consultation and advice, including to review progress in achieving said plans. The Company shall give the Investor reasonable advance written notice of any significant new initiatives or material changes to existing operating plans of the Company and its direct and indirect subsidiaries and shall afford the Investor adequate time to meet with management to consult on such initiatives or changes prior to implementation. The Company agrees to give due consideration to the advice given and proposals made by the Investor;

2.	The Investor may inspect the books, records, offices and other facilities and properties of the Company and its direct and indirect subsidiaries during normal business hours of the Company as Investor shall reasonably request. The Company shall furnish the Investor with such financial and operating data and other information with respect to the business and properties of the Company and its direct and indirect subsidiaries as the Investor may request, provided that access to highly confidential proprietary information need not be provided. The Company shall permit the Representatives to discuss the affairs, finances and accounts of the Company and its direct and indirect subsidiaries with, and to make proposals and furnish advice with respect thereto, the principal officers of the Company;

3.

At any time during which the Investor does not have a right to appoint at least one representative to the Board of Directors of the Parent (the “Board”), the Parent shall, after receiving notice from Investor as to the identity of any Representative,

EXHIBIT L-1

(i) permit a Representative to attend all Board meetings as an observer; (ii) provide the Representative advance notice of each such meeting, including such meeting’s time and place, at the same time and in the same manner as such notice is provided to the members of the Board; and (iii) provide the Representative with copies of all materials, including notices, minutes and consents, distributed to the members of the Board at the same time as such materials are distributed to such Board and shall permit the Representative to have the same access to information concerning the business and operations of the Company; provided, however, that the Representative may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, to preserve the confidentiality of the Parent’s or the Company’s financing strategy or for other similar reasons. Upon reasonable notice and at a schedule meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such Representative may address the Board with respect to Investor’s concerns regarding significant business issues facing the Company. Reasonable costs and expenses incurred by the Representative for the purposes of attending Board meetings and conducting other Company business will be paid by the Company; and

4.	The Company shall deliver to the Investor:

a)	within 45 days after the end of each of the first three quarters of each fiscal year of the Parent, consolidated balance sheets of the Parent, the Company and its direct and indirect subsidiaries as of the end of such period then ended, and consolidated statements of income and cash flows of the Parent, the Company and its direct and indirect subsidiaries for the period then ended, in each case prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein and subject to the absence of footnotes and to year-end adjustments; and

b)	within 120 days after the end of each fiscal year of the Parent, a consolidated balance sheet of the Parent, the Company and its direct and indirect subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Parent, the Company and its direct and indirect subsidiaries for the year then ended, in each case prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation.

The Investor agrees, and shall cause each of its Representatives to agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by them in connection with the exercise of the Investor’s Management Rights

EXHIBIT L-2

under this letter agreement, unless otherwise required by law or unless such confidential information otherwise becomes publicly available or available to it other than through this letter agreement.

The rights set forth in this letter agreement are intended to satisfy the requirement of contractual management rights for purposes of qualifying the Investor’s interests in the Company as venture capital investments for purposes of the Department of Labor’s “plan assets” regulations, and in the event that, after the date hereof, as a result of any change in applicable law or regulation or a judicial or administrative interpretation of applicable law or regulation, it is determined that such rights are not satisfactory for such purpose, the Investor and the Company shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulations.

The parties expressly agree that, in connection with any sale, transfer or assignment of all or a portion of the Investor’s investment in the Company to an affiliated investment fund, the Investor may assign its rights under this letter agreement to such affiliated investment fund without the consent of, or notice to, the Company.

The rights described herein shall terminate and be of no further force or effect upon (a) such time as no securities of the Company are held by the Investor or its affiliates; (b) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public or (c) the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights and (ii) for purposes other than (a) the reincorporation or reformation of the Company in a different state or (b) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all of the outstanding shares of capital stock of the Company’s successor. The confidentiality obligations referenced herein will survive any such termination.

This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page Follows]

EXHIBIT L-3

Very truly yours,

Energy & Exploration Partners, LLC

By:
Name:
Title:

Energy & Exploration Partners, Inc.

By:
Name:
Title:

AGREED AND ACCEPTED THIS day of 20

[HOLDER]

By:	[ ]

Name:
Title:

EXHIBIT L-4

SIGNATURE PAGE TO FORM OF VCOC LETTER

EXHIBIT M

FORM OF ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Note Purchase Agreement identified below (as amended, the “Note Purchase Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Note Purchase Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Holder under the Note Purchase Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Holder) against any Person, whether known or unknown, arising under or in connection with the Note Purchase Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor. As a condition precedent to this Assignment [Assignor/Assignee] shall pay to the Administrative Agent a one-time assignment processing fee in the amount of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00).

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Holder]

3.	Issuer:	Energy & Exploration Partners, LLC

4.	Administrative Agent:	Cortland Capital Market Services LLC, as the administrative agent under the Note Purchase Agreement

EXHIBIT M-1

5.	Agreement:	The Note Purchase Agreement dated as of [ ], 2013 among Energy & Exploration Partners, LLC, Energy & Exploration Partners, Inc., the Holders parties thereto from time to time, and Cortland Capital Market Services LLC, as Administrative Agent

6.	Assigned Interest:

Senior Secured Tranche A Commitment Assigned	Aggregate Amount of Senior Secured Tranche A Commitment/Notes for all Holders	Amount of Senior Secured Tranche A Commitment/Notes Assigned	Percentage Assigned of Senior Secured Tranche A Commitment/Notes
	$	$		%
	$	$		%
	$	$		%

Effective Date:                  , 201     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

EXHIBIT M-2

Accepted:

Cortland Capital Market Services LLC, as Administrative Agent

By
Name:
Title:

EXHIBIT M-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Note Purchase Agreement or any other Note Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Note Documents or any collateral thereunder, (iii) the financial condition of the Issuer, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Note Document or (iv) the performance or observance by the Issuer, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Note Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Holder under the Note Purchase Agreement, (ii) it satisfies the requirements, if any, specified in the Note Purchase Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Holder, (iii) from and after the Effective Date, it shall be bound by the provisions of the Note Purchase Agreement as a Holder thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Holder thereunder, (iv) it has received a copy of the Note Purchase Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Holder, and (v) if it is a Non-U.S. Holder, attached to the Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Note Purchase Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Holder, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Note Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Note Documents are required to be performed by it as a Holder.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

EXHIBIT M-4

ANNEX 1

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE ASSIGNOR/ASSIGNEE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 3 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES PURCHASED HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

EXHIBIT M-5

ANNEX 1

EXHIBIT N

LETTER-IN-LIEU

            , 20

Re:	Letter-in-Lieu of Transfer Order

Ladies and Gentlemen:

Enclosed is a copy of a Mortgage dated [            ], 2013 (the “Mortgage”), from Energy & Exploration Partners, LLC, a Delaware limited liability company (“Mortgagor”), to Cortland Capital Market Services LLC, as administrative agent (“Mortgagee”) for the benefit of the Secured Parties (as defined in the Mortgage), creating a mortgage lien on the real property described therein and a security interest in the personal property and fixtures described therein.

Mortgagee understands that, pursuant to division orders, transfer orders or other agreements, you are currently disbursing proceeds of production from one or more of the properties listed on the attached schedule (“Schedule”). Mortgagee requests that you change your records and begin making payment to Mortgagee for the interests of Mortgagor, as shown on Exhibit A to the Mortgage, for the properties from which you are purchasing production and which you have previously credited to Mortgagor, effective as of the date hereof, at the address set forth below:

In consideration of your acceptance of this Letter-in-Lieu of Transfer Order, Mortgagee hereby ratifies, confirms, adopts and agrees to be bound by all previous sales contracts, division orders and transfer orders heretofore executed by Mortgagor insofar as the same cover and relate to the interest shown on the attached Schedule. You will not take any further orders regarding amendments to your records or these payment instructions from Mortgagor unless consented to by Mortgagee.

In order that we may have a record evidencing your acceptance of this Letter-in-Lieu of Transfer Order, we request that you execute one copy of this letter in the space provided below and return the same to us in the enclosed self-addressed envelope.

EXHIBIT N-1

Very truly yours,

MORTGAGOR:

ENERGY & EXPLORATION PARTNERS, LLC

By:
Name:
Title:

MORTGAGEE:

CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent

By:
Name:
Title:

Address:

Attn:
Phone:
Fax:

ACCEPTED this day of , , and we have changed our records effective with production.

By:
Name:
Title:

EXHIBIT N-2

SIGNATURE PAGE TO LETTER-IN-LIEU

EXHIBIT O

FORM OF INVOICE DISBURSEMENT REQUEST

            , 201

Pursuant to the Note Purchase Agreement dated as of [            ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among Energy & Exploration Partners, LLC, a Delaware limited liability company (the “Issuer”), Energy & Exploration Partners, Inc., a Delaware corporation (the “Parent”), Cortland Capital Market Services LLC, as administrative agent (the “Administrative Agent”), and each holder from time to time party thereto, the Issuer hereby requests disbursements from the Funding Account to the Operating Account as follows:

Amount:	$

Requested disbursement date:                     .

Any and all funds disbursed from the Funding Account pursuant to Section 8.2(c) and this Invoice Disbursement Request shall be deposited into the Operating Account as follows:

[Bank]

[City, State]

[ABA#]

[Account#]

Attached to this Invoice Disbursement Request is (i) a description of anticipated costs to be covered by the disbursement or disbursements and supporting invoices, authorizations for expenditures, and work orders, (ii) a list of the Oil and Gas Properties described on the APOD currently in effect on which the proceeds of such disbursement or disbursements are to be spent, and (iii) an accounting of previous expenditures. All capitalized terms not otherwise defined herein shall have the meanings specified in the Agreement.

The undersigned, being the Chief Financial Officer of the Issuer, DOES HEREBY CERTIFY to the Holders and the Administrative Agent (in his capacity as an Authorized Officer of the Issuer), that:

1. As of the date of this Invoice Disbursement Request, each representation and warranty contained in Section 4 of the Agreement (excluding any representations and warranties that expressly refer to a different date) is true and correct in all material respects.

2. As of the date of this Invoice Disbursement Request, no Default or Event of Default has occurred and is continuing.

EXHIBIT O-1

3. Except as set forth on Schedule 4.9 to the Note Purchase Agreement, since December 31, 2012, there has occurred no event, act or condition which has had or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

4. Both before and after giving effect to the transfer of funds requested pursuant to this Invoice Disbursement Request, the Issuer is Solvent.

5. The Issuer reasonably expects, after giving effect to the proposed transfer of funds and based upon good faith determinations and projections consistent with the Financial Plan, to be in compliance in all material respects with all operating and financial covenants set forth in the Agreement as of the last day of each Fiscal Quarter ending prior to the Maturity Date; provided, however, that to the extent any operating or financial covenant herein contains any qualifying language as to materiality such as “material”, “in all material respects,” “except as could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect” or similar qualifying language, then the phrase “in all material respects” in this Section 5 shall be disregarded with respect to certifying compliance with respect to such operating and financial covenant.

6. The proceeds of any funds requested pursuant to this Invoice Disbursement Request will only be used in accordance with Section 2.4 of the Note Purchase Agreement.

[Signature Page Follows]

EXHIBIT O-2

ENERGY & EXPLORATION PARTNERS, LLC

By:
Name:
Title:

EXHIBIT O-3

SIGNATURE PAGE TO FORM OF INVOICE DISBURSEMENT REQUEST